Exhibit 2.2

TRANSACTION AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

SUBVERSIVE CAPITAL ACQUISITION CORP.,

TPCO LCV MERGER SUB INC.,

LEFT COAST VENTURES, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC

DATED AS OF NOVEMBER 24, 2020

i

EXHIBITS

Exhibit A	Certificate of Merger

Exhibit B	Form of Registration Rights Agreement

Exhibit C	Form of Sponsor Lock-Up and Forfeiture Agreement

Exhibit D-1	Form of Subversive Note

Exhibit D-2	Form of Subversive-Sisu Note

INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	Section 1.01
Adjustment Amount	Section 1.01
Affiliate	Section 1.01
Aggregate Option Exercise Price	Section 1.01
Aggregate Warrant Exercise Price	Section 1.01
Agreement	Preamble
Agreement Date	Section 1.01
Ancillary Agreement	Section 1.01
Balance Sheet	Section 3.05(a)(ii)
Base Value	Section 1.01
BCBCA	Section 1.01
Business Day	Section 1.01
Caliva	Section 1.01
Caliva Transaction	Section 1.01
Caliva Transaction Agreement	Section 1.01
Cannabis	Section 1.01
Cannabis License	Section 1.01
CARES Act	Section 1.01
Cash	Section 1.01
Cash Transaction Expenses	Section 1.01
CC-FS Earnout Shares	Section 1.01
CC-FS Merger Agreement	Section 1.01
Certificate of Merger	Section 2.01(c)
Change in Control	Section 1.01
Claim	Section 8.15
Closing	Section 2.01(b)
Closing Cash-Out Amount	Section 1.01
Closing Date	Section 2.01(b)
Closing Merger Consideration	Section 1.01
Closing Per Share Merger Consideration	Section 2.02(b)(i)
Closing VWAP	Section 1.01
COBRA	Section 3.17(g)
Code	Section 1.01
Common Stock True-Up Contingent Merger Consideration	Section 2.04(a)(i)(A)
Confidentiality Agreement	Section 5.03(d)
Consideration Spreadsheet	Section 2.03(a)
Constating Documents	Section 1.01
Contingent Cash-Out Amount	Section 1.01
Contingent Merger Consideration	Section 2.04(a)(i)(A)
Contingent Pro Rata Share	Section 1.01
Continuing Employee	Section 1.01
Contract	Section 1.01
COVID-19	Section 1.01
COVID-19 Requirements	Section 1.01
D&O Premium	Section 5.14(b)
Derivatives	Section 4.06
DGCL	Section 1.01
Dissenting Shares	Section 2.02(i)
Employed Option Holder	Section 1.01
Employee Plan,	Section 3.17(a)

v

INDEX OF DEFINED TERMS

(continued)

Term	Section
Employee Plans	Section 3.17(a)
Enforceability Limitations	Section 3.01(b)
Environmental and Safety Requirements	Section 1.01
Equity Securities	Section 1.01
ERISA	Section 1.01
ERISA Affiliate	Section 1.01
Escrow Account	Section 1.01
Escrow Agent	Section 1.01
Escrow Agreement	Section 1.01
Event	Section 1.01
Exchange	Section 1.01
Exchange Listing Manual	Section 1.01
Expense Account	Section 8.14(d)
Expense Fund	Section 1.01
Federal Cannabis Laws	Section 1.01
Final IPO Prospectus	Section 1.01
Financial Statements	Section 3.05(a)
Firm	Section 8.17
FIRPTA Certificate	Section 6.02(f)
First Level Trading Price Consideration	Section 2.04(a)(i)(A)
First Trading Price Threshold	Section 2.04(a)(i)(A)
Fluid South Tax Assessment	Section 1.01
Forgiven PPP Contingent Consideration	Section 2.04(b)
Forgiven PPP Loan Amount	Section 2.04(b)
Fully Diluted LCV Shares	Section 1.01
Goodwill Purchase Agreement	Section 1.01
Government Official	Section 1.01
Governmental Authority	Section 1.01
Governmental Authorization	Section 1.01
Hazardous Material	Section 1.01
Hemp	Section 1.01
Highest In the Money Exercise Price	Section 1.01
HMO,	Section 3.17(f)
HSR Act	Section 3.03
IFRS	Section 1.01
Immaterial Software License	Section 3.09(b)
Improper Payment Laws	Section 1.01
Improvements	Section 3.20(c)
Income Tax Return	Section 1.01
Income Taxes	Section 1.01
Indebtedness	Section 1.01
Insurance Policies	Section 3.16
Intellectual Property	Section 1.01
Intended Tax Treatment	Section 2.07
Interim Period	Section 5.01(a)
Inversion Treatment	Section 2.07
IPO Underwriter	Section 1.01
IRS	Section 1.01
Knowledge	Section 1.01

INDEX OF DEFINED TERMS

(continued)

Term	Section
Law	Section 1.01
LCV	Preamble
LCV 2019 Notes	Section 1.01
LCV 2020 Notes	Section 1.01
LCV 2020 Warrants	Section 1.01
LCV Board	Section 1.01
LCV Business	Section 1.01
LCV Charter	Section 1.01
LCV Class A Shares	Section 1.01
LCV Class B Shares	Section 1.01
LCV Constating Documents	Section 1.01
LCV Data	Section 1.01
LCV Disclosure Schedules	Section 1.01
LCV Entities	Section 1.01
LCV Fundamental Representations	Section 1.01
LCV Holder	Section 1.01
LCV Indemnified Parties	Section 5.14(a)
LCV Intellectual Property	Section 3.09(c)
LCV Option Cash-Out Amount	Section 2.02(d)(ii)
LCV Option Plan	Section 1.01
LCV Options	Section 1.01
LCV Parties	Section 1.01
LCV Prospectus Financial Statements	Section 1.01
LCV Retained Firms	Section 8.16(b)
LCV Share Certificate	Section 2.03(f)
LCV Shareholder Approval	Recitals
LCV Shareholder Materials	Section 5.10
LCV Shareholders	Section 1.01
LCV Shares	Section 1.01
LCV Transaction	Recitals
LCV Transaction Resolution	Section 1.01
Leased Real Property	Section 3.20(b)
Letter of Transmittal	Section 2.03(c)
Liabilities	Section 1.01
Liens	Section 1.01
Losses	Section 1.01
Material Adverse Effect	Section 1.01
Material Contracts	Section 3.10
Merger	Recitals
Merger Consideration	Section 1.01
MergerSub	Preamble
MergerSub Board	Section 1.01
MergerSub Constating Documents	Section 1.01
Nonparty Affiliate	Section 8.11
Non-U.S. Person	Section 1.01
Notes Repayment Amount	Section 1.01
Order	Section 1.01
Ordinary Course	Section 1.01
OSC	Section 1.01

INDEX OF DEFINED TERMS

(continued)

Term	Section
Outside Date	Section 7.02(b)(i)
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.03(b)
Paying Agent Agreement	Section 2.03(b)
Permitted Liens	Section 1.01
Permitted Transferee	Section 1.01
Person	Section 1.01
Personal Data	Section 1.01
PIPE Transaction	Section 1.01
PPP BofA Escrow Amount	Section 1.01
PPP BofA Lender	Section 1.01
PPP Escrow Agreements	Section 2.08
PPP Lender	Section 1.01
PPP Loan Forgiveness Application	Section 1.01
PPP Loans	Section 1.01
PPP Wells Fargo Escrow Amount	Section 1.01
PPP Wells Fargo Lender	Section 1.01
Privacy and Information Security Requirements	Section 1.01
Pro Forma Balance Sheet	Section 1.01
Pro Forma Capitalization Table	Section 1.01
Pro Rata Share	Section 1.01
Proceeding	Section 1.01
Process	Section 1.01
Processing	Section 1.01
Prospectus	Section 1.01
QT Proposal	Section 5.07(a)
Qualified Investor	Section 1.01
Qualifying Transaction	Recitals
Real Property Leases	Section 3.10(a)(v)
Reference Date	Section 3.07
Registration Rights Agreement	Section 1.01
Related Party	Section 1.01
Related Party Transaction	Section 1.01
Release	Section 1.01
Remaining Tax Deficiency Holdback Shares	Section 2.04(c)
Reorganization Treatment	Section 2.07
Representative	Section 1.01
Rollover Option	Section 2.02(d)(ii)
Sanctioned Country	Section 4.17(b)
Sanctioned Party	Section 4.17(c)
SBA	Section 2.08
SC Share Consideration	Section 1.01
Second Level Trading Price Consideration	Section 2.04(a)(i)(D)
Second Trading Price Threshold	Section 2.04(a)(i)(D)
Securities Act	Section 1.01
SECURITIES ACT	Section 2.06(b)
Securities Authority	Section 1.01
Securities Laws	Section 1.01

INDEX OF DEFINED TERMS

(continued)

Term	Section
SEDAR	Section 1.01
Service Provider	Section 1.01
Shareholders’ Representative	Section 8.14(a)
Shareholders’ Representative Costs	Section 8.14(d)
Sisu	Section 1.01
Sisu Base Value	Section 1.01
Sisu Cash Consideration	Section 1.01
Sisu Consideration Number	Section 2.03(i)
Sisu Delivered Holdback Shares	Section 2.03(j)
Sisu Holdback Share Consideration	Section 2.03(j)
Sisu Holdback Shares	Section 1.01
Sisu Merger Agreement	Section 1.01
Sisu Merger Consideration	Section 1.01
Sisu Remaining Holdback Shares	Section 2.03(j)
Sisu SC Reduction Shares	Section 1.01
Sisu Share Consideration	Section 1.01
Software	Section 1.01
Sol Distro	Section 1.01
SPACs	Recitals
Sponsor	Section 1.01
Sponsor Lock-Up and Forfeiture Agreement	Section 1.01
Subsidiary	Section 1.01
Subversive	Preamble
Subversive Board	Section 1.01
Subversive Class A Restricted Voting Units	Section 1.01
Subversive Class A Shares	Section 1.01
Subversive Class B Shares	Section 1.01
Subversive Common Shares	Section 1.01
Subversive Constating Documents	Section 1.01
Subversive Disclosure Schedules	Section 1.01
Subversive Financial Statements	Section 4.13(a)
Subversive Fundamental Representations	Section 1.01
Subversive Note	Section 1.01
Subversive Parties	Section 1.01
Subversive Retained Firms	Section 8.16(a)
Subversive Securities Authorities	Section 1.01
Subversive Shareholders	Section 1.01
Subversive Shares	Section 1.01
Subversive Subscription Consideration	Section 2.03(h)
Subversive-Sisu Note	Section 1.01
Support and Lock-Up Agreement	Section 1.01
Surviving Company	Recitals
Systems	Section 3.09(e)
Tax	Section 1.01
Tax Deficiency Consideration	Section 2.04(c)
Tax Deficiency Holdback Amount	Section 1.01
Tax Deficiency Holdback Period	Section 2.03(l)
Tax Deficiency Holdback Shares	Section 1.01
Tax Return	Section 1.01

INDEX OF DEFINED TERMS

(continued)

Term	Section
Taxes	Section 1.01
THC	Section 1.01
Third Level Price Consideration	Section 2.04(a)(i)(E)
Third Trading Price Threshold	Section 2.04(a)(i)(E)
Top Supplier	Section 3.21
Trademarks	Section 1.01
Trading Price Issuance Date	Section 2.04(a)(ii)
Trading Price Measurement Period	Section 2.04(a)(i)(F)
Trading Price Threshold	Section 2.04(a)(i)(E)
Transaction Document	Section 1.01
Transaction Expenses	Section 1.01
Treasury Regulations	Section 1.01
U.S	Section 1.01
U.S. Holdco	Section 1.01
U.S. Person	Section 1.01
United States	Section 1.01
Vested In-the-Money LCV Options	Section 1.01
Vested LCV Options	Section 1.01
VWAP	Section 1.01
Warrant	Section 1.01

x

TRANSACTION AGREEMENT AND PLAN OF REORGANIZATION

This TRANSACTION AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of November 24, 2020, is entered into by and between Subversive Capital Acquisition Corp., a corporation existing under the laws of the Province of British Columbia (“Subversive”), TPCO LCV Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Subversive (“MergerSub”), Left Coast Ventures, Inc., a Delaware corporation (“LCV”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Shareholders’ Representative. Subversive, MergerSub, LCV and the Shareholders’ Representative are each referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Subversive and LCV each desire that Subversive acquire all of the LCV Shares upon the terms and subject to the conditions set forth in this Agreement by means of a merger (the “Merger”) of MergerSub with and into LCV with LCV surviving the merger (the “Surviving Company”) and becoming a wholly owned Subsidiary of Subversive (the “LCV Transaction”);

WHEREAS, the LCV Transaction, together with the Caliva Transaction, is intended to constitute the “qualifying transaction” (as such term is defined in the Exchange Listing Manual and pertaining to special purpose acquisition corporations (“SPACs”)) (a “Qualifying Transaction”) of Subversive;

WHEREAS, the Subversive Board and the MergerSub Board have each unanimously determined that the LCV Transaction is in the best interests of Subversive and MergerSub and fair to their respective shareholders, and have resolved to support the LCV Transaction and enter into this Agreement;

WHEREAS, the LCV Board has unanimously determined that the LCV Transaction is in the best interests of LCV and fair to its shareholders, and has resolved to support the LCV Transaction and enter into this Agreement;

WHEREAS, the completion by LCV of the LCV Transaction will require the affirmative vote, whether at a meeting or by a written consent, of the LCV Shareholders holding a majority of the votes represented by the outstanding LCV Shares, voting together as if they were holders of a single class of shares (the “LCV Shareholder Approval”);

WHEREAS, for U.S. federal income tax purposes, Subversive, MergerSub and LCV intend that (a) the LCV Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (b) the LCV Transaction and the Caliva Transaction, shall be treated as occurring pursuant to a plan or series of related transactions for purposes of Code Section 7874 and Treasury Regulations Section 1.7874-2(e)), and (c) this Agreement will constitute a “plan of reorganization” with the meaning of Treasury Regulations Sections 1.368-1(c), 1.368-2(g) and 1.368-3(a), and that Subversive, MergerSub and LCV will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code; and

WHEREAS, certain LCV Shareholders have concurrently with the execution and delivery of this Agreement entered into a Support and Lock-Up Agreement with Subversive.

NOW, THEREFORE in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01    CERTAIN DEFINITIONS. For purposes of this Agreement, including the Recitals:

“Acquisition Proposal” means any offer, proposal or inquiry (whether written or oral) from any Person or group of Persons or any Affiliate of any Person (other than Subversive or its Affiliates) acting jointly or in concert after the Agreement Date relating to: (a) any sale or disposition (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), direct or indirect, of: (i) assets representing five percent (5%) or more of the fair market value of the consolidated assets of the LCV Entities or contributing five percent (5%) or more of the annual consolidated net revenue, annual consolidated net income or consolidated book value of the LCV Entities or (ii) five percent (5%) or more of the outstanding voting or equity securities of any LCV Entity (or rights or interests in such voting or equity securities); (b) any take-over bid, exchange offer or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning ten percent (10%) or more of any class of voting or equity securities of any LCV Entity; (c) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving any LCV Entity; (d) any other similar transaction or series of transactions involving any LCV Entity; or (e) a material financing transaction, in the case of clauses (a) through (e), excluding this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

“Adjustment Amount” means an amount, whether positive or negative, equal to: (i) the aggregate Cash held by the LCV Entities as of the Closing Date, plus (ii) all Cash Transaction Expenses, less (iii) the total Indebtedness of the LCV Entities as of the Closing Date.

“Affiliate” has the meaning ascribed to such term in National Instrument 45-106 Prospectus Exemptions.

“Aggregate Option Exercise Price” means the sum of the cash exercise prices payable upon exercise of all Vested In-the-Money LCV Options.

“Aggregate Warrant Exercise Price” means the sum of the cash exercise prices payable upon exercise of all LCV 2020 Warrants.

“Agreement Date” means the date of this Agreement.

“Ancillary Agreement” means the Registration Rights Agreement and the Sponsor Lock-up and Forfeiture Agreement.

“Base Value” means an amount equal to $151,000,000; plus (ii) the Aggregate Option Exercise Price; plus (iii) the Aggregate Warrant Exercise Price; plus (iv) the Adjustment Amount as of the Closing Date; and less (v) the Expense Fund.

“BCBCA” means the Business Corporations Act (British Columbia).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Toronto, Ontario, Canada, Vancouver, British Columbia, Canada or in the State of California, United States of America.

“Caliva” means CMG Partners, Inc., a Delaware corporation.

“Caliva Transaction” means the transactions contemplated under the Caliva Transaction Agreement.

“Caliva Transaction Agreement” means the agreement governing the terms and conditions of the Caliva Transaction.

“Cannabis” means all parts of the plant Cannabis sativa L. containing more than 0.3 percent THC, whether growing or not; the seeds thereof; the resin extracted from any part of such plant; and every compound, manufacture, salt, derivative, mixture, or preparation of such plant, its seeds or resin. The term does not include the mature stalks of such plant, fiber produced from such stalks, oil or cake made from the seeds of such plant, any other compound, manufacture, salt, derivative, mixture, or preparation of such mature stalks (except the resin extracted therefrom), fiber, oil, or cake, or the sterilized seed of such plant which is incapable of germination.

“Cannabis License” means any temporary, provisional, term limited, or permanent permit, license, registration, variance, clearance, consent, commission, franchise, exemption, order, authorization, or approval from any Governmental Authority that regulates the cultivation, manufacture, processing, marketing, sale or distribution of Cannabis products, whether for medical or recreational use, including but not limited to the annual cannabis license issued by the State of California (including by the Bureau of Cannabis Control, the California Department of Food and Agriculture or the California Department of Public Health, as applicable).

“Cash” means the aggregate amount of all unrestricted cash and cash equivalents (including marketable securities, short term investments, liquid instruments, petty cash, deposits in transit to the extent there has been a reduction of receivables on account therefor, the amount of any received and uncleared checks, wires or drafts (but not including the amount of any issued but uncleared checks, wires or drafts) and all cash held in an LCV Entity’s bank and other accounts, in each case calculated in accordance with IFRS using, to the extent in accordance with IFRS, the same accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Balance Sheet.

“Cash Transaction Expenses” means the amount of Transaction Expenses that are paid by LCV on or prior to the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“CC-FS Earnout Shares” means a number of LCV Class A Shares equal to the sum of the remaining “Earn Out” as defined in the CC-FS Merger Agreement.

“CC-FS Merger Agreement” means that certain merger agreement, made and entered into on June 10, 2019, as amended, by and among LCV, FS Merger Sub, Inc., CC Merger Sub, Inc., Fluid South, Inc., Capitol Cocoa, Inc., Jeff Droege, Shanna Droege, Nazila Hedayat and Jon Paul Woodliff.

“Change in Control” has the meaning set forth in the Caliva Transaction Agreement.

“Closing Cash-Out Amount” means, with respect to each LCV Share, each LCV 2019 Note and each LCV 2020 Warrant being converted into the right to receive cash in accordance with Section 2.02(b)(ii), Section 2.02(e)(ii) and Section 2.02(f)(ii), respectively, an amount of cash equal to the product of (a) the Closing Per Share Merger Consideration, multiplied by (b) the Closing VWAP.

“Closing Merger Consideration” means, a number of Subversive Common Shares equal to (a) the quotient of (i) an amount equal to (A) the Base Value minus (B) the Sisu Base Value minus (C) the Sisu Cash

Consideration minus (D) the Notes Repayment Amount minus (E) the PPP BofA Escrow Amount minus (F) the PPP Wells Fargo Escrow Amount minus (G) the Tax Deficiency Holdback Amount, divided by (ii) $10, minus (b) the SC Share Consideration.

“Closing VWAP” means the volume weighted average price per share of the Subversive Class A Shares on the Exchange (or on the principal exchange on which the Subversive Class A Shares are then traded) for the ten (10) consecutive trading days ending on the Business Day that is three (3) Business Days prior to the Closing Date, as reported by Bloomberg Finance L.P.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Constating Documents” means memorandum of association, memorandum of continuance, certificate of incorporation or articles of incorporation, amalgamation, or continuation, by-laws, constitution, operating agreement, limited liability company agreement or certificate of formation, as applicable, and all amendments to such memorandum of association, memorandum of continuance, certificate of incorporation or articles of incorporation, by-laws, constitution, operating agreement, limited liability company agreement or certificate.

“Contingent Cash-Out Amount” means, with respect to each LCV Shareholder, each holder of the LCV 2019 Notes or each holder of the LCV 2020 Warrants, as applicable, receiving cash pursuant to Section 2.04(a)(ii), an amount of cash equal to the product of (a) the Contingent Merger Consideration that such LCV Shareholder, holder of the LCV 2019 Notes or holder of the LCV 2020 Warrants would have received if it was a Non-U.S. Person or a U.S. Person that is, to the reasonable belief of LCV and Subversive, a Qualified Investor, multiplied by (b) the volume weighted average price per share of the Subversive Class A Shares (as reported by Bloomberg Finance L.P.) on the Exchange (or on the principal exchange on which the Subversive Class A Shares are then traded) for the five (5) consecutive trading days ending on the Business Day that is three (3) Business Days prior to the date that the Contingent Merger Consideration is issued to each LCV Shareholder, each holder of the LCV 2019 Notes or each holder of the LCV 2020 Warrants, as applicable, who is a Non-U.S. Person or a U.S. Person that is, to the reasonable belief of LCV and Subversive, a Qualified Investor, pursuant to Section 2.04(a)(ii).

“Contingent Pro Rata Share” means, with respect to each LCV Shareholder, each holder of the LCV 2019 Notes, each holder of the LCV 2020 Warrants and each Employed Option Holder, a fraction, expressed as a percentage: (a) the numerator of which is aggregate number of (i) LCV Shares held by such LCV Shareholder, (ii) LCV Shares issued or deemed issued upon (1) the conversion of the LCV 2019 Notes held by such holder of the LCV 2019 Notes or (2) exercise of the LCV 2020 Warrants held by such holder of the LCV 2020 Warrants and (iii) LCV Shares subject to the Rollover Options held by such Employed Option Holder and (b) the denominator of which is the aggregate number of LCV Shares issued (or deemed issued) and outstanding, assuming the exercise or conversion of all LCV 2019 Notes, all LCV 2020 Warrants and all Rollover Options held by all Employed Option Holders, immediately prior to the Effective Time.

“Continuing Employee” means each employee of any LCV Entity that remains employed immediately after the Closing by Subversive, the Surviving Company or any Affiliate thereof and for purposes of Section 2.04 of this Agreement, an employee of any LCV Entity, Subversive, the Surviving Company or any Affiliate who has remained employed by any such entity on a continuous basis through the applicable date set forth in Section 2.04(a)(ii), Section 2.03(j), Section 2.04(b) and Section 2.04(c).

“Contract” means all contracts, agreements, licenses, commitments, obligations and understandings, in any case whether written or oral, to which any Person is party or by which any of their assets are bound, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

“COVID-19” means the Coronavirus Disease 2019, or any similar or related disease caused by the SARS- CoV-2 virus, or any mutation or evolution thereof.

“COVID-19 Requirements” means any policies, guidelines or Laws enacted, directly or indirectly, in response to or in connection with COVID-19 (including (i) any “shelter-in-place”, “stay at home” or similar Orders, (ii) the Cybersecurity and Infrastructure Security Agency Critical Infrastructure Worker Guidance 2.0, as may be amended, supplemented, updated or otherwise modified from time to time, (iii) the CARES Act and (iv) any guidance released by the Centers for Disease Control and Prevention).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Employed Option Holder” means, as of the date of any payment pursuant to Section 2.04 or Section 2.03(j), a holder of Rollover Options who is a Continuing Employee as of such date.

“Environmental and Safety Requirements” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety, (iii) the Release or threatened Release of, or exposure to, any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and, without limiting the generality of the foregoing, includes the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. § 300(f) et seq.) and Proposition 65, as amended (California Health and Safety Code Sections 25249.5 et seq.), and any applicable federal, state, local or foreign Law having a similar subject matter.

“Equity Securities” means, (i) if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests or partnership interests, (ii) other securities directly or indirectly convertible into, or exercisable or exchangeable for, any securities described in clause (i) above, (iii) any options, warrants or rights to directly or indirectly subscribe for or purchase, any securities described in clause (i) or (ii) above, or (iv) any agreement containing profit participation or phantom equity features with respect to any Person that is an entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” means any LCV Entity, LCV Shareholder or any predecessor of any LCV Entity and any LCV Shareholder and any other Person who constitutes or has constituted all or part of a controlled group or had been or is under common control with, or whose employees were or are treated as employed by any LCV Entity, any LCV Shareholder or predecessor of LCV Entity and any LCV Shareholder, under Section 414 of the Code or Section 4001(b) of ERISA.

“Escrow Account” means the escrow account of Subversive established and maintained by the Escrow Agent, which holds in escrow the gross proceeds of the initial public offering of the Subversive Class A Restricted Voting Units, including the gross proceeds of the over-allotment option.

“Escrow Agent” means Olympia Trust Company, in its capacity as escrow agent, under the Escrow Agreement, and its successors and permitted assigns.

“Escrow Agreement” means the escrow agreement dated July 16, 2019, among Subversive, Odyssey Trust Company, and the IPO Underwriter, as supplemented by a successor escrow agreement, entered into among Subversive, the Escrow Agent, Odyssey Trust Company, and the IPO Underwriter.

“Exchange” means the NEO Exchange Inc.

“Exchange Listing Manual” means the Neo Exchange Inc. Listing Manual.

“Expense Fund” means $50,000, designated as an expense fund to be deposited by Subversive with the Shareholders’ Representative at the Closing and held by the Shareholders’ Representative in the Expense Account.

“Federal Cannabis Laws” means any U.S. federal laws (civil, criminal or otherwise), regulations, and binding policies and guidance, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, marketing, sale and possession of Cannabis or products containing or relating to the same, including, without limitation, the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301-392, the prohibitions on drug trafficking under the Controlled Substances Act, 21 U.S.C. § 801, et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Final IPO Prospectus” means the final long-form prospectus of Subversive dated July 10, 2019, in connection with its initial public offering of Subversive Class A Restricted Voting Units.

“Fluid South Tax Assessment” means the IRS tax assessment, dated August 10, 2020, for Fluid South, Inc., for the tax years 2015 and 2016 under which Fluid South, Inc. owes the Tax Assessment Liability Amount.

“Fully Diluted LCV Shares” means the number of LCV Class A Shares issued or deemed to be issued, as applicable, and outstanding as of immediately prior to the Effective Time assuming the exercise or conversion, as applicable, of all outstanding options, all outstanding LCV 2020 Warrants and all outstanding LCV 2019 Notes into LCV Class A Shares (including the LCV Class B Shares), whether or not vested, convertible or exercisable; provided, that solely for purposes of Section 2.02(b)(i), Section 2.02(e)(i) and Section 2.02(f)(i), LCV Options that are not Vested In-the-Money LCV Options shall be excluded in calculating Fully Diluted LCV Shares.

“Goodwill Purchase Agreement” means that certain Goodwill Purchase Agreement, dated as of June 10, 2019, as amended, by and among LCV and certain other parties thereto.

“Governmental Authority” means any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, body or entity and any court or other tribunal), including, for greater certainty, a Securities Authority; (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (e) applicable stock exchange; or (f) applicable self-regulatory organization.

“Governmental Authorization” means any consent, approval, permit, license, certificate, franchise, permission, variance, waiver, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Government Official” means, collectively, any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof and any candidate for political office.

“Hazardous Material” means hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; hazardous materials as defined by the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. § 2011 et seq.; asbestos; lead; polychlorinated biphenyls; microbial matter, biological toxins, mycotoxins, mold or mold spores; and other material, substance or waste to which liability or standards of conduct may be imposed, or which requires or may require investigation, under any applicable Environmental and Safety Requirements.

“Hemp” means the plant Cannabis sativa L. and any derivatives thereof, including the seeds, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a THC concentration of less than 0.3 percent on a dry weight basis (as measured in accordance with USDA’s final interim rule titled “Establishment of a Domestic Hemp Production Program” (84 FR 58,564)).

“Highest In the Money Exercise Price ” means the highest per share exercise price at which the product of (x) the Closing Per Share Merger Consideration and (y) $10 would exceed such highest per share exercise price assuming that (a) all Vested LCV Options outstanding immediately prior to the Effective Time (i) with a per share exercise price equal to or less than such highest per share exercise price are included in the Fully Diluted LCV Shares and (ii) with a per share exercise price greater than such highest per share exercise price are excluded from the Fully Diluted LCV Shares and (b) the sum of the exercise prices of all Vested LCV Options (i) with a per share exercise price equal to or less than such highest per share exercise price were included in the Aggregate Option Exercise Price and (ii) with a per share exercise price greater than such highest per share exercise price were excluded from the Aggregate Option Exercise Price.

“IFRS” means International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (IASB), together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Improper Payment Laws” means the United States Foreign Corrupt Practices Act of 1977 or any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax of any party or the administration of any Laws or administrative requirements relating to any Income Tax.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations under swaps, hedges or similar instruments, (d) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business) outstanding as of the Closing Date), holdbacks, payments under non- compete agreements and seller notes, (e) all obligations created or arising under any conditional sale or other title retention agreement, (f) all obligations secured by a Lien, (g) all obligations under leases which shall have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (h) all obligations in respect of bankers’ acceptances, surety bonds, performance bonds or letters of credit, (i) all obligations of any third party which are directly or indirectly guaranteed by such Person or in respect of which such Person has otherwise assured an obligee against loss, and (j) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (a) through (j) above. Notwithstanding anything to the contrary provided herein, “Indebtedness” shall not include (x) any obligations arising pursuant to any leases for real property in compliance with such leases, which shall have been or should be, in accordance with U.S. GAAP, treated as classified leases, (y) any cash or other obligations for the deferred purchase price, including, in particular any earn-outs, outstanding under the CC-FS Merger Agreement and the Goodwill Purchase Agreement as of the Closing Date and (z) any amounts outstanding under the PPP Loans.

“Intellectual Property” means, collectively, all of the following and all rights of the following types, in the United States and all countries or jurisdictions foreign thereto, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, patent disclosures, including continuations, divisional, continuations-in-part, renewals, reexamination, and reissues, utility models, and other industrial property rights, (b) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all moral rights and copyrights in any work of authorship (including catalogues and related copy, databases, software, and mask works) and all applications, registrations, and renewals in connection therewith, (d) all trade secrets, confidential business information, ideas, research and development, know- how, methods, formulas, recipes, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, ingredients lists, pricing and cost information, and business and marketing plans and proposals), (e) all websites, computer software and firmware (including source code, executable code, data, databases, user interfaces, algorithms and related documentation) (collectively, “Software”), (f) all rights to privacy and publicity and all name, image, and likeness rights, (g) all other proprietary and intellectual property rights, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (i) the exclusive right to display, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing, and (j) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“IPO Underwriter” means Canaccord Genuity Corp.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to LCV, the actual knowledge of the individuals set forth in Section 1.01(a) of the LCV Disclosure Schedule, after making reasonable inquiries of those employees who would reasonably be expected to have knowledge regarding the relevant matter, and (b) with respect to Subversive, the actual knowledge of (i) Michael Auerbach and (ii) Leland Hensch, and the knowledge of the individuals set forth in clauses (i) and (ii) after making reasonable inquiries of those employees who would reasonably be expected to have knowledge regarding the relevant matter.

“Law” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, consent order, consent decree, decree, Order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority.

“LCV 2019 Notes” means the convertible promissory notes issued by LCV to numerous investors pursuant to the Note Purchase Agreement, dated March 28, 2019, as amended.

“LCV 2020 Notes” means the promissory notes issued by LCV to (i) Fireman Capital Partners III LP, dated July 17, 2020, as amended, in the principal amount of $6,170,671.06, (ii) Procurator Holdings, LLC, dated August 31, 2020, as amended, in the principal amount of $46,117.89, (iii) Wildcat Opportunistic Fund LLC—Series C, dated August 31, 2020, as amended, in the principal amount of $719,236.14, (iv) Paul Akers, dated August 31, 2020, as amended, in the principal amount of $11,068.29, (v) Murphy Ofutt LCV LLC, dated September 1, 2020, as amended, in the principal amount of $408,333.33, (vi) Bassler Co. Corp, dated September 2, 2020, as amended, in the principal amount of $440,762.21 and (vii) Crocket Resources, S.A., dated September 2, 2020, as amended, in the principal amount of $2,203,811.08.

“LCV 2020 Warrants” means the warrants issued to each of the holders of the LCV 2020 Notes, as amended.

“LCV Board” means the board of directors of LCV, as constituted from time to time in accordance with the LCV Constating Documents.

“LCV Business” means the conduct, directly or indirectly, of one or more of the following activities: (a) the ownership, operation and/or management of any state-licensed Cannabis and Hemp, manufacturing, production or distribution facilities, dispensaries or related businesses; (b) the development, manufacture, cultivation, harvesting, production, processing, marketing, offering for sale, distribution, delivery and/or sale of any products or services, in each case, relating to Cannabis and Hemp, regardless of the form, method of delivery or use, including any similar or related products, services or technology; and (c) the engagement in industrial and/or agricultural research and/or the development of any proprietary products or Intellectual Property, in each case, relating to Cannabis and Hemp. For clarity and without limiting the foregoing, the “LCV Business” includes the businesses operated by the LCV Entities.

“LCV Charter” means the Amended and Restated Certificate of Incorporation of LCV dated July 17, 2020, as corrected.

“LCV Class A Shares” means the shares of Class A Common Stock as defined in the LCV Charter.

“LCV Class B Shares” means the shares of Class B Common Stock as defined in the LCV Charter.

“LCV Constating Documents” means the Constating Documents of LCV, including the LCV Charter and the bylaws of LCV.

“LCV Data” means all sensitive data contained in the systems, databases, files or other records of any LCV Entity and all other information and data compilations used by any LCV Entity, whether or not in electronic form, including Personal Data.

“LCV Disclosure Schedules” means the LCV disclosure schedules delivered by LCV to Subversive on the Agreement Date.

“LCV Entities” means, collectively, LCV and its Subsidiaries.

“LCV Fundamental Representations” means, collectively, Section 3.01, Section 3.04, Section 3.07, Section 3.15, Section 3.19, Section 3.27 and Section 3.28.

“LCV Holder” means, collectively, the LCV Shareholders and the holders of LCV Options.

“LCV Option Plan” means the Left Coast Ventures, Inc. Amended and Restated 2018 Equity Incentive Plan.

“LCV Options” means all outstanding options issued by LCV to acquire LCV Class A Shares pursuant to the LCV Option Plan.

“LCV Parties” means, the LCV Entities and their respective Affiliates and their respective equity holders and Representatives.

“LCV Prospectus Financial Statements” means, (a) an audited statement of comprehensive income, a statement of changes in equity and a statement of cash flows for financial years ended December 31, 2019 and 2018 and the period ended September 30, 2020, and (b) an audited statement of financial position as at the end of September 30, 2020 and December 31, 2019 together with the notes thereto and (c) such other financial statements of the LCV Entities as are required to be included in the Prospectus pursuant to applicable Laws and all prepared in accordance with IFRS.

“LCV Shareholders” means the holders of LCV Shares, as of immediately prior to the Effective Time, registered as such in the register of shareholders of LCV.

“LCV Shares” means, collectively, the LCV Class A Shares and the LCV Class B Shares.

“LCV Transaction Resolution” means the written resolution of the LCV Shareholders evidencing the LCV Shareholder Approval.

“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

“Liens” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, option, right of first refusal, preemptive right, or community property interest or any restriction (except those contained in the applicable articles) on the voting of any security or the transfer of any security or asset, but excluding non-exclusive Intellectual Property licenses entered into in the Ordinary Course.

“Losses” means any and all Liabilities, losses, damages, awards, judgments, royalties, deficiencies, penalties, fines, Taxes, demands, claims, costs and expenses (including reasonable fees and expenses of attorneys, accountants and other advisors and experts paid in connection with the investigation, prosecution or defense of, and all amounts paid in settlement with respect to, any of the foregoing or any Proceeding relating to any of the foregoing, including in respect of enforcement of indemnity rights hereunder).

“Material Adverse Effect” when used in connection with a Party means any change, event, development, occurrence, effect, state of facts or circumstance (each, an “Event”) that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect to the business, condition (financial or otherwise), assets, liabilities or results of operations of that Party and its Subsidiaries, taken as a whole, or would be reasonably expected to, prevent or materially delay that Party from consummating the transactions contemplated by this Agreement, other than Events that arise from or in connection with (either alone or in combination): (i) general global political, economic, financial, currency exchange, securities, capital or credit market conditions; (ii) any act of terrorism, war (whether or not declared), armed hostilities, riots, insurrection, civil disorder, military conflicts or other armed conflict, in each case, whether occurring within or outside of Canada or the United States, or any material worsening of such conditions threatened or existing as of the date hereof; (iii) any climatic or other natural events, calamities or conditions (including drought, other weather conditions, any natural disaster, national or global health emergencies or pandemics (including the COVID-19 pandemic) or any material worsening of such conditions threatened or existing as of the date hereof; (iv) any change or proposed change in Law (including taxation laws), IFRS, U.S. GAAP or accounting rules or the interpretation thereof applicable to the industries or markets in which either Party operates; (v) any change affecting the industries or markets in which such Party operates; (vi) the announcement of the execution of this Agreement or the pending consummation of this Agreement or the Caliva Transaction Agreement, the Caliva Transaction or any other transactions contemplated by this Agreement or the Caliva Transaction Agreement; (vii) any failure by LCV to meet any internal or published projections, forecasts, or revenue or earnings predictions (but not the cause or causes of any such failure) or (viii) compliance with the terms of and the taking of any action required by, this Agreement or the Caliva Transaction Agreement or the Caliva Transaction or LCV Transaction, or the taking or not taking of any action at the request of, or with the written consent of, the other Party; except in the case of clauses (i) through (v) above, such exceptions will not apply to the extent such Event has had a disproportionate effect on such Party relative to similarly situated businesses in the same industry and markets.

“Merger Consideration” means, collectively, (i) an amount equal to the Closing Merger Consideration, plus (ii) the Contingent Merger Consideration, if any.

“MergerSub Board” means the board of directors of MergerSub, as constituted from time to time in accordance with the MergerSub Constating Documents.

“MergerSub Constating Documents” means the Constating Documents of MergerSub.

“Non-U.S. Person” shall mean a Person other than a U.S. Person.

“Notes Repayment Amount” means $15,000,000.

“Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, whether preliminary or final, promulgated or entered into by or with any Governmental Authority.

“Ordinary Course” means, with respect to an action taken by a Party, that such action (a) is consistent with the past practices of such Party and (b) is taken in the ordinary course of the operations of the business of such Party.

“OSC” means the Ontario Securities Commission.

“Permitted Liens” means (a) statutory liens for current Taxes which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by a Party and its Subsidiaries, (b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar statutory Liens arising in the Ordinary Course, (c) Liens consisting of pledges or deposits required in the Ordinary Course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers, (d) any interest or title of a lessor or sublessor (or licensor or sublicensor), as lessor or sublessor, under any lease (or license) and any precautionary uniform commercial code financing statements filed under any lease that do not materially detract from the value of or interfere with a Party’s and its Subsidiaries’ present uses or occupancy of such property, (e) easements, rights of way and liens or restrictions on use that are imposed by law relating to zoning, building or land use, (f) purchase money security interests and any Lien securing obligations reflected in the financial statements of a Party, (g) any other non-monetary encumbrance that does not materially detract from the value of or materially interfere with a Party’s and its Subsidiaries’ present uses or occupancy of their respective assets, and (h) Liens created by or through Subversive upon or after the Closing.

“Permitted Transferee” means (a) in the case of a natural Person, to such Person’s (i) parents, spouse, siblings, or natural or adopted children, (ii) a trust or trusts, exclusively for the benefit of such Persons or (iii) an entity in which one or more of such Persons hold the entire beneficial interest; (b) upon the death of a natural Person, to such Person’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries; (c) in the case of a Person other than a natural Person, to any Affiliate of such Person; and (d) in the case of the winding up or liquidation of a Person other than a natural person, to its Affiliates, shareholders, members or partners, as applicable.

“Person” means an individual, company (including not-for-profit company), corporation (including a not- for-profit corporation), body corporate, general or limited partnership, limited liability partnership, limited liability company, unlimited liability corporation, joint venture, trust, estate, association, trustee, executor, administrator, legal representative, Governmental Authority, unincorporated organization or other entity.

“Personal Data” means all data in the possession, custody or control of an LCV Entity that identifies or locates a natural person or that, in combination with other reasonably available data, can reasonably be used to identify or locate a natural person.

“PIPE Transaction” means any treasury offering of subscription receipts of Subversive on a brokered or non-brokered private placement basis, whereby each such subscription receipt will entitle the holder thereof to ultimately receive one Subversive Common Share on or around the Closing Date.

“PPP BofA Escrow Amount” means $50,040.00.

“PPP BofA Lender” means Bank of America.

“PPP Lender” shall means the PPP BofA Lender and PPP Wells Fargo Lender, collectively.

“PPP Loans” shall mean the loan received by (i) Lief Holdings LLC under the SBA’s Paycheck Protection Program under the CARES Act from Bank of America and (ii) EKO Holdings LLC under the SBA’s Paycheck Protection Program under the CARES Act from Wells Fargo.

“PPP Loan Forgiveness Application” means an application for PPP Loan forgiveness in the form most recently provided by the SBA or by the PPP Lender, including any supporting documentation required in connection therewith, which is submitted to the applicable PPP Lender for the purpose of receiving forgiveness of all eligible PPP Loan amounts outstanding pursuant to the terms of the Paycheck Protection Program of the CARES Act, as amended or supplemented or otherwise modified from time to time.

“PPP Wells Fargo Escrow Amount” means $248,396.00.

“PPP Wells Fargo Lender” means Wells Fargo.

“Privacy and Information Security Requirements” means (a) all applicable Laws relating to the Processing of Personal Data, data privacy or information security, to the extent applicable to LCV Entities and (b) the Payment Card Industry Data Security Standards.

“Pro Forma Balance Sheet” means a pro forma consolidated balance sheet of Subversive, presented assuming the consummation of the Caliva Transaction, the LCV Transaction and the SC Transactions (as such term is defined in the Caliva Agreement) and all of the transactions contemplated hereby and thereby, and the payment or accrual of all transaction expenses in connection therewith.

“Pro Forma Capitalization Statement” means a capitalization table setting forth the total authorized Equity Securities and total outstanding Equity Securities of Subversive, presented assuming the consummation of the Caliva Transaction, the LCV Transaction and the SC Transactions (as such term is defined in the Caliva Agreement) and all of the transactions contemplated hereby and thereby, including (i) the aggregate number of Equity Securities of Subversive issued or reserved for issuance with respect to the LCV Transaction, (ii) the aggregate number of Equity Securities of Subversive issued or reserved for issuance with respect to the Caliva Transaction, (ii) the aggregate number of Equity Securities of Subversive issued or reserved for issuance with respect to the SC Transactions (as such term is defined in the Caliva Agreement), and (iv) the aggregate number of Equity Securities of Subversive issued or reserved for issuance to Sponsor and its Affiliates.

“Pro Rata Share” means, with respect to each LCV Shareholder, each holder of the LCV 2019 Notes and each holder of the LCV 2020 Warrants, a fraction, expressed as a percentage: (a) the numerator of which is aggregate number of (i) LCV Shares held by such LCV Shareholder and/or (ii) LCV Shares issued or deemed issued upon (1) the conversion of the LCV 2019 Notes held by such holder of the LCV 2019 Notes or (2) exercise of the LCV 2020 Warrants held by such holder of the LCV 2020 Warrants and (b) the denominator of which is the aggregate number of LCV Shares issued (or deemed issued) and outstanding, assuming the exercise or conversion of all LCV 2019 Notes and all LCV 2020 Warrants, as applicable, immediately prior to the Effective Time.

“Proceeding” means any action, suit, claim (or counterclaim), cause of action, charge, complaint, litigation, arbitration, mediation, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration or mediation panel, or any administrative or supervisory action taken by a Governmental Authority.

“Process” or “Processing” means the collection, use, storage, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” means the preliminary prospectus and/or final prospectus of Subversive, and any amendment thereto, as the context requires, containing disclosure regarding, among other things, Subversive and the completion of the LCV Transaction and the Caliva Transaction (and any related matters), as the Qualifying Transaction of Subversive.

“Qualified Investor” means a LCV Shareholder that either (a) qualifies as an accredited investor, as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, as mutually determined by Subversive and LCV in their reasonable discretion, or (b) otherwise may receive Subversive Common Shares in the LCV Transaction pursuant to an available exemption from the registration requirements of the Securities Act as mutually determined by Subversive and LCV in their reasonable discretion.

“Registration Rights Agreement” means that certain Registration Rights Agreement, to be executed by Subversive and those Persons party thereto, in the form attached hereto as Exhibit B.

“Related Party” means each LCV Shareholder who alone or together with such Person’s Affiliates, owns ten percent (10%) or more of the LCV Shares, each officer, manager or director of a LCV Entity, each family member of any LCV Shareholder of the type referenced above or any director, manager or officer of a LCV Entity, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing (other than a LCV Entity).

“Related Party Transaction” means any Contract or arrangement or transaction between a LCV Entity, on the one hand, and any Related Party, on the other hand.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the indoor or outdoor environment.

“Representative” means, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“SC Share Consideration” means 410,788 Subversive Common Shares.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Authority” means the OSC and any other applicable securities commission or securities regulatory authority of any province or territory of Canada or the United States, including the United States Securities and Exchange Commission.

“Securities Laws” means the Securities Act (Ontario) and all the securities laws of each province and territory of Canada, except Quebec, and the rules, regulations and policies of the Exchange.

“SEDAR” means the System for Electronic Document Analysis and Retrieval administered by the Canadian Securities Administrators.

“Service Provider” means each director, manager, officer, employee, independent contractor, consultant, leased employee or other service provider of the LCV Entities.

“Sisu” means Sisu Extraction, LLC, a California limited liability company.

“Sisu Base Value” means an amount equal to $66,000,000.

“Sisu Cash Consideration” means an amount equal to the sum of (a) $15,000,000 plus (b) the lesser of (x) cash and cash equivalents of Sisu and (y) the Working Capital (as defined in the Sisu Merger Agreement) of Sisu, in each case of (x) and (y) as of immediately prior to the Effective Time.

“Sisu Holdback Shares” means a number of Subversive Common Shares equal to 765,582.

“Sisu Merger Agreement” means the Agreement and Plan of Merger, dated November 24, 2020, by and among LCV, LCV Holdings 710, LLC and Sisu.

“Sisu Merger Consideration” means the Sisu Share Consideration and the Sisu Cash Consideration and, if applicable, the Subversive-Sisu Note.

“Sisu SC Reduction Shares” means 475,341 Subversive Common Shares.

“Sisu Share Consideration” means a number of Subversive Common Shares equal to (a) the quotient of (x)    the Sisu Base Value divided by (y) $10, minus (b) the Sisu Holdback Shares, minus (c) the Sisu SC Reduction Shares.

“Sol Distro” means the combined businesses of Fluid South, Inc. and Capitol Cocoa, Inc.

“Sponsor Lock-Up and Forfeiture Agreement” means that certain Sponsor Lock-Up and Forfeiture Agreement, to be executed by Sponsor and those Persons party thereto, in the form attached hereto as Exhibit C.

“Sponsor” means Subversive Capital LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any manager, managing director or general partner of such limited liability company, partnership, association or other business entity.

“Subversive Board” means the board of directors of Subversive, as constituted from time to time in accordance with the Subversive Constating Documents and the Investor Rights Agreement.

“Subversive Class A Restricted Voting Units” means the class A restricted voting units of Subversive issued pursuant to the Final IPO Prospectus, each consisting of one Subversive Class A Share and one-half Warrant.

“Subversive Class A Shares” means the class A restricted voting shares in the capital of Subversive.

“Subversive Class B Shares” means the class B shares in the capital of Subversive.

“Subversive Common Shares” means the common shares in the capital of Subversive.

“Subversive Constating Documents” means the Constating Documents of Subversive.

“Subversive Disclosure Schedules” means the Subversive disclosure schedules delivered by LCV to Subversive on the Agreement Date.

“Subversive Fundamental Representations” means, collectively, Section 4.01, Section 4.05, Section 4.06, Section 4.10, Section 4.12(e), Section 4.19 and Section 4.20.

“Subversive Note” means a convertible promissory note between Subversive and each of the LCV Noteholders, substantially in the form attached hereto as Exhibit D-1.

“Subversive-Sisu Note” means a convertible promissory note between Subversive and John Figueiredo, acting as Representative (as such term is defined in the Sisu Merger Agreement) under the Sisu Merger Agreement, substantially in the form attached hereto as Exhibit D-2.

“Subversive Parties” means, Subversive and its Affiliates and their respective equity holders and Representatives.

“Subversive Securities Authorities” means, collectively, the Alberta Securities Commission, British Columbia Securities Commission, Manitoba Securities Commission, Financial and Consumer Services Commission of New Brunswick, Office of the Superintendent of Securities Service Newfoundland and Labrador, Office of the Superintendent of Securities of the Northwest Territories, Nova Scotia Securities Commission, Nunavut Securities Office, Ontario Securities Commission, Office of the Superintendent of Securities of Prince Edward Island, Financial and Consumer Affairs Authority of Saskatchewan and Office of the Yukon Superintendent of Securities.

“Subversive Shareholders” means (a) prior to the Effective Time, the registered holders or beneficial owners, as the context requires, of the Subversive Shares; and (b) at and after the Effective Time, the registered holders and/or beneficial owners, as the context requires, of the Subversive Common Shares.

“Subversive Shares” means the Subversive Class A Shares and the Subversive Class B Shares.

“Support and Lock-Up Agreement” means the voting support and lock-up agreements dated as of the Agreement Date between Subversive and each Person set forth in Section 1.01(c) of the LCV Disclosure Schedule.

“Tax” or “Taxes” means (i) any and all multi-national, U.S. federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare, escheat or unclaimed property (whether or not considered a tax under applicable Law) or other governmental charge in the nature of a tax, including any interest, penalties or additions to Tax, any penalties resulting from any failure to file or timely file a Tax Return, or additional amounts in respect of the foregoing; (ii) liability for the payment of any amounts of the type described in clause (i) above of another Person arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) above of another Person as a result of any transferee or secondary liability or any liability assumed by Contract, or otherwise by Law.

“Tax Deficiency Holdback Amount” means $2,700,000.

“Tax Deficiency Holdback Shares” means a number of Subversive Common Shares equal to the quotient of (a) the Tax Deficiency Holdback Amount divided by (b) $10.

“Tax Return” means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and Treasury Form TD F 90-22.1 and FinCEN Form 114) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“THC” means delta-9 tetrahydrocannabinol.

“Trademarks” mean, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, trade dress, logos, designs, slogans, Internet domain names and the registrations thereof, social media accounts, rights in telephone numbers, and other indicia of origin, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Transaction Document” means any agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.

“Transaction Expenses” means (i) all of the fees, costs and expenses incurred by any LCV Entity in connection with, in anticipation of or incident to the negotiation, execution, and delivery of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, or in connection with or in anticipation of any alternative transactions with respect to the LCV Entities, including all fees, costs and expenses payable to attorneys, financial advisors, accountants, consultants or other advisors, and all obligations under any engagement letter or other agreement or understanding with any investment bank or broker, (ii) all payments by any LCV Entity to obtain any third party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement or any Transaction Document, and (iii) the D&O Premium.

“Treasury Regulations” means the regulations promulgated under the Code, as the same may be amended or supplemented from time to time.

“U.S.” or “United States” means the United States of America.

“U.S. GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the relevant periods.

“US Holdco” means TPCO US Holding LLC, a Delaware, member-managed limited liability company, that is wholly-owned subsidiary of Subversive and a disregarded entity for Federal income tax purposes (and corresponding state and local Tax purposes).

“U.S. Person” shall have the meaning given that term in Rule 902 of Regulation S, promulgated under the Securities Act.

“Vested LCV Options” means LCV Options or portions of the LCV Options that are vested immediately prior to the Effective Time (including after giving effect to any acceleration resulting from or by reason of the transactions contemplated by this Agreement) other than any LCV Option that, as of immediately prior to the Effective Time, will have lapsed, expired or been cancelled or for which notice of exercise prior to the Effective Time has been provided prior to the date that is five (5) Business days prior to the anticipated Closing Date.

“Vested In-the-Money LCV Options” means the Vested LCV Options that have an exercise price that is equal to or less than the Highest In the Money Exercise Price.

“VWAP” means, as of any date of determination, the volume weighted average price per share of the Subversive Common Shares on the Exchange (or on the principal exchange on which the Subversive Common Shares are then traded) for the period of the twenty (20) consecutive trading days prior to such date of determination, as reported by Bloomberg Finance L.P. For the avoidance of doubt, VWAP is defined separate from Closing VWAP.

“Warrant” means the share purchase warrants that Subversive sold pursuant to the Final IPO Prospectus.

Section 1.02    INTERPRETATION.

(a)    When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated.

(b)    The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(d)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(e)    References to a Person are also to its successors and permitted assigns. All terms defined in this Agreement shall have the respective defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f)    The definitions contained in this Agreement are applicable to the singular as well as the plural form of such terms and any gender form of such term.

(g)    Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(h)    The Schedules to this Agreement, including the LCV Disclosure Schedules and the Subversive Disclosure Schedules, are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any matter set forth in any section of the LCV Disclosure Schedules or Subversive Disclosure Schedules, as applicable, shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced and also in all other sections of the LCV Disclosure Schedules or the Subversive Disclosure Schedules, respectively, to which such matter’s application or relevance is reasonably apparent. Any capitalized term used in any Schedule, the LCV Disclosure Schedules or the Subversive Disclosure Schedules but not otherwise defined therein shall have the meaning given to such term herein.

(i)    Where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Party or its respective Representatives and, in the case of being “made available” to Subversive, material that has been posted in the electronic data room hosted by Cooley LLP maintained by or on behalf of LCV in connection with the transactions contemplated by this Agreement a least three (3) Business Days prior to the Agreement Date.

(j)    A period of time is to be computed as beginning on the day following the event that began the period and ending at 11:59 p.m. (Vancouver time) on the last day of the period, if the last day of the period is a Business Day, or at 11:59 p.m. (Vancouver time) on the next Business Day if the last day of the period is not a Business Day.

(k)    All dollar amounts referred to in this Agreement are stated in U.S. Dollars unless otherwise specified.

ARTICLE II

TRANSACTION

Section 2.01    TRANSACTION. The Parties agree that:

(a)    The LCV Transaction. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (i) MergerSub shall be merged with and into LCV and the separate corporate existence of MergerSub shall thereupon cease, and (ii) LCV shall continue as the Surviving Company and a wholly owned Subsidiary of Subversive and shall continue to be governed by the laws of the State of Delaware.

(b)    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on either (i) the third (3rd) Business Day following the date on which the conditions set forth in Section 6.01, Section 6.02 and Section 6.03 have been satisfied or, to the extent permitted hereunder, waived (other than conditions that are to be satisfied and are capable of being satisfied by actions at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated prior to such time in accordance with Article VII, or (ii) such other date as Subversive and LCV may agree to in writing. The date on which the Closing occurs pursuant to the foregoing sentence is referred to in this Agreement as the “Closing Date.”

(c)    Effective Time. Subject to the terms and conditions of this Agreement, contemporaneously with or as promptly as practicable after the Closing, LCV and MergerSub shall duly execute a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The LCV Transaction shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL), has been examined by and received the endorsed approval of the Secretary of State of the State of Delaware or at such other time set forth in the Certificate of Merger as mutually agreed by LCV and Subversive (the “Effective Time”).

(d)    Effect of the LCV Transaction. The LCV Transaction shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of LCV and MergerSub shall vest in the Surviving Company, and all debts, Liabilities and duties of LCV and MergerSub shall become the debts, Liabilities and duties of the Surviving Company.

(e)    Certificate of Incorporation and Bylaws. As of the Effective Time, by virtue of the LCV Transaction and without any action on the part of MergerSub, LCV or any other Person being required, the certificate of incorporation and bylaws of MergerSub shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended as provided by Law and the terms of such certificate of incorporation and bylaws, as applicable; provided, however, that the name of the Surviving Company shall be “Left Coast Ventures, Inc.”

(f)    Directors and Officers. Unless otherwise determined by Subversive prior to the Effective Time, the directors and officers of MergerSub immediately prior to the Effective Time, who shall be the persons set forth on Schedule 2.01(f) hereto, shall be the directors and officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors are duly appointed or elected and qualified or until their respective earlier death, resignation or removal, as the case may be; provided, however, that until such time as the LCV Transaction obtains all required approvals from the applicable Governmental Authorities necessary to preserve the Cannabis Licenses, each member of the board of directors of LCV shall remain a director following the Effective Time as necessary to facilitate the continued operation of the LCV Business.

(g)    Formation of US Holdco. Following the Merger and the Caliva Transaction, and immediately after consummation of the SC Transactions (as defined in the Caliva Transaction Agreement), Subversive shall contribute all of the capital stock of the Surviving Company and all of the capital stock of the surviving company of the merger of Caliva and the Merger Sub (as defined in the Caliva Transaction Agreement) to the US Holdco in exchange for additional membership interests in the US Holdco, such that each of LCV and Caliva will be wholly-owned subsidiaries of US Holdco. Due to the status of US Holdco as a disregarded entity wholly-owned by Subversive for United States federal income tax purposes (and corresponding state and local Tax purposes), this transaction is intended to have no effect for United States federal income tax purposes.

Section 2.02    CONVERSION OF LCV SHARES; TREATMENT OF LCV OPTIONS, LCV 2019 NOTES AND LCV 2020 WARRANTS. Upon the terms and subject to the conditions of this Agreement, as of the Effective Time, by virtue of the LCV Transaction and without any action on the part of Subversive and MergerSub (or their respective shareholders) or LCV or any of the LCV Shareholders:

(a)    Common Stock of MergerSub. Each share of common stock of MergerSub issued and outstanding immediately prior to the Effective Time will be converted into one preferred share of the Surviving Company which shall be redeemable at the option of the holder thereof at any time for a redemption price of $1.00 and other than for shares issued pursuant to Section 2.02(j), such preferred share shall constitute all of the issued and outstanding shares of capital stock of the Surviving Company immediately following the Effective Time.

(b)    Conversion of Shares. Except as set forth in Section 2.02(c), each LCV Class A Share and each LCV Class B Share (excluding any Dissenting Share) that is outstanding immediately prior to the Effective Time and held of record by:

(i)	a Non-U.S. Person or a U.S. Person that is, to the reasonable belief of LCV and Subversive, a Qualified Investor, shall automatically be cancelled and extinguished and be converted into: (A) the right to receive a number of Subversive Common Shares (rounded down to the nearest whole number) equal to (i) the quotient of (x) the Closing Merger Consideration, divided by (y) the total number of Fully Diluted LCV Shares (the “Closing Per Share Merger Consideration”); and (B) the contingent right to receive from or at the direction of the Surviving Company the Contingent Merger Consideration, the Forgiven PPP Contingent Consideration, the Remaining Tax Deficiency Holdback Shares and the Sisu Remaining Holdback Shares following the Closing in accordance with Section 2.04 and Section 2.03(j); and

(ii)

a U.S. Person that is not, to the reasonable belief of Subversive and LCV, a Qualified Investor shall automatically be cancelled and extinguished and be converted into: (A) the right to receive cash in the amount of the Closing Cash-Out Amount; and (B) the contingent right to receive from or at the direction of the Surviving Company the Contingent Cash-Out Amount and the Forgiven PPP Loan Amounts following the Closing in accordance with Section 2.04.

(c)    Cancellation of Certain LCV Shares. Each LCV Share that is owned by Subversive, MergerSub or LCV (as treasury or otherwise) immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made with respect thereto.

(d)    LCV Options. Each LCV Option that has not lapsed, expired, been cancelled or exercised prior to the Effective Time and is held of record by:

(i)

a Continuing Employee, whether or not vested (a “Rollover Option”), shall continue according to its terms, provided that, if and to the extent not addressed by such terms, such Rollover Option shall be automatically adjusted from and after the Effective Time: (i) each Rollover Option may be exercised solely for Subversive Common Shares; (ii) the number of Subversive Common Shares subject to each Rollover Option shall be equal to the product (rounded down to the nearest whole number) of (A) the number of shares of LCV Class A Shares subject to such Rollover Option immediately prior to the Effective Time and (B) the Closing Per Share Merger Consideration; (iii) the per share exercise price for the Subversive Common Shares issuable upon exercise of each Rollover Option shall be equal to (A) the exercise price per share of LCV Class A Shares of such Rollover Option immediately prior to the Effective Time divided by (B) the Closing Per Share Merger Consideration; provided, however, that the exercise price and the number of Subversive Common Shares purchasable pursuant to the Rollover Options after the Effective Time shall be determined in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation § 1.409A- 1(b)(5)(v)(D), as applicable; and provided, further, that in the case of any Rollover Option to which Section 422 of the Code is intended to apply, the exercise price and the number of Subversive Common Shares purchasable pursuant to such Rollover Option after the Effective Time shall be subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; and (iv) any restriction on the exercise of any Rollover Option shall continue in full force and effect after the Effective Time and the term, exercisability, vesting schedule and other similar provisions of such Rollover Option shall otherwise remain unchanged after the Effective Time; and

(ii)

any other Person shall automatically be cancelled and extinguished and be converted into the right to receive from or at the direction of the Surviving Company cash in the amount equal to (A) the cash such holder would have received if such holder had fully exercised such LCV Option immediately prior to the Effective Time and the LCV Shares received by such holder upon such exercise were converted into the right to receive cash pursuant to Section 2.02(b)(ii) over (B) the total cash exercise price required to be paid by such holder if such holder had fully exercised such LCV Option immediately prior to the Effective Time (the “LCV Option Cash-Out Amount”).

(e)    LCV 2019 Notes. Each LCV 2019 Note that is outstanding immediately prior to the Effective Time and held by:

(i)

a Non-U.S. Person or a U.S. Person that is, to the reasonable belief of LCV and Subversive, a Qualified Investor, shall automatically be cancelled and extinguished and, in accordance with the terms and conditions set forth in the respective LCV 2019 Note, treated on an as-if converted into the LCV Shares basis and converted into: (A) the Closing Per Share Merger Consideration and (B) the contingent right to receive from or at the direction of the Surviving Company the Contingent Merger Consideration, the Forgiven PPP Contingent Consideration, the Remaining Tax Deficiency Holdback Shares and the Sisu Remaining Holdback Shares following the Closing in accordance with Section 2.04 and Section 2.03(j); and

(ii)

a U.S. Person that is not, to the reasonable belief of Subversive and LCV, a Qualified Investor shall automatically be cancelled and extinguished and be converted into: (A) the right to receive cash in the amount of the Closing Cash-Out Amount; and (B) the contingent right to receive from or at the direction of the Surviving Company the Contingent Cash-Out Amount and the Forgiven PPP Loan Amounts following the Closing in accordance with Section 2.04.

(f)    LCV 2020 Warrants. Each LCV 2020 Warrant that is outstanding immediately prior to the Effective Time and held by:

(i)

a Non-U.S. Person or a U.S. Person that is, to the reasonable belief of LCV and Subversive, a Qualified Investor, shall automatically be cancelled and extinguished and, in accordance with the terms and conditions set forth in the respective LCV 2020 Warrant, treated on an as-if exercised into the LCV Shares basis and converted into: (A) the Closing Per Share Merger Consideration minus the exercise price per share each LCV Share subject to such LCV 2020 Warrant; and (B) the contingent right to receive from or at the direction of the Surviving Company the Contingent Merger Consideration, the Forgiven PPP Contingent Consideration, the Remaining Tax Deficiency Holdback Shares and the Sisu Remaining Holdback Shares following the Closing in accordance with Section 2.04 and Section 2.03(j); and

(ii)

a U.S. Person that is not, to the reasonable belief of Subversive and LCV, a Qualified Investor shall automatically be cancelled and extinguished and be converted into: (A) the right to receive cash in the amount of the Closing Cash-Out Amount; and (B) the contingent right to receive from or at the direction of the Surviving Company the Contingent Cash-Out Amount and the Forgiven PPP Loan Amounts following the Closing in accordance with Section 2.04.

(g)    Effect on Other Arrangements. All rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of any LCV Entity (including any options, warrants, call, right, subscription or otherwise), other than the LCV Options, shall be cancelled as of the Effective Time on terms and conditions reasonably satisfactory to Subversive and without payment of any money or other consideration to the holder thereof. As soon as practicable following the date of this Agreement, the LCV Board will adopt resolutions or take such other actions as may be required or appropriate to effect the provisions of this Section 2.02(g).

(h)    Qualified Investors. For the purposes of this Agreement, if LCV and Subversive cannot agree, based on their reasonable belief, whether a U.S. Person is a Qualified Investor, such U.S. Person shall be deemed not to be a Qualified Investor in connection with the LCV Transaction.

(i)    Dissenting Shares. LCV Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a LCV Shareholder who has not voted such shares in favor of, or consented in writing to, the LCV Transaction and who has properly demanded appraisal rights in the manner provided by Section 262 of the DGCL (such LCV Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such LCV Shares) shall not be converted into a right to receive any portion of the Merger Consideration, if any, payable with respect to such LCV Shares pursuant to Section 2.02(b), unless and until the Effective Time has occurred and the holder of such Dissenting Shares becomes ineligible for such appraisal rights. The holders of Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from Subversive or the Surviving Company in accordance with the DGCL; provided, however, that (a) if any such holder of Dissenting Shares shall have failed to establish entitlement to appraisal rights as provided in Section 262 of the DGCL, (b) if any such holder of Dissenting Shares shall have effectively withdrawn or failed to perfect its demand for appraisal of such shares or otherwise lost or failed to be entitled for any reason to the right to appraisal and payment for shares under Section 262 of the DGCL or (c) if neither any holder of Dissenting Shares nor the Surviving Company shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such LCV Shares and each such LCV Share shall automatically be deemed to have converted into and represent only the right to receive the portion of the Merger Consideration, if any, payable with respect to such LCV Shares pursuant to Section 2.02(b), without interest thereon. LCV shall give Subversive and MergerSub prompt notice of any demands received by LCV for appraisal of any LCV Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by LCV, and Subversive and MergerSub shall have the right to participate in, direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL and keep Subversive apprised of any discussions or correspondence with LCV Shareholders who have demanded appraisal under the DGCL or their representatives. LCV shall not, except with the prior written consent of Subversive, settle or offer to settle, voluntarily make any payment with respect to, or waive any failure to deliver, any demands for appraisal in accordance with the DGCL, or agree to any of the foregoing.

(j)    Surviving Company Issuances. As consideration for Subversive delivering the Merger Consideration as contemplated in Section 2.02(b), Section 2.02(e) or Section 2.02(f) to the holders of the LCV Class A Shares, the LCV Class B Shares, the LCV 2019 Notes and the LCV 2020 Warrants (including delivery of the Contingent Merger Consideration in discharge of the Surviving Company’s obligation to pay or cause to be paid such consideration under Section 2.02(b), Section 2.02(e) and Section 2.02(f)), and

any payments to Dissenting Shareholders under Section 2.02(i), the Surviving Company shall issue to Subversive one share of common stock of the Surviving Company for each Subversive Common Share that is issued by Subversive pursuant to Section 2.02(b), Section 2.02(e) and Section 2.02(f), and a number of shares of common stock of the Surviving Company (rounded down to the nearest whole number of Subversive Common Shares) equal to the quotient of (i) the aggregate Closing Cash-Out Amount paid pursuant to Section 2.02(b), Section 2.02(e) and Section 2.02(f) and Contingent Cash-Out Amount and the aggregate amount paid by Subversive to Dissenting Shareholders pursuant to Section 2.02(i), divided by (ii) the Closing VWAP.

(k)    Subversive Stated Capital. Subversive shall add to its capital account pursuant to the BCBCA in respect of the Subversive Common Shares an amount which is equal to the fair market value of the shares of common stock of the Surviving Company issued by the Surviving Company to Subversive, as contemplated in Section 2.02(j), in respect of the Subversive Common Shares delivered and any cash paid by Subversive to holders of LCV Shares pursuant to the transactions contemplated herein.

Section 2.03    DISTRIBUTION OF MERGER CONSIDERATION.

(a)    Consideration Spreadsheet. At least five (5) Business Days prior to the Closing Date, LCV shall prepare and deliver to Subversive a written statement setting forth a list of (i) the LCV Shareholders, the holders of the LCV 2019 Notes and the holders of the LCV 2020 Warrants that are Non-U.S. Persons and the LCV Shareholders, the holders of the LCV 2019 Notes and the holders of the LCV 2020 Warrants that are U.S. Persons that are Qualified Investors (including addresses for such Persons) and (A) with respect to the LCV Shareholders, the number and class of LCV Shares held by such LCV Shareholders, and the number of Subversive Common Shares each such LCV Shareholder is entitled to receive in accordance with Section 2.02(b)(i), (B) with respect to the holders of the LCV 2019 Notes, the number and class of LCV Shares that such holder would be entitled to receive or deemed to receive, had such holder’s LCV 2019 Note converted into LCV Shares pursuant to the terms of such LCV 2019 Note, and the number of Subversive Common Shares each such holder of the LCV 2019 Note is entitled to receive in accordance with Section 2.02(e)(i) and (C) with respect to the holders of the LCV 2020 Warrants, the number and class of LCV Shares that such holder would be entitled to receive or deemed to receive, had such holder’s LCV 2020 Warrant been exercised into LCV Shares pursuant to the terms of such LCV 2020 Warrant, and the number of Subversive Common Shares each such holder of the LCV 2020 Warrant is entitled to receive in accordance with Section 2.02(f)(i), (ii) the holders of LCV Options that are Continuing Employees, the number of LCV Class A Shares underlying the LCV Options held by such Continuing Employees, and the number of Subversive Common Shares each such Continuing Employee is entitled to receive immediately after the Effective Time upon exercise of such LCV Options in accordance with Section 2.02(d)(i), (iii) the LCV Shareholders that are U.S. Persons that are not Qualified Investors (including addresses for such Persons), the number and class of LCV Shares held by such LCV Shareholders, and the Closing Cash-Out Amount each such LCV Shareholder is entitled to receive in accordance with Section 2.02(b)(ii), (iv) the holders of the LCV 2019 Notes that are U.S. Persons that are not Qualified Investors (including addresses for such Persons), the number and class of LCV Shares that such holder would be entitled to receive or deemed to receive, had such holder’s LCV 2019 Note been converted into LCV Shares pursuant to the terms of such LCV 2019 Note, and the Closing Cash-Out Amount each such holder of the LCV 2019 Note is entitled to receive in accordance with Section 2.02(e)(ii), (v) the holders of the LCV 2020 Warrants that are U.S. Persons that are not Qualified Investors (including addresses for such Persons), the number and class of LCV Shares that such holder would be entitled to receive or deemed to receive, had such holder’s LCV 2020 Warrant been exercised into LCV Shares pursuant to the terms of such LCV 2020 Warrant, and the Closing Cash-Out Amount each such holder of the LCV 2020 Warrant is entitled to receive in accordance with Section 2.02(f)(ii), (vi) the holders of LCV Options that are not Continuing Employees, the number of LCV Class A Shares underlying the LCV Options held by such holders of LCV Options, and the LCV Option Cash-Out Amount each such holder of LCV Options is entitled to receive in accordance with Section 2.02(d)(ii) (vii) the LCV Shareholders that are holders of Dissenting Shares and (viii) detailed calculations of the Closing Per Share Merger Consideration and the amount of the estimated Contingent Merger Consideration of each LCV Shareholder, each holder of the LCV 2019 Note and each holder of the LCV 2020 Warrant and each holder of Rollover Options, the PPP BofA Escrow Amount and the PPP Wells Fargo Escrow Amount (the “Consideration Spreadsheet”), together with such other supporting documentation as Subversive may reasonably request. The Parties agree that LCV shall be responsible for the accuracy and completeness of the Consideration Spreadsheet and Subversive shall be entitled to rely on the Consideration Spreadsheet in making the issuances and payments under this Article II and Subversive shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

(b)    Paying Agent. Prior to the Closing Date, Subversive shall appoint Odyssey Trust Company to act as paying agent (the “Paying Agent”) for the payment of amounts payable in respect of the LCV Shares, the LCV 2019 Notes and the LCV 2020 Warrants and, in connection therewith, shall enter into an exchange agent or paying agent agreement with the Paying Agent in a form reasonably acceptable to LCV (the “Paying Agent Agreement”). At the Closing, pursuant to the Paying Agent Agreement Subversive shall deliver to the Paying Agent (A) the aggregate Closing Per Share Merger Consideration payable pursuant to Section 2.02(b)(i), Section 2.02(e)(i) and Section 2.02(f)(i) (B) an amount equal to the aggregate Closing Cash-Out Amounts payable to the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants, as applicable, pursuant to Section 2.02(b)(ii), Section 2.02(e)(ii) and Section 2.02(f)(ii) and (C) the aggregate LCV Option Cash-Out Amount payable to holders of LCV Options pursuant to Section 2.02(d)(ii).

(c)    Letter of Transmittal. As promptly as practicable following the Agreement Date and in any event not later than five (5) Business Days thereafter, LCV shall send to each record holder of LCV Shares, each holder of the LCV 2019 Notes, each holder of the LCV 2020 Warrants and each holder of LCV Options that is not a Continuing Employee, a customary letter of transmittal and instructions in form and substance reasonably acceptable to Subversive, LCV and the Paying Agent (a “Letter of Transmittal”). In addition and as a part of such Letter of Transmittal, each such LCV Shareholder, each such holder of the LCV 2019 Notes and each such holder of the LCV 2020 Warrants will be required to (i) identify if they are a U.S. Person or a non-U.S. Person and (ii) indicate if they are a Qualified Investor. Subversive shall cause LCV to continue to collect and receive all such Letters of Transmittal after the Effective Time to the extent not received prior to the Effective Time. With respect to any LCV Shareholder, any holder of the LCV 2019 Notes or the LCV 2020 Warrants that is not a Qualified Investor, and with respect to each holder of LCV Options that is not a Continuing Employee, such Letter of Transmittal shall specify delivery and payment instructions for the payment of the Closing Cash-Out Amount, the Contingent Cash-Out Amount and the LCV Option Cash-Out Amount.

(d)    Distribution of Closing Merger Consideration. The Paying Agent shall, no later than the later of (i) the Closing Date and (ii) three (3) Business Days after receipt of a LCV Share Certificate (only in the case of LCV Shareholders), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, (x) if the holder of such LCV Share Certificate, the LCV 2019 Note or the LCV 2020 Warrant, as applicable, is a Non-U.S. Person or a U.S. Person that is, to the reasonable belief of LCV and Subversive, a Qualified Investor, issue to such holder the Closing Per Share Merger Consideration payable in respect of the LCV Shares represented by such LCV Share Certificate, LCV 2019 Notes or LCV 2020 Warrants held by such holder, as applicable, as specified in the Consideration Spreadsheet or (y) if the holder of such LCV Share Certificate, LCV 2019 Note or LCV 2020 Warrant, as applicable, is a U.S. Person that is not, to the reasonable belief of Subversive and LCV, a Qualified Investor, pay to such holder the Closing Cash-Out Amount payable in respect of the LCV Shares represented by such LCV Share Certificate, LCV 2019 Notes or LCV 2020 Warrants held by such holder, as applicable, as specified in the Consideration Spreadsheet and, in the cause of clause (x) and clause (y), such LCV Share Certificate, LCV 2019 Notes and LCV 2020 Warrants shall be cancelled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any LCV Share Certificate. Until so surrendered, each outstanding LCV Share Certificate that prior to the Effective Time represented LCV Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in this Article II. Each outstanding LCV 2019 Note and LCV 2020 Warrant, as applicable, that prior to the Effective Time represented the LCV 2019 Notes or the LCV 2020 Warrants, as applicable, shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in this Article II. If any certificate evidencing any LCV Share shall have been lost, stolen or destroyed, Subversive may, as a condition precedent to the issuance of any consideration pursuant to this Article II, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit, bond and/or indemnity with respect to such certificate. The Paying Agent shall, no later than the later of (i) the Closing Date and (ii) three (3) Business Days after receipt of a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto from a holder of LCV Options that is not a Continuing Employee, pay to such holder the LCV Option Cash Amount payable in respect of such LCV Option as specified in the Consideration Spreadsheet. Any portion of the Closing Merger Consideration that remains unclaimed by the LCV Shareholders and holders of the LCV 2019 Notes and the LCV 2020 Warrants, as applicable, six months after the Effective Time shall be returned to Subversive, upon demand, and any such LCV Shareholders who have not exchanged LCV Share Certificates for such LCV Shareholder’s portion of the Closing Merger Consideration in accordance with this Section 2.03 prior to that time and any holders of the LCV 2019 Notes and the LCV 2020 Warrants who have not returned the Letters of Transmittal to the Paying Agent in accordance with this Section 2.03 prior to that time shall thereafter look only to Subversive for payment of their respective portion of the Closing Merger Consideration.

(e)    Distribution of Other Merger Consideration. Any portion of the Closing Merger Consideration, the Contingent Merger Consideration, the Forgiven PPP Loan Amounts and the Remaining Tax Deficiency Holdback Shares, if any, to which the LCV Shareholders, holders of the LCV 2019 Notes, holders of the LCV 2020 Warrants and the Employed Option Holders may become entitled shall become payable at the times and subject to the conditions specified herein.

(f)    Closing of LCV’s Transfer Books. At the Effective Time, holders of certificates representing LCV Shares (each, a “LCV Share Certificate”) that were outstanding immediately prior to the Effective Time, holders of the LCV 2019 Notes and holders of the LCV2020 Warrants shall cease to have any rights as stockholders, noteholders or warrantholders of LCV, except the right to receive the Merger Consideration as set forth in this Agreement (or, if applicable, appraisal rights) and the stock transfer books of LCV shall be closed with respect to all LCV Shares, the LCV 2019 Notes or the LCV 2020 Warrants outstanding immediately prior to the Effective Time. All Subversive Common Shares issued in exchange for LCV Shares in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such LCV Shares. No further transfer of any Equity Securities of LCV shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid LCV Share Certificate is presented to the Surviving Company or Subversive, such LCV Share Certificate shall be cancelled and shall be exchanged for Subversive Common Shares in accordance with this Agreement.

(g)    Satisfaction of LCV 2020 Notes. At the Closing, Subversive shall, on behalf of and as an advance to LCV, pay or cause to be paid, the Notes Repayment Amount to the holders of the LCV 2020 Notes (each, an “LCV Noteholder”); provided, that if the Deferral Condition (as defined in the LCV 2020 Notes) has been met, then at the election of Subversive (exercisable in its sole discretion), LCV shall deliver a Deferral Notice (as defined in the LCV 2020 Notes) to each LCV Noteholder and at the Closing, Subversive shall, on behalf of and as an advance to LCV, pursuant to Section 2(f) of the LCV 2020 Notes issue and deliver to each LCV Noteholder in exchange for such LCV Noteholder’s LCV 2020 Notes a Subversive Note.

(h)    Payment of Sisu Merger Consideration. Immediately following the Effective Time, Subversive shall subscribe for the Sisu Consideration Number (as defined below) of newly-issued shares of common stock of the Surviving Company for consideration payable by Subversive to or at the direction of the Surviving Company (the “Subversive Subscription Consideration”) consisting of the Sisu Merger Consideration. Subject to the terms and conditions set forth in the Sisu Merger Agreement, (i) upon the later to occur of (x) January 4, 2021 (or such later date as may be mutually agreed in accordance with the terms of the Sisu Merger Agreement) and (y) the Effective Time (under and as defined in the Sisu Merger Agreement), Subversive shall at the direction of the Surviving Company and in partial payment of the Subversive Subscription Consideration issue the Sisu Share Consideration, and (ii) immediately after Closing (as defined in the Sisu Merger Agreement) on the Closing Date (as defined in the Sisu Merger Agreement), Subversive shall at the direction of the Surviving Company and in payment of the balance of the Subversive Subscription Consideration transfer the Sisu Cash Consideration, in the case of both (i) and (ii) to the Persons entitled to receive any of the Sisu Merger Consideration pursuant to the Sisu Merger Agreement; provided, that in the event the aggregate amount of consolidated cash and cash equivalents of Subversive as of the Closing Date (after giving effect to the consummation of the LCV Transaction, the transactions contemplated by the Sisu Merger Agreement, the Caliva Transaction and the SC Transaction (as defined in the Caliva Agreement)), including funds contained in the Escrow Account (after giving effect to any redemptions) and the amount of proceeds from the PIPE Transaction, is less than $125,000,000, then Subversive shall have the right, exercisable in its sole discretion, to issue and deliver to the Representative under and as defined in the Sisu Merger Agreement the Subversive-Sisu Note in the initial principal amount of $7,5000,000 in lieu of paying such portion of the Sisu Cash Consideration in cash, then Subversive shall issue and deliver to the Representative under and as defined in the Sisu Merger Agreement the Subversive- Sisu Note in the initial principal amount of $7,5000,000 in lieu of paying such portion of the Sisu Cash Consideration in cash.

(i)    Surviving Company Issuances. As consideration for Subversive delivering the Sisu Merger Consideration as contemplated in Section 2.03(h) to the Persons entitled to receive any of the Sisu Merger Consideration pursuant to the Sisu Merger Agreement, the Surviving Company shall issue to Subversive one share of common stock of the Surviving Company for each Subversive Common Share that is issued by Subversive pursuant to Section 2.03(h), and a number of shares of common stock of the Surviving Company (rounded down to the nearest whole number of Subversive Common Shares) equal to the quotient of (i) the aggregate Sisu Cash Consideration paid pursuant to Section 2.03(h), divided by (ii) the Closing VWAP (the aggregate number of shares of common stock of the Surviving Company to be issued by the Surviving Company pursuant to this Section 2.03(i) being the “Sisu Consideration Number”).

(j)    Issue of Sisu Holdback Shares and Surviving Company Issuances. If and when all or any portion of the Sisu Holdback Shares are required to be delivered to Persons entitled to such Sisu Holdback Shares pursuant to the Sisu Merger Agreement (the “Sisu Delivered Holdback Shares”), or Subversive is otherwise required to issue Subversive Common Shares or deliver cash to LCV Shareholders under Section 2.03(j)(x) or (y), Subversive shall subscribe for, and the Surviving Company shall issue to Subversive, a number of newly-issued shares of common stock of the Surviving Company equal to the number of Sisu Delivered Holdback Shares (plus the number of Subversive Common Shares issued under Section 2.03(j)(x) and the amount of cash paid under Section 2.03(j)(y) divided by $10) for consideration payable by Subversive to or at the direction of the Surviving Company (the “Sisu Holdback Share Consideration”) consisting of a number of Subversive Common Shares equal to the Sisu Delivered Holdback Shares, subject to the terms and conditions set forth in the Sisu Merger Agreement, Subversive shall, at the direction of the Surviving Company and in payment of the Sisu Holdback Share Consideration, promptly after the determination of the number of Sisu Delivered Holdback Shares and in no case later than five (5) Business Days thereafter, issue the Sisu Delivered Holdback Shares to the Persons entitled to receive such shares pursuant to the Sisu Merger Agreement. If the Sisu Holdback Shares less the Sisu Delivered Holdback Shares is positive (the difference, “Sisu Remaining Holdback Shares”), Subversive shall, promptly after the determination of the Sisu Delivered Holdback Amount and in no case later than five (5) Business Days thereafter, (x) issue to each LCV Shareholder (other than a holder of Dissenting Shares), each holder of the LCV 2019 Notes and each holder of the LCV 2020 Warrants who is a Non-U.S. Person or a U.S. Person that is, to the reasonable belief of LCV and Subversive, a Qualified Investor and each Employed Option Holder, such LCV Shareholder’s, such holder’s of the LCV 2019 Notes, such holder’s of the LCV 2020 Warrants or such Employed Option Holder’s, as applicable, Contingent Pro Rata Share of the Sisu Remaining Holdback Shares or (y) pay, or cause to be paid, to each LCV Shareholder, each holder of the LCV 2019 Notes or the LCV 2020 Warrants who is a U.S. Person that is not, to the reasonable belief of Subversive and LCV, a Qualified Investor, an amount of cash equal to the product of (1) the number of Sisu Remaining Holdback Shares that such LCV Shareholder, holder of the LCV 2019 Notes or the LCV 2020 Warrants would have received if it was a Non-U.S. Person or a U.S. Person that is, to the reasonable belief of LCV and Subversive, a Qualified Investor, multiplied by (2) the volume weighted average price per share of the Subversive Common Shares (as reported by Bloomberg Finance L.P.) on the Exchange (or on the principal exchange on which the Subversive Common Shares are then traded) for the five (5) consecutive trading days ending on the Business Day that is three Business Days prior to the date that the Sisu Remaining Holdback Shares are paid to the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants as consideration for the issue by the Surviving Company to Subversive of that number of newly issued shares of commons stock of the Surviving company equal to the number of Subversive Common Shares issued under Section 2.03(j)(x) plus that number equal to the amount of cash delivered under Section 2.03(j)(y) divided by $10.

(k)    Subversive Stated Capital. Subversive shall add to its capital account pursuant to the BCBCA in respect of the Subversive Common Shares, an amount which is equal to the fair market value of the shares of common stock of the Surviving Company issued by the Surviving Company to Subversive, as contemplated in Section 2.03(h), Section 2.03(j), Section 2.04(b) and Section 2.04(c), in respect of the Subversive Common Shares delivered and any cash paid by Subversive under Section 2.03(h), Section 2.03(j), Section 2.04(b) and Section 2.04(c).

(l)    Holdback. Subject to the terms and conditions of this Agreement, at the Effective Time, Subversive shall retain and holdback from issuance (and shall not issue) to the LCV Shareholders the Tax Deficiency Holdback Shares for a period of 12 months following the Closing Date (the “Tax Deficiency Holdback Period”). The Tax Deficiency Holdback Shares shall be held back from issuance by Subversive as partial security for the obligations of LCV and any of the other LCV Entities in connection with the Fluid South Tax Assessment, and the Tax Deficiency Holdback Shares shall be treated as provided in Section 2.04(c).

Section 2.04    CONTINGENT MERGER CONSIDERATION.

(a)    Trading Price. The LCV Shareholders (other than holders of Dissenting Shares), holders of the LCV 2019 Notes, holders of the LCV 2020 Warrants and the Employed Option Holders shall be entitled to receive, as part of the Merger Consideration from or at the direction of the Surviving Company, the Contingent Merger Consideration, as determined in accordance with this Section 2.04(a).

(i)	Definitions.

(A)	Common Stock True-Up Contingent Merger Consideration” means, (1) with respect to the First Level Trading Price Consideration, if any, up

to 76,923 Subversive Common Shares that would otherwise be issuable to the holders of the LCV 2020 Warrants pursuant to Section 2.02(f)(i), (2) with respect to the Second Level Trading Price Consideration, if any, up to 58,824 Subversive Common Shares that would otherwise be issuable to the holders of the LCV 2020 Warrants pursuant to Section 2.02(f)(i) and (3) with respect to the Third Level Trading Price Consideration, if any, up to 47,619 Subversive Common Shares that would otherwise be issuable to the holders of the LCV 2020 Warrants pursuant to Section 2.02(f)(i).

(B)	“Contingent Merger Consideration” means, collectively, the First Level Trading Price Consideration, the Second Level Trading Price Consideration and Third Level Trading Price Consideration

(C)

“First Level Trading Price Consideration” means, if, at any time during the Trading Price Measurement Period, the VWAP is equal to or exceeds Thirteen Dollars ($13.00) (the “First Trading Price Threshold, 1,285,652 Subversive Common Shares. For the avoidance of doubt, the First Level Trading Price Consideration shall only be payable once.

(D)

“Second Level Trading Price Consideration” means, if, at any time during the Trading Price Measurement Period, the VWAP is equal to or exceeds Seventeen Dollars ($17.00) (the “Second Trading Price Threshold”), 1,285,652 Subversive Common Shares. For the avoidance of doubt, the Second Level Trading Price Consideration shall only be payable once.

(E)

“Third Level Price Consideration” means, if, at any time during the Trading Price Measurement Period, the VWAP is equal to or exceeds Twenty-One Dollars ($21.00) (the “Third Trading Price Threshold” and together with the First Trading Price Threshold and Second Trading Price Threshold, each a “Trading Price Threshold”), 1,285,651 Subversive Common Shares. For the avoidance of doubt, the Third Level Trading Price Consideration shall only be payable once.

(F)	“Trading Price Measurement Period” means the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.

(ii)	Payment of Contingent Merger Consideration.

(A)

Within ten (10) days after the date on which any Trading Price Threshold is achieved, Subversive shall (x) issue (the date of such issuance, the “Trading Price Issuance Date”) to each LCV Shareholder (other than a holder of Dissenting Shares), each holder of the LCV 2019 Notes and each holder of the LCV 2020 Warrants who, in each case, is a Non-U.S. Person or a U.S. Person that is, to the reasonable belief of LCV and Subversive, a Qualified Investor and to each Employed Option Holder on such Trading Price Issuance Date, out of the Contingent Merger Consideration payable on such trading Price Issuance Date, a number of Subversive Common Shares (rounded down to the nearest whole number) equal to such LCV Shareholder’s, such Employed Option Holder’s, such holder’s of the LCV 2019 Notes or such holder’s of the LCV 2020 Warrants, as applicable, pro rata share of the Contingent Merger Consideration payable as a result of achieving such Trading Price Threshold (such pro rata share shall be calculated as a fraction, expressed as a percentage: (a) the numerator of which is aggregate number of (1) the LCV Shares held by such LCV Shareholder as of immediately prior to the Effective Time, (2) the LCV Shares subject to the Rollover Options held by such Employed Option Holder as of immediately prior to the Effective Time and (3) the LCV Shares issued or deemed issued upon conversion of the LCV 2019 Notes or deemed exercise of the LCV 2020 Warrants held by such holder as of immediately prior to the Effective Time, as applicable, and (b) the denominator of which is the aggregate number of LCV Shares (1) issued and outstanding immediately prior to the Effective Time and held by all LCV Shareholders entitled to receive the Contingent Merger Consideration in accordance with this Section 2.04(a)(ii)(A), (2) subject to all Rollover Options as of immediately prior to the Effective Time held by all Employed Option Holders entitled to receive the Contingent Merger Consideration in accordance with this Section 2.04(a)(ii)(A) and (3) issued or deemed issued upon conversion of the LCV 2019 Notes and deemed exercise of the LCV 2020 Warrants held by all holders of the LCV 2019 Notes and the LCV 2020 Warrants entitled to receive the Contingent Merger Consideration in accordance with this Section 2.04(a)(ii)(A) and (y) pay, or cause to be paid to each LCV Shareholder, each holder of the LCV 2019 Notes and each holder of the LCV 2020 Warrants, as applicable, who is a U.S. Person that is not, to the reasonable belief of Subversive and LCV, a Qualified Investor, such LCV Shareholder’s, such holder’s of the LCV 2019 Notes or such holder’s of the LCV 2020 Warrants, as applicable, Contingent Cash-Out Amount in respect of the Contingent Merger Consideration. For the avoidance of doubt, no separate payment or issuance shall be made to any holder of a Rollover Option who is not an Employed Option Holder pursuant to this Agreement on account of any Contingent Merger Consideration.

(B)

Notwithstanding anything provided in this Agreement or LCV 2020 Warrants to the contrary, any Common Stock True-Up Contingent Consideration, when earned, shall be paid pro rata to the LCV Shareholders (such pro rata share shall mean with respect to each LCV Shareholder, a fraction, expressed as a percentage: (a) the numerator of which is aggregate number of LCV Shares held by such LCV Shareholder and (b) the denominator of which is the aggregate number of LCV Shares issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, no LCV Shares that would be issued or deemed issued upon conversion or deemed exercise of the LCV 2019 Notes or the LCV 2020 Warrants shall be taken into account for the purposes of such pro rata calculation)). For the sake of clarity, the Common Stock True-Up Contingent Consideration payable to the LCV Shareholders pursuant to this Section 2.04(a)(ii)(B) shall reduce the aggregate amount that would have been otherwise paid to the holders of the LCV 2020 Warrants pursuant to Section 2.04(a)(ii)(A) and be payable instead to the LCV Shareholders under this Section 2.04(a)(ii)(B).

(b)    PPP Loans. In the event any amount of the PPP Loans are determined to be forgiven by the SBA pursuant to the Paycheck Protection Program pursuant to Section 1102 of the CARES Act, pursuant to the terms and conditions of this Agreement and the PPP Escrow Agreements (such forgiven amounts, the “Forgiven PPP Loan Amounts”), then Subversive shall (i) deliver to each LCV Shareholder (excluding holders of Dissenting Shares), each holder of the LCV 2019 Notes and each holder of the LCV 2020 Warrants, as applicable, who is a Non-U.S. Person or a U.S. Person that is, to the reasonable belief of LCV and Subversive, a Qualified Investor, and each Employed Option Holder, such LCV Shareholder’s, such holder’s of the LCV 2019 Notes, such holder’s of the LCV 2020 Warrants or such Employed Option Holder’s, as applicable, Contingent Pro Rata Share of a number of Subversive Common Shares (rounded down to the nearest whole number) equal to the quotient of (x) the Forgiven PPP Loan Amounts, divided by (y) $10.00 (the “Forgiven PPP Contingent Consideration”) and (i) pay, or cause to be paid to each LCV Shareholder, each holder of the LCV 2019 Notes and each holder of the LCV 2020 Warrants, as applicable, who is a U.S. Person that is not, to the reasonable belief of Subversive and LCV, a Qualified Investor, cash in an amount equal to such LCV Shareholder’s, such holder’s of the LCV 2019 Notes or such holder’s of the LCV 2020 Warrants, as applicable, Pro Rata Share of the Forgiven PPP Loan Amounts.

(c)    Tax Deficiency. If by the end of the Tax Deficiency Holdback Period any amount is finally determined, agreed or deemed agreed to be owed by LCV or any other LCV Entities in connection with Fluid South Tax Assessment, then (i) first, Subversive shall permanently withhold from issuance (and not issue) the applicable portion of the Tax Deficiency Holdback Shares (including, for the avoidance of doubt, by permanently withholding the issuance of, and not issuing, Subversive Common Shares that would otherwise become Tax Deficiency Holdback Shares) with a value (based on $10 per Subversive Common Share) equal to such amount and (ii) to the extent that following (A) any permanent withholding of Tax Deficiency Holdback Shares pursuant to clause (i) there remains any Tax Deficiency Holdback Shares, or (B) expiration of the Tax Deficiency Holdback Period no final determination was made in connection with Fluid South Tax Assessment (all Tax Deficiency Holdback Shares or a portion thereof that are remaining after the expiration of the Tax Deficiency Holdback Period pursuant to this Section 2.04(c)(i) or (ii) (the “Remaining Tax Deficiency Holdback Shares”), then, immediately after the expiration of the Tax Deficiency Holdback Period, Subversive shall subscribe for, and the Surviving Company shall issue to Subversive, a number of newly-issued shares of common stock of the Surviving Company equal to such number of Remaining Tax Deficiency Holdback Shares for consideration (the “Tax Deficiency Consideration”) payable by Subversive to or at the direction of the Surviving Company consisting of such number of Remaining Tax Deficiency Holdback Shares, and Subversive shall, at the direction of the Surviving Company and in payment of the Tax Deficiency Consideration, issue the Remaining Tax Deficiency Holdback Shares to the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants that are Qualified Investors and the Employed Option Holders in accordance with Section 2.02(b)(i), Section 2.02(e)(i) or Section 2.02(f)(i), as applicable. Each delivery of any portion of any Remaining Tax Deficiency Holdback Shares by Subversive to LCV Shareholders, holders of the LCV 2019 Notes, holders of the LCV 2020 Warrants and the Employed Option Holders, as applicable, shall be made in proportion to such LCV Shareholders’, such holder’s of the LCV 2019 Notes, such holder’s of the LCV 2020 Warrants or such Employed Option Holder’s, as applicable, respective Contingent Pro Rata Share.

(d)    Change in Control. Notwithstanding anything contained in this Section 2.04, in the event of a Change in Control prior to the end of the Trading Price Measurement Period, Subversive shall pay the full amount of any unpaid Contingent Merger Consideration to the LCV Shareholders pursuant to Section 2.04(a)(ii) no later than five (5) Business Days prior to the occurrence of such Change in Control.

(e)    Non-Assignability; Tax Treatment. The interests, if any, of any LCV Shareholder, any holder of the LCV 2019 Notes, any holder of the 2020 Warrants or any Employed Option Holder of any portion of the Contingent Merger Consideration, the Forgiven PPP Contingent Consideration and the

Remaining Tax Deficiency Holdback Shares pursuant to this Section 2.04 shall not be assignable or transferable (except to Permitted Transferees of such LCV Shareholder and after prior written notice to Subversive) and the Parties hereby agree that the rights to receive the portion of the Contingent Merger Consideration, the Forgiven PPP Contingent Consideration and the Remaining Tax Deficiency Holdback Shares shall not be evidenced by negotiable certificates and that the Parties shall not take any action to make such rights “readily marketable” (as such term is used in Revenue Procedure 84-42). Subject to Section 2.02(b) and Section 2.02(j), the Parties intend that (x) Contingent Merger Consideration, the Forgiven PPP Contingent Consideration and the Remaining Tax Deficiency Holdback Shares received by the LCV Shareholders pursuant to this Section 2.04 shall be considered for US federal income tax purposes as stock received from Subversive in exchange for LCV Shares and that no gain or loss shall be recognized by the LCV Shareholders as a result of the receipt of such Contingent Merger Consideration pursuant to Sections 354 and 368 of the Code, and (y) that such Contingent Merger Consideration, the Forgiven PPP Contingent Consideration and the Remaining Tax Deficiency Holdback Shares shall not constitute “boot” for purposes of Sections 354 and 368 of the Code. The Parties agree to report such Contingent Merger Consideration, the Forgiven PPP Contingent Consideration and the Remaining Tax Deficiency Holdback Shares consistently with the foregoing and agree not to take any positions or to cause or permit any action or position to be taken inconsistent with the foregoing.

(f)    Adjustments, Failure of Holder of Rollover Option. The Contingent Merger Consideration, the Forgiven PPP Contingent Consideration and the Remaining Tax Deficiency Holdback Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Subversive Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Subversive Common Shares, occurring on or after the date hereof and prior to the time the applicable Contingent Merger Consideration is delivered to the LCV Shareholders, if any. In the event that any holder of a Rollover Option is not a Continuing Employee as of the date specified in Section 2.04(a)(ii), then such holder’s right to any consideration set forth in this Section 2.04 shall, as of the date of that such holder ceases to be a Continuing Employee, automatically terminate and be forfeited for no consideration and such consideration shall be distributed to the LCV Shareholders and the other holders of Rollover Options who are Continuing Employees proportionally as determined in this Section 2.04.

(g)    Separate Share Certificates. Any Contingent Merger Consideration payable hereunder in Subversive Common Shares shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulation Section 1.483-4(b), Example 2 using the 3-month test rate of interest provided for in Treasury Regulation Section 1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to any such payment of Contingent Merger Consideration payable hereunder in Subversive Common Shares to each LCV Shareholder referenced in Section 2.04(a)(ii)(x) and Section 2.04(b)(iii)(x), Subversive Common Shares representing the principal component (with a value equal to the principal component) and Subversive Common Shares representing the interest component (with a value equal to the interest component) may be represented by separate share certificates.

Section 2.05 WITHHOLDING TAXES. Subversive, the Surviving Company and LCV, as applicable, shall be entitled to deduct and withhold from any consideration, including by way of the sale of Subversive Common Shares by Subversive on behalf of the Person, otherwise payable or otherwise deliverable to a Person under the LCV Transaction or otherwise hereunder such amounts as it is required to deduct and withhold from such consideration under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted to the appropriate Governmental Authority from the consideration payable pursuant to the LCV Transaction and shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided, however, that such deducted and withheld amounts are actually remitted to the appropriate Governmental Authority. At least seven (7) days prior to making any such deduction or withholding, Subversive shall deliver written notice of the expected withholding amounts to LCV. Subversive and LCV shall reasonably cooperate with each other to reduce the amount of withholding Taxes imposed on the payment of any amount to any Person pursuant to this Agreement to the extent permitted by applicable Law, including by reasonably cooperating in order to execute and file any forms or certificates (with any necessary attachments thereto) required to claim an available reduced rate of, or exemption from, withholding Taxes; provided for clarity, however, that nothing in this Section 2.05 shall preclude Subversive, the Surviving Company or LCV from timely complying with any obligation to withhold Taxes in respect of any of the transactions contemplated by this Agreement.

Section 2.06     U.S. SECURITIES LAW MATTERS.

(a)    Compliance with Laws. Subversive Common Shares are being issued by Subversive in the LCV Transaction pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and will not be registered under the Securities Act or any state securities laws. Such shares shall be “restricted securities” within the meaning of Rule 144 under the Securities Act and any disposition of such shares by the holder thereof will need to be made pursuant to an effective registration of the shares under the Securities Act or pursuant to an available exemption from such registration requirements. Each holder of Subversive Common Shares covenants that such Subversive Common Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws. In connection with any transfer of the Subversive Common Shares other than (i) pursuant to an effective registration statement or (ii) pursuant to Rule 144 (provided that the holder provides Subversive with reasonable assurances (in the form of seller and, if applicable, broker representation letters) that the securities may be sold pursuant to such rule) or any other available exemption under the Securities Act, Subversive may require the transferor thereof to provide to Subversive an opinion of counsel selected by the transferor and reasonably acceptable to Subversive, the form and substance of which opinion shall be reasonably satisfactory to Subversive, to the effect that such transfer does not require registration of such transferred Subversive Common Shares under the Securities Act.

(b)    Legends. Certificates evidencing the Subversive Common Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form:

THESE COMMON SHARES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE COMMON SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO SUBVERSIVE AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR OTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT.

Section 2.07    TAX TREATMENT. The Parties intend that the LCV Transaction and the Caliva Transaction shall be treated as occurring pursuant to a plan or series of related transactions for purposes of Code Section 7874 and Treasury Regulations Section 1.7874-2(e) and that as a result of the LCV Transaction and the Caliva Transaction, Subversive shall be treated as a domestic corporation for U.S. federal income Tax purposes pursuant to Section 7874(b) of the Code and the Treasury Regulations

thereunder, with the deemed conversion of Subversive from a foreign corporation to a domestic corporation by reason of Section 7874(b) of the Code being treated as a reorganization under Section 368(a)(1)(F) of the Code and occurring on the day immediately preceding the Closing Date pursuant to Treasury Regulations Section 1.7874-2(j)(1) (the “Inversion Treatment”). The Parties intend that this Agreement shall constitute a “plan of reorganization” with the meaning of Treasury Regulations Sections 1.368-1(c), 1.368-2(g) and 1.368-3(a). The Parties intend that the LCV Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income Tax purposes (and corresponding foreign, state and local Tax purposes) (the “Reorganization Treatment”, and collectively with the Inversion Treatment, the “Intended Tax Treatment”). The Parties agree to report and treat the LCV Transaction consistently with the Intended Tax Treatment (including the information and recordkeeping requirements of Treasury Regulations Section 1.368-3) for U.S. federal income Tax purposes and any applicable U.S. state, local, or non-U.S. income tax purposes. Subversive, MergerSub and LCV (i) shall use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code and take any actions necessary under Code Section 7874 for Subversive to be treated as a domestic corporation for purposes of the Code, and (ii) agree not to take any actions or positions or cause or permit any action or position to be taken or fail to take or cause to be failed to be taken any actions or positions, which action, position or failure would or could reasonably be expected to prevent or impede the LCV Transaction from qualifying as a “reorganization” under Section 368(a) of the Code.

Section 2.08    PPP LOANS.

(a)    Prior to the Closing, the Company shall file with each PPP Lender a PPP Loan Forgiveness Application, requesting that such PPP Lender submit such application as practicable to the U.S. Small Business Administration (the “SBA”). At or prior to the Closing, the Company and the PPP Lenders shall enter into the escrow agreements with respect to the PPP Loans (collectively, the “PPP Escrow Agreements”), pursuant to which at the Closing, Subversive shall deposit or caused to be deposited (a) the PPP BofA Escrow Amount with the PPP BofA Lender for the purpose of repaying any portion of the outstanding balance of the applicable PPP Loan which is determined not to be forgiven by the SBA pursuant to the Paycheck Protection Program pursuant to Section 1102 of the CARES Act and (b) the PPP Wells Fargo Escrow Amount with the PPP Wells Fargo Lender for the purpose of repaying any portion of the outstanding balance of the applicable PPP Loan which is determined not to be forgiven by the SBA pursuant to the Paycheck Protection Program pursuant to Section 1102 of the CARES Act. Pursuant to the terms of the PPP Escrow Agreements, any amounts that are determined to be forgiven by the SBA pursuant to the Paycheck Protection Program pursuant to Section 1102 of the CARES Act, together with any accrued interest thereon, by the PPP Lenders will be released to the Surviving Company.

(b)    Subversive shall subscribe for, and the Surviving Company shall issue (b) to Subversive, a number of newly-issued shares of common stock of the Surviving Company equal to (x) the sum of the PPP BofA Escrow Amount and the PPP Wells Fargo Escrow Amount (such sum, the “PPP Share Subscription Consideration”), divided by (y) $10.00, and Subversive shall satisfy the PPP Share Subscription Consideration by paying the PPP BofA Escrow Amount and the PPP Wells Fargo Escrow Amount as contemplated in Section 2.04(b) and Section 2.08(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE LCV ENTITIES

Except as set forth in the corresponding sections or subsections of the LCV Disclosure Schedules, LCV hereby represents and warrants to Subversive as of the Agreement Date and as of the Closing Date as follows; provided, however, that notwithstanding anything to the contrary provided in this Agreement, all representations and warranties of LCV in this Article III (and all disclosures in the LCV Disclosure Schedules) are being made with exception to and not with respect to Federal Cannabis Laws.

Section 3.01    ORGANIZATION AND QUALIFICATION; AUTHORIZATION.

(a)    Each LCV Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Each LCV Entity is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction in which its ownership of property or the conduct of business as now conducted therein require it to so qualify, except where the failure to be so qualified would not have a Material Adverse Effect. Complete and accurate copies of the Constating Documents of each LCV Entity and all amendments thereto have been made available to Subversive. None of the LCV Entities is in material violation of any of the provisions of its Constating Documents. The minute books and resolutions of each LCV Entity previously made available to Subversive contain true, complete and accurate records of all meetings and accurately reflect in all material respects all corporate action of the equityholders and manager or board of directors or comparable governing body (including committees thereof) of such LCV Entity. The books and transfer ledgers of each LCV Entity previously made available to Subversive are true, complete and accurate in all material respects.

(b)    Subject to obtaining the LCV Shareholder Approval, LCV has all requisite company power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which LCV is party, the performance by LCV of its obligations hereunder and thereunder and the consummation by LCV of the transactions contemplated hereby and thereby have been duly authorized. This Agreement has been, and the Transaction Documents to which LCV is party will be, duly executed and delivered by LCV and, assuming due execution and delivery by all other parties thereto, constitute the legal, valid and binding obligation of LCV, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally, the availability of equitable remedies and the technical violation of the Federal Cannabis Laws (collectively, the “Enforceability Limitations”).

Section 3.02 NO CONFLICT. The execution, delivery and performance by LCV of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(a) violate or conflict with any provision of the Constating Documents of any LCV Entity;

(b)    violate, contravene or conflict with any resolution adopted by any LCV Entity’s equityholders and manager or board of directors or comparable governing body;

(c)    violate or conflict with any Law, Order or Governmental Authorization applicable to any of the LCV Entities or their assets or business; or

(d)    violate, conflict with, result in a material breach of the terms or conditions of, or default (with or without notice or lapse of time or both) under, or give rise to any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination, or to the loss of any rights or benefits, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any LCV Shares or any assets of any LCV Entity under, any Material Contract.

Section 3.03 CONSENTS AND APPROVALS. Except for the filings required under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) or any other antitrust Law, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by any LCV Entity in connection with the authorization, execution, delivery and performance by LCV of this Agreement or any Transaction Document, or the consummation of the transactions contemplated hereby and thereby. The LCV Board has unanimously: (A) approved and adopted, and declared the advisability of, this Agreement and the transactions contemplated hereby, including the LCV Transaction; (B) determined that this Agreement and the transactions contemplated hereby, including the LCV Transaction, are in the best interests of LCV and the LCV Shareholders; (C) directed that this Agreement be submitted to the LCV Shareholders for their adoption; and (D) resolved to recommend that the LCV Shareholders adopt this Agreement.

Section 3.04 CAPITALIZATION. Section 3.04 of the LCV Disclosure Schedules sets forth the entire authorized Equity Securities of each LCV Entity and a complete and accurate list, as of the Agreement Date, of (a) the issued and outstanding Equity Securities of each LCV Entity, including the name of the record and beneficial owner thereof and the number of Equity Securities held thereby and (b) all outstanding LCV Options, including with respect to each such LCV Option, the holder, the number of LCV Shares subject thereto, the grant date, the exercise price for such LCV Option and the date on which such LCV Option expires. All of the outstanding Equity Securities of each LCV Entity have been, and all LCV Shares which may be issued pursuant to the exercise of LCV Options, when issued in accordance with the applicable security, will be, duly authorized, validly issued and are fully paid and non-assessable. No LCV Entity has any outstanding Equity Securities or other securities directly or indirectly convertible into or exchangeable for its Equity Securities, no LCV Entity has any outstanding agreements, options, warrants or rights to directly or indirectly subscribe for or purchase, or that directly or indirectly require it to issue, transfer or sell, its Equity Securities or any securities directly or indirectly convertible into or exchangeable for its Equity Securities, and there are no agreements containing profit participation or phantom equity features with respect to any LCV Entity. Except for the Equity Securities of Half Moon Grow, Inc., and SKRRR, LLC described on Section 3.04 of the LCV Disclosure Schedules, no LCV Entity owns or otherwise holds, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. Such Equity Securities of each of Half Moon Grow, Inc. and SKRRR, LLC have been duly authorized, validly issued and are fully paid and non-assessable, are owned by the applicable LCV Entities free and clear of all Liens (other than Permitted Liens), and no LCV Entity has any outstanding agreements, options, warrants or rights to directly or require it to transfer or sell, such Equity Securities or any securities directly or indirectly convertible into or exchangeable for such Equity Securities. No LCV Entity is subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its Equity Securities or any warrants, options or other rights to acquire its Equity Securities. There are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of Equity Securities or other securities of any LCV Entity. All of the outstanding Equity Securities of each of the LCV Entities are owned by LCV or another LCV Entity free and clear of all Liens (other than Permitted Liens). No LCV Entity has violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities or any warrants, options or other rights to acquire its Equity Securities. No Equity Securities of any LCV Entity are subject to, nor have been issued in violation of, preemptive or similar rights. Each grant of a LCV Option was duly authorized by all necessary corporate action and was made in accordance with the terms of the LCV Option Plan and applicable stock option agreement and the stock option agreement governing such grant was executed and delivered by each party thereto. The treatment of the LCV Options provided for in Section 2.02(d) is consistent with and authorized under the terms of the LCV Option Plan and any applicable award agreement. There are no accrued but unpaid dividends payable by LCV on any Equity Securities of LCV.

Section 3.05    FINANCIAL STATEMENTS AND FINANCIAL DATA.

(a)    The following financial statements of the LCV Entities (collectively, the “Financial Statements”) have been made available to Subversive:

(i)

the audited consolidated balance sheets of the LCV Entities (other than Sol Distro) as of December 31, 2018 and 2019 and the related audited statements of operations, changes in stockholders’ equity and cash flows for each of the years then ended, with the exception of Sturdivant Ventures, LLC acquired on July 31, 2018, which is consolidated from August 1, 2018;

(ii)

the audited consolidated balance sheet of the LCV Entities as of September 30, 2020 (the “Balance Sheet”), and the related unaudited statements of operations, changes in shareholders’ equity and cash flows for the nine (9) month period then ended; and

(iii)

the audited combined balance sheets of Sol Distro as of December 31, 2019 and 2018, and the related audited statements of operations, changes in stockholders’ equity and cash flows for each of the years then ended.

(b)    The Financial Statements (including the notes thereto) (i) have been prepared in accordance with IFRS consistently applied throughout the periods covered thereby, (ii) present fairly in all material respects the assets, liabilities and financial condition of the LCV Entities as of such dates and the results of operations and cash flows of LCV Entities for such periods, and (iii) are consistent with the books and records of the LCV Entities (which books and records are accurate and complete in all material respects). Since the Reference Date, there has been no change in any accounting principles, policies, methods or practices, including any change with respect to reserves (whether for bad debt, contingent liabilities or otherwise) of the LCV Entities.

(c)    The inventory of the LCV Entities is merchantable and fit for the purpose for which it was procured or manufactured, and is not slow-moving, obsolete, damaged, or defective, subject to the reserve for inventory writedown set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the LCV Entities or as would not be expected to have a Material Adverse Effect. All notes and accounts receivable of the LCV Entities are reflected properly on their books and records and are valid receivables subject to no setoffs or counterclaims. The accounts payable and accruals of the LCV Entities have arisen in bona fide arm’s- length transactions in the ordinary course of business, and each LCV Entity has been paying its accounts payable in the Ordinary Course.

(d)    No LCV Entity has applied for, or directly or indirectly accepted or received, any benefit (monetary or otherwise), loan, payment, funding, credit, relief or deferral from any Governmental Authority that was made available in response to COVID-19 or pursuant to the CARES Act or any other COVID-19 Requirement.

Section 3.06     ABSENCE OF UNDISCLOSED LIABILITIES. No LCV Entity has any Liabilities, that would have been required by IRFS to be reflected in, reserved against or otherwise described in a consolidated balance sheet, except (a) as and to the extent specifically accrued for or reserved against in the Balance Sheet, (b) Liabilities which have arisen after the date of the Balance Sheet in the Ordinary Course (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) executory obligations under Contracts (other than Liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by any LCV Entity), (d) obligations to pay the Sisu Merger Consideration as set forth in the Sisu Merger Agreement and the Sisu Holdback Shares, and (e) Liabilities specifically set forth on Section 3.06 of the LCV Disclosure Schedules.

Section 3.07 ABSENCE OF CHANGES OR EVENTS. Since December 31, 2019 (the “Reference Date”), (a) each of the LCV Entities has conducted its business only in the Ordinary Course; (b) no Event has occurred that, individually or in combination with any other Events, has had or would reasonably be expected to have Material Adverse Effect; and (c) no LCV Entity has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 3.08    ASSETS.

(a)    The LCV Entities own good and marketable title to, or a valid right to use, all of the tangible and intangible assets and property used or held in connection with their businesses prior to the date hereof, free and clear of any and all Liens. The tangible and intangible assets and property to which the LCV Entities have good and marketable title to, or a valid right to use, are all assets currently used by the LCV Entities to conduct their businesses in all material respects in the same manner as the businesses of the LCV Entities as have been conducted since the Reference Date.

(b)    All material items of tangible personal property owned or leased by any LCV Entity are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. Other than inventory in transit in the Ordinary Course, none of the personal or movable property constituting assets of any LCV Entity is located other than at the Leased Real Property.

Section 3.09    PROPRIETARY RIGHTS.

(a)    Section 3.09(a) of the LCV Disclosure Schedules contains a complete and accurate description and list of all (i) patented or registered Intellectual Property owned or held by or exclusively licensed to any LCV Entity, (ii) pending patent applications and applications for other registrations of Intellectual Property owned or held by or exclusively licensed to any LCV Entity, (iii) any unregistered Trademark or copyright that is owned or held by or exclusively licensed to any LCV Entity and material to the conduct of any LCV Entity’s business as presently conducted or contemplated to be conducted (including all social media accounts) and (iv) all Internet domain names used by or registered by or on behalf of any LCV Entity (indicating for each of (i) and (ii) the LCV Entity that owns or holds such Intellectual Property or an exclusive license thereto, applicable jurisdiction, registration number (if registered), application number, date issued (if issued) and dated filed).

(b)    Section 3.09(b)(i) of the LCV Disclosure Schedules contains a complete and accurate list of all Intellectual Property licensed by any other Person to any LCV Entity (excluding generally commercially available, off the shelf software programs licensed to such LCV Entity pursuant to a shrink- wrap or “click to accept” agreements with a replacement cost and/or annual license fee of less than $10,000 (an “Immaterial Software License”)) and any license or other Contract relating thereto. Section 3.09(b)(ii) of the LCV Disclosure Schedules contains a complete and accurate list of all Intellectual Property licensed by any LCV Entity to any other Person and any license or other Contract relating thereto (all of the foregoing Contracts required to be listed or expressly excused from listing on Section 3.09(b)(i) or Section 3.09(b)(ii) of the LCV Disclosure Schedules, collectively, the “IP Contracts”). The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not (i) impair any rights of any LCV Entity under, or cause any LCV Entity to be in violation of or default under, any IP Contract , (ii) give rise to any termination or modification of, or entitle any Person to terminate or modify, any such IP Contract, or (iii) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to the LCV Entity’s use or exploitation of any Intellectual Property of any Person.

(c)    The LCV Entities exclusively own and possess all right, title and interest in and to, or have the right under a valid and enforceable license set forth on Section 3.09(b)(i) of the LCV Disclosure Schedules (or under a valid and enforceable Immaterial Software License), to use and otherwise commercialize or exploit, all Intellectual Property necessary for or used or otherwise commercialized or exploited in the operation of its businesses as presently conducted and as presently proposed to be conducted, free and clear of all Liens, other than Permitted Liens (collectively for all LCV Entities, the “LCV Intellectual Property”). None of the LCV Intellectual Property owned or purported to be owned by or, to the Knowledge of LCV, exclusively licensed to or purported to be exclusively licensed to, any LCV Entity is invalid or unenforceable in whole or in part. No loss or expiration of any of the LCV Intellectual Property is pending, or to the Knowledge of LCV, reasonably foreseeable or threatened, except for patents expiring at the end of their statutory term. The LCV Entities have taken all commercially reasonable actions to protect and maintain in full force and effect the LCV Intellectual Property. Each current or former Service Provider of any LCV Entity has executed a valid and enforceable written agreement assigning to such LCV Entity ownership of all rights in any Intellectual Property developed by such Service Provider, solely or jointly with others, in the course and scope of his or her employment or engagement by such LCV Entity. None of the LCV Shareholders owns or holds any Intellectual Property that is used, commercialized or exploited in any way by any LCV Entity.

(d)    (i) There have been no claims made or, to the Knowledge of LCV, threatened against any LCV Entity asserting the invalidity, misuse or unenforceability of any LCV Intellectual Property or challenging any LCV Entity’s ownership of Intellectual Property owned or purported to be owned by such LCV Entity or right to use, commercialize or exploit any other LCV Intellectual Property, and to the Knowledge of LCV, there is no basis for any such claim, (ii) no LCV Entity has received any written notices of, and to the Knowledge of LCV there are no facts which indicate a likelihood of, any direct, vicarious, indirect, contributory or other infringement, violation or misappropriation by a LCV Entity of any Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), (iii) to the Knowledge of LCV, the conduct of the LCV Entities’ respective businesses as previously conducted has not infringed, misappropriated or violated, and as presently conducted or presently proposed to be conducted, to the Knowledge of LCV, does not infringe, misappropriate or violate any Intellectual Property rights of any Person, and, (iv) to the Knowledge of LCV, no LCV Intellectual Property has been infringed, misappropriated or violated by any other Person.

(e)    The computer, information technology and communication systems, including the Software, hardware and networks (including any virtual private networks), and all programs, data, information and databases that are available or thereon or Processed thereby (collectively, the “Systems”), currently used or owned by the LCV Entities are reasonably sufficient for the needs of the businesses of the LCV Entities as presently conducted and as presently proposed to be conducted, including as to capacity and ability to process current and anticipated future peak volumes in a timely manner. The Systems are sufficient to allow for all of the Service Providers of the LCV Entities who are not deemed “critical” or “essential” (or any similar term, in each case, as defined by applicable COVID-19 Requirements) pursuant to any COVID-19 Requirement to work from remote locations without any material disruption to or interruption of the LCV Entities businesses. To the Knowledge of LCV, in the past twelve (12) months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any Systems that has caused any material disruption or interruption in or to the use of such Systems by any LCV Entity or the conduct of their businesses, and there have been no material slowdowns in the Systems or the use thereof as a result of work performed from any remote locations.

(f)    The LCV Entities have taken all commercially reasonable precautions to prevent the presence of, any malicious code, program, or other internal component (e.g., computer virus, computer worm, computer time bomb, Trojan horse, spyware, or similar component) which could damage, destroy, or alter the Systems or other software or hardware used by the LCV Entities or any of their customers (or such customers respective end users or employees), or which could, in any unintended manner, reveal, damage, corrupt, destroy, or alter any data or other information accessed through or processed by the Systems, or otherwise cause unauthorized access to, or disruption, impairment, disablement, or destruction of any Systems.

(g)    The LCV Entities have taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect its rights in all trade secrets and confidential information owned by or otherwise in their possession and, except under confidentiality obligations, there has not been any disclosure by any LCV Entity of any such trade secrets or confidential information. To the Knowledge of LCV, there has been no unauthorized access to or disclosure of any such trade secrets or confidential information.

Section 3.10    CONTRACTS.

(a)    Section 3.10(a) of the LCV Disclosure Schedules contains, as of the Agreement Date, a complete and accurate list (by reference to the applicable subsection hereof) of the following Contracts that are currently in effect (such Contracts, collectively, the “Material Contracts”):

(i)	each Contract that requires any LCV Entity to pay, or entitles any LCV Entity to receive, or could result in obligations of any LCV Entity in the amount of, in the aggregate, $100,000 or more;

(ii)

excluding non-disclosure agreements entered into the Ordinary Course, each Contract that restricts any LCV Entity from competing with or engaging in any business activity anywhere in the world or soliciting for employment or engagement, hiring, employing or engaging any Person;

(iii)

each Contract to acquire or dispose (by merger, purchase or sale of assets or stock or otherwise) of any business or other material assets, as to which a LCV Entity has continuing material obligations or material rights;

(iv)	each Contract concerning a joint venture, strategic alliance, collaboration or partnership agreements, or the sharing of profits;

(v)	each Contract whereby any LCV Entity leases, subleases, licenses, or otherwise holds any rights to use or occupy any interest in real property (the “Real Property Leases”);

(vi)	each Contract with respect to Indebtedness;

(vii)	each Contract with any Governmental Authority;

(viii)

each Contract pursuant to which a LCV Entity leases, is licensed or otherwise authorized to use or otherwise commercialize or exploit any Intellectual Property of any other Person or which otherwise affects the ability of a LCV Entity to use, commercialize or otherwise exploit any LCV Intellectual Property (including a covenant not to sue) material to its business as currently conducted (excluding Immaterial Software Licenses);

(ix)	each Contract pursuant to which a LCV Entity leases, licenses or otherwise authorizes another Person to use, distribute, sell, resell or incorporate any LCV Intellectual Property;

(x)	each Contract that contains any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates;

(xi)	each Contract with a labor union or other labor organization;

(xii)	other than Employee Plans, each Contract with respect to deferred compensation, equity purchase or award, salary continuation, pension, profit sharing or retirement plan;

(xiii)

each Contract with any current Service Provider that provides for severance, retention bonus, change in control bonus, or any other amount that will be payable as a result of the LCV Transaction, other than LCV’s standard offer letters to its at-will employees in the Ordinary Course;

(xiv)	each Contract with any firm or other organization providing commission or sales- based services to a LCV Entity;

(xv)	each Contract with a Related Party;

(xvi)	each Contract that grants any Person other than a LCV Entity any rights of first refusal, rights of first negotiation or similar rights;

(xvii)	other than Contracts entered into in the Ordinary Course, each Contract that contains indemnification obligations of a LCV Entity; and

(xviii)	each Contract with a Top Supplier.

To the Knowledge of LCV, Complete and accurate copies of the Material Contracts, together with all amendments and modifications thereto, have previously been made available to Subversive. Each Material Contract is in full force and effect, is valid, binding and enforceable against the applicable LCV Entity, and to the Knowledge of LCV, the other parties thereto, in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)    No LCV Entity is in breach or default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any LCV Entity of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Material Contract. To the Knowledge of LCV, no other party is in breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by any LCV Entity under, or in any manner release any party thereto from any obligation under, any Material Contract. Between the Reference Date and the Agreement Date, no

LCV Entity has received any written notice regarding any actual or alleged violation or breach of, or default under any Material Contract. As of the Agreement Date, no LCV Entity has received any written notice, nor does any LCV Entity have any Knowledge that, a counterparty to any Material Contract is terminating, not renewing, modifying, repudiating or rescinding, or intends to terminate, not renew, modify, repudiate or rescind such Material Contract.

Section 3.11    LITIGATION.

(a)    There are no Proceedings pending or, to the Knowledge of LCV, threatened against any (i) LCV Entity or, (ii) to the extent related to any LCV Entity, current or former Service Provider.

(b)    There are no Proceedings pending or threatened by any LCV Entity.

(c)    For any Proceedings identified on Section 3.11(a) or Section 3.11(b) of the LCV Disclosure Schedule, (i) to the extent permitted by applicable Law and solely to the extent that would not extinguish any available privileges with respect thereto, LCV has made available to Subversive complete and accurate copies of all pleadings and material correspondence relating to each such Proceeding, (ii) no such Proceeding would, to LCV’s Knowledge, reasonably be expected to result in the LCV Entities incurring aggregate Losses with respect thereto of more than $100,000, and (iii) LCV will have paid before the Closing, all fees and expenses of counsel and other representatives of LCV incurred on or before the Closing Date in connection with such Proceeding.

(d)    Section 3.11(d) of the LCV Disclosure Schedules sets forth any Order to which any LCV Entity is subject.

Section 3.12    COMPLIANCE WITH APPLICABLE LAWS. Each LCV Entity is and, to the Knowledge of LCV, has been, in compliance in all material respects for the past two (2) years with all Laws (other than, for the avoidance of doubt, the Federal Cannabis Laws) in connection with the conduct, ownership, use, occupancy or operation of its business and assets, and no LCV Entity has received notice of any actual or alleged violation of any Law. The LCV Entities only operate in jurisdictions that have enacted Laws legalizing Cannabis. Each LCV Entity is in compliance in all material respects with all applicable Laws (other than the Federal Cannabis Laws) controlling the cultivation, harvesting, production, handling, storage, distribution, labeling, white labeling, sale, and possession of Cannabis. No LCV Entity imports or exports Cannabis products from or to any foreign country.

Section 3.13    LICENSES AND GOVERNMENTAL AUTHORIZATIONS. The LCV Entities hold, and immediately following the Closing will hold, all Cannabis Licenses necessary for the conduct, ownership, use, occupancy or operation of their businesses or assets as conducted, owned, used, occupied or operated as of the date hereof, and all such Cannabis Licenses are valid and in full force and effect. Each LCV Entity is and, to the Knowledge of LCV, has been, in material compliance for the past three (3) years with all such Cannabis Licenses. All such Cannabis Licenses are identified on Section 3.13 of the LCV Disclosure Schedules (including the issuer, date of issuance and expiration date) and complete and correct copies thereof have been made available to Subversive. The LCV Entities will diligently pursue all disclosure and approval requirements applicable to the Cannabis Licenses, such that the rights and benefits of each Cannabis Licenses will be available to the Surviving Company after the Effective Time, to the Knowledge of LCV, on terms substantially identical to those enjoyed by LCV as of the Agreement Date and immediately prior to the Effective Time and to the Knowledge of LCV, the Cannabis Licenses will not be cancelled, terminated, revoked, limited in scope or otherwise adversely affected by the Merger or the other transactions contemplated hereby.

Section 3.14    HEALTH, SAFETY AND ENVIRONMENTAL.

(a)    Each LCV Entity is and has been in material compliance with all Environmental and Safety Requirements.

(b)    Each LCV Entity has obtained, maintains, and materially complies with all Governmental Authorizations required under Environmental and Safety Requirements to operate its business, and no Proceeding is pending, or to the Knowledge of LCV, threatened, to revoke, modify, or terminate any Governmental Authorization required under Environmental and Safety Requirements.

(c) There are no Hazardous Materials present in, at, under, about or migrating to or from, any (i) Leased Real Property, (ii) real property formerly owned, leased, or used by any LCV Entity or any of its predecessors, or (iii) property to which any LCV Entity or any of its predecessors, or any Person on behalf of any LCV Entity or any of its predecessors, has, at any time, transported, treated, stored or disposed of Hazardous Material, in each case, that has or would reasonably be expected to give rise to, result in, or serve as a basis for any material Liability of the LCV Entities under Environmental and Safety Requirements.

(d)    No LCV Entity has been subject to, nor has received any written notice of, any Proceeding related to the Release of Hazardous Materials or noncompliance with or material Liabilities under Environmental and Safety Requirements.

(e)    No LCV Entity has any contractual indemnity obligation to any third party with respect to Environmental and Safety Requirements.

(f)    To the Knowledge of LCV, (i) no underground storage tanks or related piping are located on, under, or at any Leased Real Property, (ii) no LCV Entity has removed or caused any such tank or piping to be removed and (iii) there has been no such removal from any Leased Real Property or any former operating location that would reasonably be expected to give rise to, result in, or serve as a basis for any Liability of any LCV Entity under Environmental and Safety Requirements.

(g)    To the Knowledge of LCV, no current facts, circumstances, or conditions exist with respect to any LCV Entity, their respective businesses, the Leased Real Property, or any formerly owned, leased, or operated real property that would result, individually or in the aggregate, in any LCV Entity’s incurring material Liability, or material, unbudgeted capital expenditures to achieve or maintain compliance, under Environmental and Safety Requirements, including Governmental Authorizations required under Environmental and Safety Requirements.

(h)    The LCV Entities have made available to Subversive true, complete and accurate copies of all material environmental assessment reports, health and safety audits, and reports of investigations with respect to the LCV Entities, or the Leased Real Property in LCV’s possession or control.

Section 3.15    TAXES.

(a)    Each LCV Entity has properly filed all federal, income and material other Tax Returns required to be filed by it, taking into account any extension of time to file granted to or obtained by such LCV Entity. All such Tax Returns are accurate and complete in all material respects. Each LCV Entity has timely and properly paid all Taxes required to be paid by any LCV Entity, or with respect to its assets, whether or not shown as due on such Tax Returns.

(b)    All Tax deficiencies that have been claimed, proposed, or asserted in writing by any Governmental Authority against any LCV Entity have been fully paid or finally settled.

(c)    No Tax audits or administrative or judicial Tax Proceedings are being conducted or are pending with respect to any LCV Entity. No LCV Entity has received from any Governmental Authority any (i) written notice indicating an intent to open an audit, examination or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax, in each case, with respect to a Tax period that remains open. No LCV Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business).

(d)    No written claim has ever been made by an authority in a jurisdiction where any LCV Entity does not file Tax Returns that a LCV Entity may be subject to taxation by that jurisdiction. Section 3.15(d) of the LCV Disclosure Schedules sets forth each jurisdiction in which each LCV Entity files is required to file Income Tax Returns or pays Income Taxes.

(e)    There are no Liens (other than Permitted Liens) on any of the assets of any LCV Entity that arose in connection with any failure, delay (or alleged failure or delay) to pay any Tax.

(f)    Each LCV Entity has timely and properly withheld and paid all non-de minimis Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Service Provider, equity interest holder, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been timely and properly completed and filed. Each LCV Entity has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as independent contractors for purposes of Section 530 of the Revenue Act of 1978.

(g)    No LCV Entity is party to any agreement the principal purpose of which is to allocate or share liability for Taxes between or among the applicable LCV Entity, on the one hand, and other Persons, on the other hand, including, for the avoidance of doubt, any Tax allocation, Tax sharing, Tax distribution, Tax indemnification, Tax reimbursement or Tax gross-up Contract, other than a contract entered into in the Ordinary Course, the primary purpose of which is not Taxes.

(h)    No LCV Entity (i) has ever been a member of an affiliated group filing a consolidated federal Income Tax Return (other than the consolidated group of which LCV is the common parent), or (ii) has any Liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Income Tax Law) (other than with respect to the consolidated group of which LCV is the common parent), as a transferee or successor, by contract, (but excluding contracts the primary purpose of which is not related to Taxes), or otherwise by Law.

(i)    No LCV Entity has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)    Each LCV Entity has timely and properly collected and maintained all resale certificates, exemption certificates and other material documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from such LCV Entity.

(k)    None of the assets of the LCV Entities are an interest in an entity or arrangement classified as a partnership for United States federal, state or local Income Tax purposes.

(l)    The aggregate unpaid Taxes of the LCV Entities (a) did not, as of the Balance Sheet Date, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet and (b)

do not materially exceed that reserve as adjusted for the transactions contemplated by this Agreement and the passage of time through the end of the Closing Date in accordance with the past custom and practice of LCV in preparing its Financial Statements.

(m)    No LCV Entity is a party to any agreement or arrangement that could result, separately or in the aggregate, in the actual or deemed payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of foreign, state or local Law).

(n)    No LCV Entity has ever participated in any “listed transaction” or “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(o)    No LCV Entity has requested or received a ruling from any Governmental Authority or signed closing agreement or similar Contract with any Governmental Authority that might impact the amount of Tax due from Subversive or its Affiliates (including following the Closing, for the avoidance of doubt, the LCV Entities) after the Closing Date.

(p)    Neither Subversive nor any of its Affiliates (including following the Closing, for the avoidance of doubt, the LCV Entities) (assuming for this purpose that each LCV Entity is a regarded entity for U.S. federal Income Tax purposes) will be required to include any item of income in, or exclude any deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a Taxable period ending on or prior to the Closing Date with respect to any LCV Entity (including, for the avoidance of doubt, any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local, or foreign Tax law)); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Income Tax Law), in either case existing on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date by any LCV Entity; (v) prepaid or deposit amount received outside the ordinary course of business on or prior to the Closing Date by any LCV Entity; or (vi) interest held by any LCV Entity in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951 or 951A of the Code. No LCV Entity is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code. No LCV Entity has deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act.

(q)    Within the past four (4) years, no LCV Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(r)    Each Employee Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code has been administered and drafted or amended, in such a manner that complies in all material respects with Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(s)    No LCV Entity is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority.

(t)    The LCV Shares are not “taxable Canadian property” within the meaning of the Income Tax Act (Canada).

(u)    LCV, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the LCV Transaction from qualifying for the Intended Tax Treatment.

Section 3.16    INSURANCE POLICES. Section 3.16 of the LCV Disclosure Schedules contains a true and complete list of all insurance policies to which any LCV Entity is a party or which provide coverage to or for the benefit of or with respect to any LCV Entity or any director, manager, officer or employee of any LCV Entity in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage. True and complete copies of all such Insurance Policies have been made available to Subversive. Section 3.16 of the LCV Disclosure Schedules also describes any self-insurance or co-insurance arrangements by or affecting any LCV Entity or any director, manager, officer or employee of a LCV Entity in his or her capacity as such, including any reserves established thereunder. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms immediately following the Closing, is (to the Knowledge of LCV) provided by a financially solvent carrier and has not been subject to any lapse in coverage. The LCV Entities are current in all premiums or other payments due under the Insurance Policies and have otherwise complied in all material respects with all of their obligations under each Insurance Policy. The LCV Entities have given timely notice to the applicable insurer of all material claims that may be insured thereby under any Insurance Policy. No LCV Entity has been refused any insurance by, nor has coverage been limited by, any insurance carrier with which any LCV Entity has carried insurance or any other insurance carrier to which any LCV Entity has applied for insurance, and no insurer has issued a reservation of rights or denial of coverage for claims or incidents which could give rise to a claim under any Insurance Policy. No Insurance Policy provides for any retrospective premium adjustment or other experience based liability on the part of any LCV Entity.

Section 3.17    EMPLOYEE PLANS.

(a)    The LCV Entities do not maintain, sponsor, make contributions to or have an obligation to make contributions to or to pay any benefits or grant rights under or with respect to, or have any other Liability with respect to, any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any other plan, program, policy, practice, arrangement or agreement providing for compensation or benefits of any kind to any individual (each an “Employee Plan,” and collectively, the “Employee Plans”). No Employee Plan is subject to Laws outside the United States.

(b)    Neither the LCV Entities nor any ERISA Affiliate has within the past six (6) years participated in or made contributions to or has had any other Liability or potential Liability with respect to a plan which is or was (i) a “multiemployer plan” within the meaning of ERISA Section 3(37) or 4001(a)(3), (ii) a “multiple employer plan” within the meaning of ERISA Section 4063 or 4064 or Code Section 413(c), (iii) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40) or (iv) a plan subject to Section 302 or Title IV of ERISA or Code Section 412. No Employee Plan is a “welfare benefit fund” as defined in Section 419(e) of the Code.

(c)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS stating that such Employee Plan is so qualified, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of such plan.

(d)    There are no Proceedings or claims pending or threatened with respect to any Employee Plan, or the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably be expected to give rise to any Liability, Proceeding or claim against any Employee Plan, any fiduciary or plan administrator or other person dealing with any Employee Plan or the assets thereof.

(e)    No Employee Plan is under audit or investigation by, or is the subject of a Proceeding with respect to, any Governmental Authority, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(f)    Each of the Employee Plans and all related trusts, insurance contracts and funds have been established, documented, maintained, funded and administered all material respects in in compliance with their terms and with the applicable provisions of ERISA, the Code, and all other applicable Laws. With respect to each Employee Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the Agreement Date have in all material respects been timely made or are not past due and properly accrued on the Financial Statements in accordance with IFRS. With respect to each Employee Plan that provides welfare benefits, all claims incurred under such Employee Plan are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO,”) pursuant to which the HMO bears the liability for claims or (iii) accrued as a liability on the Financial Statements.

(g)    No event, act or omission has occurred and no condition exists with respect to any Employee Plan that would result in any material Tax, penalty, assessable payment or other liability imposed by ERISA, the Code or any other applicable Law for which any LCV Entity is or may be liable.

(h)    No act or omission has occurred with respect to any Employee Plan that has or would subject any LCV Entity to any Tax or assessable payment under Chapter 43 of the Code or any civil penalty under Section 502(c), 502(i) or 502(l) of ERISA.

(i)    Each Employee Plan that is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (collectively, “COBRA”), the requirements of the Health Insurance Portability and Accountability Act of 1986, as amended, and/or the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, has been administered in all material respects in compliance with such requirements. No Employee Plan provides post-termination medical, life or other welfare benefits other than as required pursuant to COBRA or similar state law.

(j)    With respect to each Employee Plan, the LCV Entities have provided Subversive the most recent true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Employee Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, any summaries of material modifications and any insurance contracts or service provider agreements and any amendments thereto); (ii) the two (2) most recent actuarial reports and/or financial reports; (iii) the three (3) most recent annual reports (IRS Form 5500 series) filed with the United States Department of Labor (with all applicable attachments); (iv) the most recent determination letter, if any, received from the IRS; (v) any material, non-routine communication to or from any Governmental Authority or to or from any Employee Plan participant during the last two (2) years; and (vi) non-discrimination, coverage and top-heavy testing for the three most recently available plan years.

(k)    All required reports with respect to each Employee Plan have been timely and accurately filed with the IRS, the United States Department of Labor and the Pension Benefit Guaranty Corporation and, as appropriate, provided to participants in the Employee Plan.

(l)    Neither the execution and delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any event) (i) constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any director, manager, consultant, employee or former employee of any of the LCV Entities, (ii) increase any benefits otherwise payable under any Employee Plan, or (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits.

(m)    Each LCV Entity has, for purposes of each relevant Employee Plan, correctly classified those individuals performing services for such LCV Entity as common law employees, leased employees, independent contractors or agents of such LCV Entity.

Section 3.18    EMPLOYEES; LABOR RELATIONS.

(a)    LCV has provided to Subversive a list of each LCV Entity’s current employees and independent contractors who are natural persons, setting forth for each: (i) name; (ii) title; (iii) status as an employee or independent contractor; (iv) total compensation (including bonuses) for such Person for the year ended as of the Reference Date; (v) work location, and an indication of whether such Person is working remotely; and (vi) leave of absence status. No current Service Provider of any LCV Entity is party to any Contract that materially restricts the Service Provider’s performance of their duties on behalf of such LCV Entity. The LCV Entities have each timely paid in full to each current or former Service Provider or, if not past due, adequately accrued on the Financial Statements in accordance with IFRS, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Service Providers. There are no Liabilities of any LCV Entity relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.

(b)    There have not been any “employment losses” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law within the past six (6) months. No current employee of any LCV Entity has given notice of his or her intent to terminate such employment and no notice of termination has been given to any employee by any LCV Entity.

(c)    No LCV Entity is a party to or bound by any collective bargaining agreements or Contracts with any labor union, works council, or other employee representative body and no employees of any LCV Entity are represented by a labor union, works council or other employee representative body with respect to his or her employment with any LCV Entity. No strike, lockout, slowdown, work stoppage, concerted refusal to work overtime, picketing, unfair labor practice charge, grievance, or union organizational activity or other similar occurrence (whether or not resolved) has occurred at any time or is pending or, to the LCV Entities’ Knowledge, threatened against any LCV Entity.

Each LCV Entity is and has been in compliance in all material respects with all applicable Laws relating to the employment of labor, including wages, hours, classification of employees as exempt or non- exempt, classification of workers as employees or independent contractors, pay equity, overtime, discrimination, equal opportunity, collective bargaining, harassment, immigration, disability, affirmative action, leaves of absence, privacy, rest periods, meal breaks, workers’ compensation, unemployment insurance, occupational health and safety, and plant closings, mass layoffs and relocations. Each LCV Entity is and has been in material compliance with all applicable COVID-19 Requirements. To the LCV Entities’ Knowledge, no Person has alleged that any Service Provider has engaged in sexual harassment in such Person’s capacity as a Service Provider. No LCV Entity is or has been a party to or otherwise bound by any citation, decree or Order by any Governmental Authority relating to its employees or employment practices, and there are no Governmental Authority conciliation agreements, noncompliance findings or audits pending or in effect with respect to the employees or employment practices of any LCV Entity. No LCV Entity is or has been subject to any Proceeding regarding its employment practices or any other employment-related matter.

Section 3.19 TRANSACTIONS WITH RELATED PARTIES. No Related Party has any direct or indirect interest in (a) any material customer or supplier of any LCV Entity or (b) any assets or property used by any LCV Entity (including any Intellectual Property). Section 3.19(a) of the LCV Disclosure Schedules sets forth the parties to and the date, nature and amount of each Related Party Transaction since the Reference Date (other than salary or other compensation or benefits under Employee Plans paid or payable in the ordinary course of business consistent with past practice to employees in consideration for bona fide services performed by such employees).

Section 3.20    REAL PROPERTY.

(a)    No LCV Entity owns, or has owned, any real property or is bound by any Contract, or has any Liabilities, with respect to the purchase or sale of any real property or the ownership of any real property prior to the Agreement Date.

(b)    Section 3.20(b) of the LCV Disclosure Schedules sets forth a complete list, including an address of each leasehold or subleasehold estate or other right to use or occupy any interest in real property held by any LCV Entity (“Leased Real Property”) and the Real Property Leases (including all amendments, guaranties and other agreements with respect thereto) relating to each such Leased Real Property. With respect to each Leased Real Property, (i) the relevant LCV Entity’s possession and quiet enjoyment under the applicable Real Property Lease has not been disturbed, and nor does LCV have Knowledge of any disputes with respect to any Real Property Lease, (ii) no LCV Entity has subleased, licensed or otherwise granted any person the right to use or occupy any Leased Real Property or any portion thereof, or collaterally assigned or granted any security interest in such Leased Real Property or any interest therein and (iii) there are no special, general or other assessments pending against any LCV Entity or affecting any Leased Real Property that would be payable by the lessee thereof. No LCV Entity nor any other party to a Real Property Lease is or has been in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification, or acceleration or increase of rent under such Real Property Lease. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under any Real Property Lease which has not been redeposited in full. No LCV Entity owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease.

(c)    The Leased Real Property comprises all of the real property that is used in or otherwise related to the businesses of the LCV Entities. To the Knowledge of LCV, all buildings, structures, improvements, fixtures, building systems (including HVAC, electrical, plumbing and sewer systems) and equipment, and all components thereof, included in the Leased Real Property (collectively, “Improvements”) are in good condition and repair and are sufficient for the operation of the businesses of the LCV Entities as currently conducted. To the Knowledge of LCV, there are no structural deficiencies or latent defects affecting any of the Improvements and, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business conducted thereon. No LCV Entity has received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Leased Real Property or requesting the performance of any work or alteration with respect to any Leased Real Property. To the Knowledge of LCV, there is no pending or threatened condemnation, expropriation or other governmental taking of any part or interest in any Leased Real Property. The current and intended use and occupancy of the Leased Real Property and the operation of the LCV Entities’ businesses as currently conducted do not violate any applicable zoning law, easement, covenant, condition, restriction or similar provision in any instrument of record affecting the Leased Real Property. To the Knowledge of LCV, no fact or condition exists that could result in the termination or impairment of presently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Leased Real Property.

Section 3.21    SUPPLIERS. Section 3.21 of the LCV Disclosure Schedules contains a complete and accurate list of (i) the ten (10) largest suppliers to the LCV Entities, taken as a whole, (excluding utilities) by the aggregate dollar value of purchases by the LCV Entities, taken as a whole, during the twelve month period ended June 30, 2020 (each a “Top Supplier”) and (ii) with respect to each Top Supplier such aggregate dollar value of purchases. Since June 30, 2020, no Top Supplier has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Supplier conducts with any LCV Entity. No LCV Entity has received any written notice, nor does LCV have Knowledge, that any Top Supplier will terminate or adversely modify the amount, pricing, frequency or terms of the business such Top Supplier conducts with any LCV Entity. There is no material dispute pending with any Top Supplier, and no LCV Entity has received any written notice, nor does LCV have any Knowledge, of a reasonable basis for any such dispute.

Section 3.22    BANK ACCOUNTS. Section 3.22 of the LCV Disclosure Schedules is a complete and correct list of each bank or financial institution in which any LCV Entity has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or having signatory power or access thereto.

Section 3.23    INTENTIONALLY OMITTED.

Section 3.24    PRODUCTS. All products manufactured, processed, marketed, distributed, sold or delivered by any LCV Entity have been in conformity with all applicable warranties, and no LCV Entity has any material Liability for replacement thereof or other material damages in connection therewith in excess of any warranty reserve established with respect thereto on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the LCV Entities. Each product manufactured, sold or delivered by any of LCV Entity is in compliance in all material respects with all applicable Laws (other than, for the avoidance of doubt, the Federal Cannabis Laws) controlling the cultivation, harvesting, production, handling, storage, distribution, sale, and possession of Cannabis, including the Medicinal and Adult-Use Cannabis Regulation and Safety Act and the Safe Drinking Water and Toxic Enforcement Act of 1986. Any products sold by any LCV Entity that were purchased by a LCV Entity from third parties was, to the Knowledge of LCV, cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Law (except for, for the avoidance of doubt, the Federal Cannabis Laws) in all material respects, and were purchased from suppliers duly licensed to cultivate, harvest and produce such products. No LCV Entity has used any substance, including pesticides, prohibited by Laws (except for, for the avoidance of doubt, the Federal Cannabis Laws) applicable in the states and localities in which such LCV Entity operates, in any prohibited amount at any stage of the cultivation, harvesting, handling, storage or delivery of such products. Each LCV Entity has performed (or caused to be performed by third parties) all material and necessary tests and obtained all test certificates and certificates of ingredients required by applicable Law, including tests for microbials, contaminants, residuals, and pesticides, with respect to any product manufactured, sold or delivered by such LCV Entity. To the Knowledge of LCV, no products manufactured, sold or delivered by LCV contain any prohibited pesticides, contaminants or any other substance prohibited by any Law (except for, for the avoidance of doubt, Federal Cannabis Laws). No LCV Entity received any written notice of any claims for, and to LCV’s Knowledge there is no reasonable basis for, any extraordinary product recalls relating to any of its products or services. No LCV Entity has had or has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by any LCV Entity or with respect to any services rendered by any LCV Entity. The LCV Entities are in material compliance with all applicable advertising or labeling requirements that prohibit “drug” claims on products that have not received appropriate FDA drug approval. The LCV Entities are in material compliance with all applicable advertising or labeling requirements that prohibit “drug” claims on products that have not received appropriate FDA drug approval.

Section 3.25     PRIVACY AND INFORMATION SECURITY. Each LCV Entity is and, for the last two (2) years, has been in material compliance with (a) all Privacy and Information Security Requirements, (b) its internal and external privacy policies and notices and (c) all Contracts relating to the Processing of Personal Data. No LCV Entity nor, to LCV’s Knowledge, any other Person, has received any written notice, allegation, complaint or other communication, and, to LCV’s Knowledge, there is no pending investigation by any Governmental Authority or payment card association, regarding any actual or alleged violation of any Privacy and Information Security Requirement by or with respect to any LCV Entity. To LCV’s Knowledge, no LCV Entity has suffered a security breach with respect to any of the LCV Data and there has been no unauthorized or illegal use of or access to any LCV Data. No LCV Entity has notified, or, to LCV’s Knowledge, has been required to notify, any Person of any information security breach involving Personal Data. Each LCV Entity employs and, for the last two (2) years, has employed commercially reasonable security measures that materially comply with all Privacy and Information Security Requirements and are designed to protect LCV Data within its custody or control and requires the same of all vendors that Process LCV Data on its behalf. Each LCV Entity has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including to notify Governmental Authorities) to the extent required under the Privacy and Information Security Requirements for such LCV Entity’s Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business of such LCV Entity. The execution, delivery, performance and consummation of the transaction contemplated hereunder comply with each LCV Entity’s applicable Privacy and Information Security Requirements.

Section 3.26 ANTI-CORRUPTION; IMPROPER PAYMENTS. None of the LCV Entities, or, to the Knowledge of LCV, any LCV Shareholder, nor any officer, director, agent, manager, employee, or any other Person authorized to act on behalf of any of the LCV Entities or any LCV Shareholder, has, directly or indirectly, taken any act that would cause any LCV Entity or any LCV Shareholder to be in material violation of Improper Payment Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. Each LCV Entity complies, and (to the Knowledge of LCV) has at all times complied, with all Improper Payment Laws. Without limiting the generality of the foregoing, none of the LCV Entities or any LCV Shareholder has violated or is in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1302a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.) or any related or similar Law. None of the LCV Entities, or, to the Knowledge of LCV, any LCV Shareholder, or any of their respective Affiliates or Persons acting on their behalf has received any written notice or communication from any Person that alleges the potential violation of any Improper Payment Laws or other applicable Law, nor have received a written request for information from any Governmental Authority regarding Improper Payment Laws. None of the LCV Entities, to the Knowledge of LCV, any LCV Shareholder or any officer, director, manager, employee, attorney, accountant, consultant, financial advisor or other agent of any LCV Entity or any LCV Shareholder, has employed or retained, directly or indirectly, a Government Official or a family member of a Government Official. No Government Official has, directly or indirectly, the right of control over, or any beneficial interest in any LCV Entity.

Section 3.27     BROKERS OR FINDERS. No broker or finder is entitled to, any broker’s, finder’s or similar fees or commissions based upon arrangements made by or behalf the LCV Entities in connection with the transactions contemplated by this Agreement.

Section 3.28    PROSPECTUS DISCLOSURE. None of the information related to the LCV Entities that LCV has provided as of the Agreement Date, or subsequently provides, to Subversive for inclusion in the Prospectus, or that have been and will be included in any information statement or proxy statement relating to the LCV Transaction and the LCV Shareholder Approval will, at the date delivered to the LCV Shareholders and at the date of such meeting or consent, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

Section 3.29    NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties contained in this Article III, none of the LCV Shareholders, the LCV Entities or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the LCV Shareholders or any LCV Entity, including any representation or warranty as to the accuracy or completeness of any information regarding the LCV Entities furnished or made available to Subversive and its Representatives or as to the future revenue, profitability or success of the LCV Entities, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SUBVERSIVE AND MERGERSUB

Except as set forth in the corresponding sections or subsections of the Subversive Disclosure Schedules, each of Subversive and MergerSub hereby represents and warrants to LCV as of the Agreement Date and as of the Closing Date as follows; provided, however, that notwithstanding anything to the contrary provided in this Agreement, all representations, warranties covenants and disclosures of Subversive in this Article IV are being made with exception to and not with respect to Federal Cannabis Laws:

Section 4.01    ORGANIZATION AND QUALIFICATION; AUTHORIZATION.

(a)    Each of Subversive and MergerSub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Each of Subversive and MergerSub is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction in which its ownership of property or the conduct of business as now conducted therein requires it to so qualify, except where the failure to be so qualified would not materially impact its business. Complete and correct copies of the Constating Documents of each of Subversive and MergerSub and all amendments thereto have been made available to LCV. Neither Subversive nor MergerSub is in violation of any of the provisions of its Constating Documents.

(b)    Each of Subversive and MergerSub has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which each of Subversive and MergerSub is party, the performance by each of Subversive and MergerSub of its obligations hereunder and thereunder and the consummation by each of Subversive and MergerSub of the transactions contemplated hereby and thereby have been duly authorized and are not subject to any approval by Subversive stockholders. This Agreement has been, and the Transaction Documents to which each of Subversive and MergerSub is party will be, duly executed and delivered by each of Subversive and MergerSub, as applicable, and constitute the legal, valid and binding obligation of each of Subversive and MergerSub, as applicable, enforceable against it in accordance with their respective terms, except as enforcement may be limited by the Enforceability Limitations

Section 4.02 NO CONFLICT. The execution, delivery and performance by each of Subversive and MergerSub of this Agreement and the Transaction Documents to which it is a party and the consummation by Subversive and MergerSub of the transactions contemplated hereby and thereby will not:

(a)    violate or conflict with any provision of the Constating Documents of Subversive and MergerSub;

(b)    violate, contravene or conflict with any resolution adopted by Subversive or MergerSub’s equityholders and manager or board of directors or comparable governing body;

(c)    violate or conflict with any Law, Order or Governmental Authorization applicable to any of Subversive or MergerSub or their assets or business; or

(d)    violate, conflict with, result in a breach of the terms or conditions of, or default (with or without notice or lapse of time or both) under, or give rise to any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination, or to the loss of any rights or benefits, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any Subversive Common Shares or the assets of Subversive or MergerSub under, any contract.

Section 4.03 CONSENTS AND APPROVALS. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Subversive or MergerSub in connection with the authorization, execution, delivery and performance by Subversive or MergerSub of this Agreement or any Transaction Document, or the consummation of the transactions contemplated hereby and thereby.

Section 4.04 LITIGATION. There is no Proceeding pending, or, to the Knowledge of Subversive, threatened against Subversive or any of its subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to result in a Material Adverse Effect. There is no Order binding against Subversive, any of its subsidiaries or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Material Adverse Effect.

Section 4.05 BROKERS OR FINDERS. Other than (i) the fees paid and payable to IPO Underwriter in connection with the initial public offering of Subversive and in connection with the transactions contemplated herein, as disclosed in the Final IPO Prospectus, or (ii) to agents or advisors for services provided in connection with the qualifying transactions, as set forth on Section 4.05 of the Subversive Disclosure Schedules, none of Subversive or any Affiliate thereof has retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 4.06 CAPITALIZATION. Section 4.06 of the Subversive Disclosure Schedules sets forth (i) the entire authorized Equity Securities of Subversive as of the Agreement Date, (ii) all of the outstanding Equity Securities of Subversive as of the Agreement Date, and (iii) the total number of Equity Securities and Derivatives (as defined below) to be issued and outstanding on a pro forma basis as of the Closing Date and after giving effect to the transactions contemplated by this Agreement, the Caliva Transaction, the SC

Transactions (as such term is defined in the Caliva Agreement) and the PIPE Transaction (assuming for this purpose that all shares of Class A Shares and Class B Shares either remain outstanding or are converted to Subversive Common Shares). All of the outstanding Equity Securities of Subversive have been issued in accordance with the applicable security, and are duly authorized, validly issued and, as applicable, are fully paid and non-assessable. As of the Agreement Date, Subversive does not have (i) any outstanding Equity Securities and (ii) any outstanding agreements, options, warrants or rights to directly or indirectly subscribe for or purchase, or that directly or indirectly require it to issue, transfer or sell, its Equity Securities or any securities directly or indirectly convertible into or exchangeable for its Equity Securities, other than pursuant to this Agreement, the Caliva Transaction, the SC Transactions (as defined in the Caliva Transaction Agreement) and the PIPE Transaction. As of the Agreement Date, Subversive is not subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its Equity Securities or any warrants, options or other rights to acquire its Equity Securities (“Derivatives”). As of the Agreement Date, there are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of Equity Securities or other securities of Subversive. Subversive has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities or any warrants, options or other rights to acquire its Equity Securities. No Equity Securities of Subversive are subject to, nor have been issued in violation of, preemptive or similar rights. As of the date of this Agreement, the authorized capital stock of MergerSub consists of 100 shares of common stock, par value $0.01 per share. As of the date of this Agreement, 100 shares of MergerSub common stock are issued and outstanding. All outstanding shares of MergerSub have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights and are held by Subversive free and clear of all Liens (other than Permitted Liens). MergerSub does not have any outstanding agreements, options, warrants or rights to directly or indirectly subscribe for or purchase, or that directly or indirectly require it to issue, transfer or sell, its Equity Securities or any securities directly or indirectly convertible into or exchangeable for its Equity Securities.

Section 4.07    NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties contained in this Article IV, none of Subversive, MergerSub or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Subversive or MergerSub, including any representation or warranty as to the accuracy or completeness of any information regarding Subversive or MergerSub furnished or made available to LCV and its Representatives as to the future revenue, profitability or success of Subversive or MergerSub, or any representation or warranty arising from statute or otherwise in law.

Section 4.08 SHAREHOLDERS’ AND SIMILAR AGREEMENTS. There are no securities or other instruments or obligations of Subversive or MergerSub that carry the right to vote generally with the shareholders of Subversive or MergerSub on any matter. Neither Subversive nor MergerSub is a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of Subversive or MergerSub or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in Subversive or MergerSub and neither Subversive nor MergerSub has adopted a shareholder rights plan or any other similar plan or agreement.

Section 4.09 SUBSIDIARIES. Subversive does not have any Subsidiaries other than MergerSub and TPCO CMG Merger Sub Inc., a Delaware corporation established for the Caliva Transaction.

Section 4.10 QUALIFYING TRANSACTION. The LCV Transaction, together with the Caliva Transaction, satisfy the requirements of section 10.16(15) of the Exchange Listing Manual.

Section 4.11 PROSPECTUS. At the time of its filing with the Exchange and the Subversive Securities Authorities, the Prospectus (i) will comply in all material respects with the requirements of the Securities Laws pursuant to which it will be prepared (subject to any exemption that may be granted by the

Exchange or the Subversive Securities Authorities to be evidenced by the issuance of a receipt for the prospectus) and, as applicable, filed, and (ii) all the information and statements contained therein (except all information provided for inclusion by LCV or Caliva or their Affiliates, or their respective businesses or operations, for which Subversive makes no representations or warranties) will at the date of filing thereof be, true and correct in all material respects, contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to Subversive as required by applicable Securities Laws and no material fact or information will have been omitted from such disclosure (except information provided for inclusion by LCV or Caliva or their Affiliates or their respective businesses or operations, for which Subversive makes no representations or warranties) which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading in light of the circumstances under which they are to be made.

Section 4.12    SECURITIES LAW MATTERS.

(a)    The Subversive Class A Shares are listed and posted for trading on the Exchange and Subversive is not in default of the rules, regulations or policies of the Exchange in any material respect. Neither Subversive nor MergerSub is in breach of Securities Laws in any material respect. Neither Subversive nor MergerSub is subject to continuous or periodic, or other disclosure requirements under any securities Laws in any jurisdiction other than the provinces and territories of Canada. No delisting, suspension of trading in or cease trade or other order or restriction with respect to any securities of Subversive or MergerSub and, no inquiry or investigation (formal or informal) of any Securities Authority, other Governmental Authority or the Exchange, is pending, in effect or ongoing or, to the Knowledge of Subversive, has been threatened or is expected to be implemented or undertaken, with regard to either Subversive or MergerSub on their respective securities and to its Knowledge, neither Subversive nor MergerSub is subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(b)    Subversive is a “reporting issuer” or the equivalent thereof in the each of the provinces and territories of Canada (other than Quebec) and not in default under applicable Securities Laws, and Subversive has complied in all material respects with applicable Securities Laws. Subversive has not taken any action to cease to be a reporting issuer in any province or territory nor has Subversive received notification from any Securities Authority seeking to revoke the reporting issuer status of Subversive. MergerSub is not a reporting issuer (or its equivalent) in any jurisdiction.

(c)    Subversive has timely filed or furnished all filings required to be filed or furnished by Subversive with any Governmental Authority (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations), as modified by the exemptive relief granted by the Securities Authorities in the Final IPO Prospectus. Each of such filing has complied as filed with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any misrepresentation.

(d)    Subversive has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings filed to or furnished with, as applicable, any Securities Authority other than an exemptive relief application regarding financial statements to be included in the Prospectus. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of filings by Subversive and, to Subversive’s Knowledge, none of Subversive, MergerSub or any filing by Subversive is the subject of an ongoing audit, review, comment or investigation by any Securities Authority or other Governmental Authority.

(e)    Based in part on the accuracy of the representations and warranties of holders of LCV Shares and holders of LCV Options, Subversive will issue the Subversive Common Shares and the Rollover Options in connection with the LCV Transaction, in reliance on the exemptions from registration under the Securities Act pursuant to Section 4(a)(2) and Rule 701 thereunder.

(f)    The issuance of the Subversive Shares in satisfaction of the Merger Consideration is exempt from the prospectus and registration requirements of the Securities Laws and such Subversive Shares (assuming the holder is not, and does not become, a “control person” of Subversive) will not be subject to any statutory hold period or other restriction on transfer, other than any contractual agreements entered with respect to such Subversive Shares.

Section 4.13    FINANCIAL STATEMENTS.

(a)    The audited financial statements of Subversive for the period from June 17, 2019 (date of incorporation) through December 31, 2019 (including the notes thereto and the auditor’s report thereon) (the “Subversive Financial Statements”) were, and any audited financial statements to be included or incorporated by reference in the Prospectus will be, prepared in accordance with IFRS consistently applied (except as otherwise indicated in such financial statements and the notes thereto and in the related report of Subversive’s independent auditors, as the case may be) and fairly present or will fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of Subversive as of the date thereof and for the period indicated therein.

(b)    Subversive does not intend to correct or restate, nor to the Knowledge of Subversive, is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to herein. The selected financial data and the summary financial information included in any filing by Subversive present fairly the information shown in such filing and have been compiled on a basis consistent with that of the Subversive Financial Statements. The other financial and operational information included in any filings by Subversive presents fairly the information included in such filings.

(c)    There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Subversive with unconsolidated entities or other Persons.

Section 4.14    INTENTIONALLY OMITTED.

Section 4.15 AUDITORS. The auditors of Subversive are independent public accountants as required by applicable Laws and there is not now, and never has been, any reportable event (as defined in National Instrument 51-102—Continuous Disclosure Obligations) with the present or any former auditors of Subversive.

Section 4.16 NON-ARMS’ LENGTH TRANSACTIONS. Subversive is not indebted to any director, officer or employee of any of Subversive, Sponsor or any of their respective Affiliates or associates (except for amounts due in the Ordinary Course as salaries, bonuses and directors’ fees or the reimbursement of Ordinary Course expenses). Except as disclosed in filings by Subversive, Subversive has no Contracts with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, anyone, including, without limitation Sponsor, or any of their respective Affiliates.

Section 4.17    ANTI-CORRUPTION; IMPROPER PAYMENTS.

(a)    None of Subversive, or, to the Knowledge of Subversive, any director, officer, agent, employee, affiliate or other Person acting on behalf of Subversive is aware of or has taken any action,

directly or indirectly, that could result in a violation or a sanction for violation by such persons of the bribery provisions of the Criminal Code (Canada), the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as it may be amended, or similar Law of any other relevant jurisdiction; and Subversive has instituted and maintains policies and procedures to ensure compliance therewith. No part of the proceeds of any offering of the securities of Subversive has been or will be used, directly or indirectly, in violation of the bribery provisions of the Criminal Code (Canada), the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as it may be amended, or similar Law of any other relevant jurisdiction. The operations of Subversive are and have been conducted at all times in compliance with laws related to money laundering and no action, suit or proceeding by or before any Governmental Authority involving Subversive with respect to the Laws relate to money laundering is pending or, to the Knowledge of Subversive, threatened.

(b)    Neither Subversive nor, to the Knowledge of Subversive, any director, officer, agent, employee or Affiliate of Subversive (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions, (ii) is located, organized or resident in any country or territory against which the United States or any applicable non-U.S. government maintains comprehensive economic sanctions or an embargo, which at the time of signing include the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria (“Sanctioned Country”) Sanctioned Country or (iii) will, directly or indirectly, use the proceeds of any offering of securities of Subversive, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any sanctions by, or could result in the imposition of sanctions against, any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise).

(c)    Subversive has not engaged in any dealings or transactions with or for the benefit of a party listed on a prohibited or restricted party list published by the United States government, including the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons List” or any other similar lists, including but not limited to the OFAC Consolidated List, or “blocked” or subject to other sanctions pursuant to any applicable Law of the Treasury Department’s Office of Foreign Assets Control, Bureau of Industry and Security of the U.S. Department of Commerce or the Directorate of Defense Trade Controls of the U.S. State Department or any applicable non-U.S. sanctions Law (“Sanctioned Party”), or with or in a Sanctioned Country, in the preceding three years, nor does Subversive have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Party, or with or in a Sanctioned Country.

Section 4.18    TAXES.

(a)    Subversive has properly filed all federal, income and material other Tax Returns required to be filed by it, taking into account any extension of time to file granted to or obtained by Subversive. All such Tax Returns are accurate and complete in all material respects. Subversive has timely and properly paid all material Taxes required to be paid by Subversive, or with respect to its assets, whether or not shown as due on such Tax Returns.

(b)    No Tax audits or administrative or judicial Tax Proceedings are being conducted or are pending with respect to Subversive. Subversive has not received from any Governmental Authority any (i) written notice indicating an intent to open an audit, examination or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax, in each case for a Tax period that remains open. Subversive has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect.

(c)    All Tax deficiencies that have been claimed, proposed, or asserted in writing by any Governmental Authority against Subversive have been fully paid or finally settled.

(d)    No claim has ever been made by an authority in a jurisdiction where Subversive does not file Tax Returns that Subversive may be subject to taxation by that jurisdiction.

(e)    There are no Liens (other than Permitted Liens) on any of the assets of Subversive that arose in connection with any failure, delay (or alleged failure or delay) to pay any Tax.

(f)    As of immediately prior to the Closing Date, Subversive shall be properly classified as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. Subversive is not, and immediately following the Closing will not be, a “controlled foreign corporation” as defined in Section 957 of the Code. Subversive is not or nor has it been (or has any interest in) a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(g) Neither Subversive nor MergerSub owns, or has owned, any shares of stock of LCV.

(h)    Subversive has no plan or intention to liquidate LCV or dispose of any of its stock or to cause LCV to sell or otherwise dispose of its assets other than in the ordinary course of business. After the LCV Transaction, Subversive will cause the business of LCV to continue to be carried on by it as a subsidiary of Subversive.

(i)    The Subversive Common Shares to be received by the LCV Shareholders pursuant to the LCV Transaction are properly classified as “voting stock” (as such term is defined in Section 368 of the Code and the Treasury Regulations thereunder).

(j)    Subversive, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the LCV Transaction from qualifying for the Intended Tax Treatment.

(k)    Substantially all of Subversive’s assets consist of “foreign group nonqualified property” as described in Treasury Regulations Section 1.7874-7(e) and substantially all of the value of Subversive’s capital stock is attributable to such property.

(l)    Neither Subversive nor any related person (within the meaning of Treasury Regulations Section 1.368-1(e)(3), (e)(4) or (e)(5)) has or will have at the Effective Time any plan or intention to (i) make any distribution to LCV Shareholders other than regular dividend distributions made in the ordinary course of business to all holders of Subversive Common Shares, (ii) redeem or acquire any Subversive Common Shares issued pursuant to this Agreement, or (iii) engage in any transaction that would cause Subversive to lose “control” of LCV within the meaning of Section 368(c) of the Code.

(m) Immediately following the LCV Transaction, Subversive will own all of the stock of LCV and will be in control of LCV within the meaning of Section 368(c).

Section 4.19 NO PRIOR OPERATIONS OF MERGERSUB. MergerSub was formed solely for purposes of engaging in the LCV Transaction and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incident to its existence or as contemplated by this Agreement. MergerSub is directly wholly owned by Subversive, which is in “control” of MergerSub within the meaning of Section 368(c) of the Code.

Section 4.20 CALIVA TRANSACTION. Subversive has provided LCV with a true, correct and complete executed copy of the Caliva Transaction Agreement and any ancillary documents executed in connection therewith.

ARTICLE V

INTERIM PERIOD COVENANTS

Section 5.01    CONDUCT OF LCV BUSINESS.

(a)    During the period commencing on the Agreement Date and ending on the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with its terms (such period, the “Interim Period”), except as required by applicable Law, consented to in writing in advance by Subversive (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated by this Agreement, LCV shall, and shall cause the other LCV Entities to, (A) conduct the LCV Business in the Ordinary Course, (B) use commercially reasonable efforts to preserve intact its current business organization and assets, (C) use commercially reasonable efforts to keep available the services of its current Service Providers, (D) use commercially reasonable efforts to maintain its existing relationships with customers, suppliers, distributors and other Persons having material business dealings with the LCV Entities, (E) pay all Indebtedness, Taxes and other obligations when due and (F) use all commercially reasonable efforts to keep and maintain their assets and properties in good repair and normal operating condition, ordinary wear and tear excepted; provided, however, that (G) notwithstanding anything herein to the contrary, LCV may take (or refrain from taking) all such actions as it determines are necessary or advisable in light of the then current operating conditions and developments as a result of the COVID-19 outbreak, including actions taken, required or recommended by Governmental Authorities to be taken (or refrained from being taken) in response thereto.

(b)    Without limiting the generality of the foregoing, except as (A) required by applicable Law, consented to in writing in advance by Subversive (such consent not to be unreasonably withheld, conditioned or delayed), or (B) contemplated in Section 5.01(a)(G) above, or (C) otherwise contemplated by this Agreement, LCV shall not, and shall not permit any other LCV Entity to, directly or indirectly, do any of the following:

(i)	amend any Constating Documents of any LCV Entity (other than as contemplated pursuant to this Agreement in connection with the LCV Transaction);

(ii)

except for grants of LCV Options under the LCV Option Plan in the Ordinary Course and the CC-FS Earnout Shares, issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or alter or modify the rights or obligations of its Equity Securities or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire its capital stock, membership interests or partnership interests or any other ownership interests or equity-based rights of any LCV Entity, in any case outside of the Ordinary Course;

(iii)	redeem, purchase or otherwise acquire, directly or indirectly, any of the Equity Securities of any LCV Entity, other than in the Ordinary Course in connection with employee departures;

(iv)	declare, set aside, make or pay any dividend or other distribution, whether payable in cash, shares, property or otherwise, in respect of LCV Shares or any Equity Securities of any other LCV Entity;

(v)	effect any recapitalization, reclassification, stock split, reverse stock split or like change in the capitalization of any LCV Entity;

(vi)

sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber, impair or otherwise dispose of (in whole or in part), or create, incur, suffer to exist, assume or cause to be subjected to any Lien (other than Permitted Liens) on or abandon, cancel or allow to lapse, any of the material assets, rights or properties of any LCV Entity (including any Intellectual Property or accounts receivable), except for sales of inventory of the LCV Entities or non-exclusive licenses of Intellectual Property in the Ordinary Course;

(vii)

(A) incur, forgive, guarantee or modify any Indebtedness, (B) enter into any off- balance sheet financing arrangement, (C) make any loans or advances, except to LCV employees for expenses incurred in the Ordinary Course, or (D) enter into any other financial commitments other than in the Ordinary Course;

(viii)

(i) amend, waive, release or terminate any Material Contract (other than terminations upon any expiration of the terms of any Material Contract in the Ordinary Course) or (ii) enter into any agreement that would be considered a Material Contract hereunder, in case of each (i) and (ii), outside of the Ordinary Course;

(ix)

(A) increase the compensation or fringe benefits of any Service Provider (except for increases in salary for employees with annual compensation of less than $200,000 in the Ordinary Course), (B) hire or offer to hire any new Service Providers with annual compensation in excess of $200,000 or terminate or encourage any Service Provider to resign from the LCV Entities other than in the Ordinary Course, (C) grant any severance or termination pay (in cash or otherwise) to any current or former Service Provider, except pursuant to any Contract or Employee Plan in effect on the Agreement Date in connection with the termination of any such Service Provider or increase in severance or termination pay, (D) establish, adopt, enter into, materially amend or terminate (or grant any waiver or consent under) any Employee Plan, except for any amendments required by ERISA or the Code or other applicable Law, or (E) grant any equity or equity- based awards or stock-based rights or accelerate the vesting schedule of any such awards or rights (except (1) issuances of stock options prior to the Closing Date to newly hired employees in the Ordinary Course and (2) as required by the terms of such agreements outstanding on the date of this Agreement);

(x)	enter into or amend any collective bargaining agreement or Contract with any labor union or other labor organization;

(xi)

make any change to its methods of accounting or accounting practices, policies or procedures (including with respect to reserves, revenue recognition, inventory control, prepayment of expenses, timing for payments of accounts payable and collection of accounts receivable), except as required by IFRS, U.S. GAAP or applicable Law;

(xii)

(A) make or change any material Tax election or change any method of tax accounting, (B) settle or compromise any federal, state, local or foreign Tax Liability, (C) file any material amended Tax return, (D) enter into any closing agreement relating to any Tax, (E) agree to an extension of a statute of limitations with respect to Taxes, or (F) surrender any right to claim a Tax refund in any case that would reasonably be expected to be material;

(xiii)

other than in the Ordinary Course, commence, make payment with respect to, discharge, satisfy, settle or otherwise compromise any Proceeding or waive, assign or release any material rights or claims (other than Proceedings arising out of this Agreement);

(xiv)

commence, settle, compromise or otherwise resolve any Proceeding or waive, assign or release any material rights or claims, except (A) with respect to routine matters in the Ordinary Course, (B) in such cases where LCV reasonably determines in good faith that the failure to take any such action with respect to such Proceeding would result in a material impairment of its rights with respect thereto, provided that LCV consults with Subversive prior to commencing such Proceeding or (C) any Proceeding arising out of this Agreement;

(xv)	other than as permitted under clause (ix) above, engage in, enter into or modify or amend any agreement, Contract, transaction or other arrangement with, directly or indirectly, any Related Party;

(xvi)	terminate, amend or fail to renew or preserve any material Governmental Authorization;

(xvii)

terminate, amend, fail to renew or preserve, or permit to lapse or enter the public domain, any material Intellectual Property, except for amendments to registered or applied for Intellectual Property completed in the ordinary course of business consistent with past practice;

(xviii)	permit the lapse of any existing material insurance policy relating to the business or assets of the LCV Entities;

(xix)	make any material changes in any LCV Entity’s practices and policies relating to manufacturing, purchasing, inventory management, marketing, selling or pricing, except in the Ordinary Course;

(xx)

take or omit to take any action (or permit any Affiliate, officer, director, manager, employee, attorney, accountant, consultant, financial advisor or other agent of any LCV Entity to take or omit to take any action) that would, or could reasonably be expected to, (A) result in any of LCV’s representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue, or (B) result in a failure to satisfy any of the conditions set forth in Article VI;

(xxi)	commence any proceeding for any voluntary liquidation, dissolution, or winding up of LCV or any of its Subsidiaries, including initiating any bankruptcy proceedings on their behalf;

(xxii)

apply for, or directly or indirectly accept or receive, any benefit (monetary or otherwise), loan, payment, funding, credit, relief or deferral from any Governmental Authority that has been made available in response to COVID-19 or pursuant to the CARES Act or any other COVID-19 Requirement beyond those already obtained and disclosed pursuant to this Agreement; or

(xxiii)	authorize any of, or commit, resolve or agree in writing or otherwise to take any of, the foregoing actions.

Nothing herein shall require LCV to obtain consent from Subversive to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 5.01 shall give to Subversive, directly or indirectly, the right to control or direct the ordinary course of business operations of LCV prior to Closing. Prior to Closing, each of Subversive and LCV shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

Section 5.02    CONDUCT OF BUSINESS OF SUBVERSIVE.

(a)    During the Interim Period, except as required by applicable Law or as consented to in writing in advance by LCV (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise contemplated, permitted or required by this Agreement, Subversive shall carry on its business in all material respects in the Ordinary Course and use all commercially reasonable efforts to preserve intact its current business organization.

(b)    Notwithstanding Section 5.02(a), during the Interim Period, except as required under this Agreement, by applicable Law or as consented to in writing in advance by LCV (such consent not to be unreasonably withheld, conditioned or delayed), or as otherwise contemplated, permitted or required by this Agreement, Subversive shall not, directly or indirectly, do any of the following (it being understood that no action with respect to subject matters specifically addressed by this Section 5.02(b) shall be deemed a breach of Section 5.02(a):

(i)

amend any of its Constating Documents in any respect that would be material to Subversive (other than as contemplated under this Agreement or in connection with the Caliva Transaction or the LCV Transaction);

(ii)

(A) redeem, purchase or otherwise reacquire any issued and outstanding Subversive Shares, except in connection with the redemption of Class A Restricted Voting Units in accordance with the share terms and as described in the Final IPO Prospectus or as required by Law or (B) split, combine or reclassify any Subversive Shares, except as described in the Final IPO Prospectus;

(iii)	lend money to any Person, or make any capital expenditures;

(iv)

(A) incur any Indebtedness for borrowed money, or (B) issue, sell or grant any Subversive Shares or any other Equity Securities of Subversive, other than pursuant to the PIPE Transaction, the Caliva Transaction or the SC Transactions (as defined in the Caliva Transaction Agreement);

(v)

cause MergerSub to engage in business activities or conduct operations, incur any liability or other obligation, or cause MergerSub to directly or indirectly issue any Equity Securities (other than to Subversive);

(vi)

acquire or make an investment in any business (other than the Caliva Transaction and the SC Transactions (as defined in the Caliva Transaction Agreement)) pursuant to a definitive agreement (provided this restriction shall not restrict the entering into of any non-binding letters of intent or similar agreements);

(vii)	make any material changes to its methods of accounting or accounting practices, except as required by IFRS, U.S. GAAP or Exchange rules and regulations;

(viii)

(A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax Return or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;

(ix)

enter into or terminate (other than expiration in accordance with its terms) any Contract with Sponsor, any Affiliate of Sponsor or other Affiliate of the Subversive, or modify or amend or renew (other than renewal in accordance with its terms and in the Ordinary Course), or waive any material right or remedy under, any material Contract with Sponsor, any Affiliate of Sponsor or other Affiliate of the Subversive, other than the Ancillary Agreements or as otherwise contemplated under this Agreement;

(x)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Subversive; or

(xi)	authorize any of, or commit, resolve or agree in writing or otherwise to take any of, the foregoing actions.

Nothing contained in this Section 5.02 shall give to LCV, directly or indirectly, the right to control or direct the ordinary course of business operations of Subversive prior to Closing.

Section 5.03    ACCESS. During the Interim Period:

(a)    Except to the extent prohibited by applicable Law, LCV shall, and shall cause each other LCV Entity to, (i) afford to Subversive and its Representatives, reasonable access, during normal business hours and upon reasonable prior notice to LCV, to all of the assets, properties, personnel, Contracts, books and records of the LCV Entities as Subversive may from time to time reasonably request, and (ii) furnish Subversive with such information relating to the LCV Entities as Subversive may from time to time reasonably deem necessary and advisable, provided that, with respect to clause (i), any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the LCV Entities.

(b)    Upon the Subversive’s request, Subversive and its Representative shall be provided with reasonable access to suppliers and distributors of the LCV Entities, provided that such access shall require the prior written consent of LCV (not to be unreasonably withheld, conditioned or delayed) and a Representative of LCV shall be entitled to participate in any discussions.

(c)    LCV shall report to Subversive, as and when reasonably requested, concerning the status of the operations, finances and affairs of the LCV Entities and deliver to Subversive periodic financial reports in the form that it customarily prepares for its internal purposes.

(d)    The Parties acknowledge that all information provided by or on behalf of the LCV Entities or any of their Representatives in connection with this Agreement to Subversive or any of its Representatives shall be subject to the terms of that certain Confidentiality Agreement, by and among LCV,

Subversive and Caliva, dated as of September 5, 2020 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Effective Time and shall thereafter be terminated and of no further force and effect. If for any reason this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.04    NOTIFICATION OF CERTAIN MATTERS. During the Interim Period:

(a)    Each party (other than the Shareholders’ Representative) shall give prompt written notice to the other of (i) the occurrence or non-occurrence of any Event, the occurrence or non-occurrence of which would render any representation or warranty of the notifying party contained in this Agreement, if made on or immediately following the date of such Event, inaccurate such that the condition in Section 6.02(a) or Section 6.03(a) or Section 6.3(a), as applicable, would not be satisfied, (ii) the occurrence of any Event that, individually or in combination with any other Events, has had or would reasonably be expected to have a Material Adverse Effect with respect to such notifying party, (iii) any failure of the notifying party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any Event that would otherwise result in the nonfulfillment of any of the conditions in Article VI to be satisfied, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or (v) any Proceeding pending or, to the knowledge of the notifying party, threatened against a Party or the Parties relating to the transactions contemplated by this Agreement.

(b)    Notwithstanding anything to the contrary contained herein, no notice delivered pursuant to Section 5.04(a) shall be deemed to cure any breach of any representation, warranty, covenant or agreement of any party contained in this Agreement or have any effect for any purposes under this Agreement, including the satisfaction of the conditions set forth in this Agreement under Article VI or any right of a party to terminate this Agreement under Article VII.

(c)    Without limiting the generality of Section 5.03(a), during the Interim Period, Subversive shall give LCV prompt written notice of the occurrence or non-occurrence of any Event or any fact or circumstance that is reasonably likely to result in (x) Subversive failing to be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code immediately prior to, and as of, the Closing, (y) the LCV Transaction failing to qualify for the Intended Tax Treatment (and corresponding foreign, state and local Tax purposes), or (z) adverse tax consequences to LCV or the LCV Shareholders under Section 367 of the Code as a result of the LCV Transaction.

Section 5.05 CALIVA TRANSACTION. During the Interim Period, Subversive shall (a) notify LCV promptly of any material developments with respect to the Caliva Transaction, (b) not enter into any amendments or waivers of the Caliva Transaction Agreement without LCV’s prior written consent (not to unreasonably withheld) that would (i) increase the consideration (including contingent consideration) payable under the Caliva Transaction, (ii) require the issuance of any equity securities consideration (including contingent consideration) pursuant to the Caliva Transaction other than in Subversive Common Shares, (iii) require the entering into of any employment agreements or commitments to pay any compensation to any directors, officers or employees of Caliva not contemplated under the Caliva Transaction Agreement, or (iv) permit Caliva or its Subsidiaries to acquire any Cannabis business or incur any Indebtedness for borrowed money, in each case beyond what is permitted under the Caliva Transaction Agreement and the SC Agreements and (c) provide LCV with a true, correct and complete copy of the Caliva Transaction Agreement, including all exhibits, schedules, amendments, modifications or supplements thereto.

Section 5.06    NON-SOLICITATION - LCV.

(a)    During the Interim Period, LCV shall not, shall cause the other LCV Entities not to and shall use commercially reasonable efforts to cause its and their respective Affiliates and Representatives, not to, directly or indirectly:

(i)

solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of any LCV Entity or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

(ii)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than Subversive) regarding any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal; provided, however, that, for greater certainty, LCV may advise any Person making an unsolicited Acquisition Proposal that LCV is not permitted to pursue such Acquisition Proposal;

(iii)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend any Acquisition Proposal; or

(iv)	enter into or publicly propose to enter into any agreement in respect of an Acquisition Proposal.

(b)    LCV shall, shall cause the other LCV Entities to and shall use commercially reasonable efforts to cause its and their respective Affiliates and Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the Agreement Date with any Person (other than Subversive) with respect to any inquiry, proposal or offer that constitutes an Acquisition Proposal, and in connection with such termination shall:

(i)	discontinue access to and disclosure of all information and any confidential information, properties, facilities, books and records of any LCV Entity; and

(ii)

request: (A) the return or destruction of all copies of any confidential information regarding any LCV Entity provided to any Person who received such confidential information in connection with a material disposition by any LCV Entity, a sale of all or substantially all of the assets of any LCV Entity or a financing of any LCV Entity, in each case, that constitutes or could reasonably be expected to lead to an Acquisition Proposal and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the LCV Entities.

(c)    LCV represents and warrants that it has not waived any confidentiality, standstill or similar agreement or restriction to which any LCV Entity is a party, except to permit submissions of expressions of interest prior to the Agreement Date, and covenants and agrees that (i) the LCV Entities shall take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which any LCV Entity is a party, and (ii) no LCV Entity or any of their respective Representatives have released or will, without the prior written consent of Subversive (which may be withheld or delayed in Subversive’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting any LCV Entity, under any confidentiality, standstill or similar agreement or restriction to which any LCV Entity is a party.

Section 5.07    NON-SOLICITATION - SUBVERSIVE.

(a)    During the Interim Period, Subversive shall not and shall cause its Subsidiaries not to, and shall use commercially reasonable efforts to cause its and their respective Affiliates and Representatives not to, directly or indirectly:

(i)

solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Subversive or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Qualifying Transaction for Subversive other than the LCV Transaction and the Caliva Transaction taken together (a “QT Proposal”);

(ii)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than Caliva) regarding any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an QT Proposal for Subversive; provided that, for greater certainty, Subversive may advise any Person making an unsolicited QT Proposal for Subversive that Subversive is not permitted to pursue such QT Proposal;

(iii)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend any QT Proposal for Subversive; or

(iv)	enter into or publicly propose to enter into any agreement in respect of an QT Proposal for Subversive.

(b)    Subversive shall and shall use reasonable commercial efforts to cause Subversive’s Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations or other activities commenced prior to the Agreement Date with any Person (other than Caliva) with respect to any inquiry, proposal or offer that constitutes an QT Proposal, and in connection with such termination shall:

(i)	discontinue access to and disclosure of all information and any confidential information, properties, facilities, books and records of Subversive and its Subsidiaries; and

(ii)

request: (A) the return or destruction of all copies of any confidential information regarding Subversive and its Subsidiaries provided to any Person who received such confidential information (other than Caliva) in connection with a potential Qualifying Transaction that constitutes or could reasonably be expected to lead to a QT Proposal and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding Subversive and its Subsidiaries.

Section 5.08    EFFORTS TO CLOSE; CONSENTS AND APPROVALS.

(a)    During the Interim Period, each of the Parties (other than the Shareholders’ Representative) shall, and LCV shall cause the other LCV Entities to, cooperate with the other Party and use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, and to assist the other Party in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the LCV Transaction and the other transactions contemplated by this Agreement and the Caliva Transaction and other transactions contemplated by the Caliva Transaction Agreement, including: (i) taking all actions necessary to cause (A) in the case of LCV, the conditions to effect the LCV Transaction set forth in Section 6.01 and Section 6.02 to be satisfied, or (B) in the case of Subversive, the conditions to effect the LCV Transaction set forth in Section 6.01 and Section 6.03 to be satisfied, in each case, as promptly as practicable; (ii) obtaining all Orders or Governmental Authorizations of any Governmental Authority, making all registrations, declarations and filings with, and providing all necessary notices to, any Governmental Authority as are necessary for the consummation of the LCV Transaction and the other transactions contemplated by this Agreement, including, for the avoidance of doubt, all notices necessary to preserve the Cannabis Licenses; (iii) obtaining from any other Person all consents, approvals, authorizations, qualifications and Orders as are necessary for the consummation of the LCV Transaction and the other transactions contemplated by this Agreement, (iv) executing and delivering any additional instruments necessary to consummate the LCV Transaction and the other transactions contemplated by this Agreement; and (v) defending and contesting any Proceeding that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the LCV Transaction and the other transactions contemplated by this Agreement.

(b)    Each of the Parties (other than the Shareholders’ Representative) shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing, submission or written communication with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any Proceeding initiated by a private Person, and allow the other Party to review in advance and consider in good faith the views of the other Party with respect to such filing, submission, or written communication, (ii) keep the other Party informed in all material respects and on a reasonably timely basis of any material communication received by such Party from any Governmental Authority and of any material communication received or given in connection with any Proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other Party with respect to information relating to the other Party and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the transactions contemplated by this Agreement, and (iv) to the extent permitted by any applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such communications, meetings and conferences.

(c)    Subversive shall pay or reimburse LCV for all filing fees in connection with any such filings that must be made by any of the Parties under the HSR Act.

(d)    Notwithstanding anything herein to the contrary, Subversive shall not be required to take and without the consent of LCV, will not agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Subversive, any of the LCV Entities, Caliva or any of its Subsidiaries or any of their respective Affiliates, (ii) limit Subversive’s freedom of action with respect to, or its ability to consolidate and control, the LCV Entities or any of their assets or businesses or any of Subversive’s or its Affiliates’ other assets or businesses, including any assets or business of LCV and its Subsidiaries or (iii) limit Subversive’s ability to acquire or hold, or exercise full rights of ownership with respect to, any Equity Securities of LCV or Caliva.

Section 5.09    THE PROSPECTUS.

(a)    Subversive shall, in consultation with LCV and its advisors, as promptly as reasonably practicable, prepare and file the Prospectus with the Exchange and the Subversive Securities Authorities, in accordance with the Exchange Listing Manual (pertaining to SPACs) as reflected in the Final IPO Prospectus. LCV shall, and shall cause each other LCV Entity to, provide to Subversive: (a) in writing all necessary information concerning any LCV Entity that is required by applicable Securities Law to be included in the Prospectus (including the LCV Prospectus Financial Statements); and (b) such assistance as may be reasonably required in connection with the preparation of the Prospectus. Subversive agrees that all information relating to any LCV Entity in the Prospectus, including the financial statements referred to in Section 5.09(b), must be in a form and content satisfactory to LCV, acting reasonably.

(b)    LCV shall provide Subversive and its auditor access to and the opportunity to review all financial statements and financial information of LCV that is required in connection with the preparation of the Prospectus (including the LCV Prospectus Financial Statements). LCV hereby: (i) consents to the inclusion of any such financial statements in the Prospectus, and (ii) agrees to use all commercially reasonable efforts to provide appropriate signatures where required and to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial or other expert information required to be included in the Prospectus. LCV further agrees to provide such financial information and assistance as may be reasonably required in connection with any pre-filing or exemptive relief application in respect of disclosure in the Prospectus and in connection with the preparation of any pro-forma financial statements for inclusion in the Prospectus. LCV will certify to Subversive that all information and statements provided by LCV related to the LCV Entities for inclusion in the preliminary Prospectus, the final Prospectus and the redemption deadline for the Subversive Class A Shares, will be at the date the information and statements are provided, and will be at the proposed date of filing of the preliminary and final Prospectus, accurate and contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the LCV Entities, as required to be disclosed by Subversive in the Prospectus pursuant to applicable Securities Laws and no material fact or information will have been omitted from such disclosure which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading in light of the circumstances under which they are made.

(c)    The Parties (other than the Shareholders’ Representative) shall cooperate with one another in connection with the preparation and filing of the Prospectus and shall use their commercially reasonable efforts to obtain the approval of the Exchange and a receipt for Subversive’s final Prospectus from the Subversive Securities Authorities, including providing or submitting on a timely basis all documentation and information that is reasonably required or advisable in connection with obtaining such approvals. Upon the reasonable request of Subversive, LCV shall cause its directors and executive officers who are required or requested by a Governmental Authority to deliver personal information forms under the rules of the Exchange and/or Securities Laws to complete and deliver such forms in a timely manner.

(d)    The Parties (other than the Shareholders’ Representative) shall jointly seek to ensure that the Prospectus complies in all material respects with applicable Securities Laws, does not contain any misrepresentation (except that Subversive shall not be responsible for any information or financial statements relating to the LCV Entities that was approved for inclusion therein by LCV, acting reasonably, and except that LCV shall not be responsible for any information or financial statements relating to Caliva or Subversive that was approved for inclusion therein by Subversive or Caliva, acting reasonably), and is in a form satisfactory to the Exchange and to the Subversive Securities Authorities in order to obtain a receipt from the Subversive Securities Authorities in respect thereof.

(e)    Subversive shall give LCV and its auditors and legal counsel a reasonable opportunity to review and comment on drafts of the Prospectus and other related documents, and shall give reasonable consideration to any comments made by LCV and its auditors and legal counsel and agrees that all information relating to LCV included in the Prospectus must be in a form and content satisfactory to LCV, acting reasonably, and shall, subject to obtaining Exchange clearance and receipt of Subversive’s final Prospectus from the Subversive Securities Authorities, cause the Prospectus to be filed on SEDAR (and sent to each Subversive Shareholder) as required by applicable Securities Laws.

Section 5.10 LCV SHAREHOLDER APPROVAL. Immediately following the execution and delivery of this Agreement, LCV shall solicit and obtain approval and adoption of the LCV Transaction Resolution by the LCV Shareholder Approval. Promptly following, but in no event later than the fifth (5th) Business Day following the approval and adoption of the LCV Transaction Resolution by the LCV Shareholder Approval, LCV shall deliver to each LCV Shareholder that did not approve the LCV Transaction Resolution the notices and information required by the DGCL (including a copy of Section 262 of the DGCL), together with any other information, documents and notices required by the DGCL or any other applicable Laws or by the LCV Constating Documents (all such notices, documents and information being referred to collectively as the “LCV Shareholder Materials”). LCV shall afford Subversive the opportunity to review and comment upon the LCV Shareholder Materials prior to them being delivered to such LCV Shareholders and the LCV Shareholder Materials shall be reasonably satisfactory in form and substance to Subversive.

Section 5.11 PUBLIC ANNOUNCEMENTS. The Parties shall publicly announce the transactions contemplated hereby promptly following the Agreement Date, the text and timing of such announcement to be approved by each Party (other than the Shareholders’ Representative) in advance, acting reasonably. No Party shall otherwise issue any press release or otherwise make any public announcement with respect to this Agreement or the LCV Transaction or the Caliva Transaction without the consent of the other Party (other than the Shareholders’ Representative, if prior to or on Closing), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing pursuant applicable Law or stock exchange rules, and the Party making such disclosure or filing shall use commercially reasonable efforts to give prior written notice to the other Party (other than the Shareholders’ Representative, if prior to or on Closing) and a reasonable opportunity to review or comment on such disclosure or filing, and if such prior notice is not possible, to give such notice as promptly as practicable following the making of such disclosure or filing. Notwithstanding anything in this Agreement to the contrary, after Closing and the public announcement of the LCV Transaction, the Shareholders’ Representative shall be permitted to publicly announce that it has been engaged to serve as the Shareholders’ Representative in connection with the LCV Transaction as long as such announcement does not disclose any of the other terms of the LCV Transaction or the other transactions contemplated herein.

Section 5.12    SHAREHOLDER LOANS; TERMINATION OF RELATED PARTY TRANSACTIONS. At or prior to the Closing, all Related Party Transactions set forth on Section 5.12 of the LCV Disclosure Schedule, shall be terminated and shall not result in any further obligations of LCV or its Affiliates from and after the Closing.

Section 5.13 FINANCING COOPERATION. LCV shall provide, shall cause each of the other LCV Entities and shall use commercially reasonable efforts to cause its and their Service Providers and other Representatives to provide, all cooperation reasonably requested by Subversive in connection with the arrangement of any private placement debt or equity financing, including by (a) participating in meetings, due diligence sessions, ratings agency presentations and road shows, (b) preparing bank books, offering memoranda and similar informational and marketing documents, (c) furnishing Subversive and its financing sources as promptly as reasonably practicable with financial and other pertinent information regarding the LCV Entities as may be reasonably requested by Subversive or its financing sources, including information related to the LCV Entities required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, (d) furnishing

Subversive and its financing sources with unaudited financial statements, pro forma financial statements and other information for inclusion with the documentation described in the preceding clause (b), (e)    executing and delivering financing agreements and such pledge and security and related documents on behalf of the LCV Entities as may be reasonably requested by Subversive or its financing sources, (f) using commercially reasonable efforts to cause the assets of the LCV Entities to be released from any Liens, other than Permitted Liens, securing Indebtedness as may be reasonably requested by Subversive and its financing sources and furnishing Subversive and its financing sources with evidence of such release in a form reasonably satisfactory to Subversive and its financing sources, and (g) using commercially reasonable efforts to obtain surveys, landlord estoppel letters and similar items as may be reasonably requested by Subversive or its financing sources.

Section 5.14    DIRECTOR AND OFFICER INDEMNIFICATION.

(a)    For a period of six years following the Closing, Subversive shall cause the Surviving Company to maintain in effect in the Surviving Company’s organizational documents the provisions regarding limitation of liability and indemnification of current or former directors, officers and employees of LCV (the “LCV Indemnified Parties”), and the advancement of expenses incurred contained in the LCV Constating Documents, as applicable, immediately prior to the Closing and shall honor and fulfill to the fullest extent permitted by applicable Law such limitation of liability and indemnification obligations. Subsequent to the Closing, Subversive also agrees to cause the Surviving Company to indemnify and advance expenses to LCV Indemnified Parties to the same extent as provided in the preceding sentence.

(b)    On or prior to the Closing, LCV shall acquire a run off (i.e., “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within six years after the Closing arising from facts or events that occurred at or before the Closing (including consummation of the transactions contemplated by this Agreement) (the “D&O Tail Policy” and the cost thereof, the “D&O Premium”). Such policies or endorsements shall name as insureds thereunder all present and former directors and officers of LCV and the Surviving Company.

Section 5.15 ISSUE OF CC-FS EARNOUT SHARES. Prior to the Closing, LCV shall issue the CC-FS Earnout Shares to the Persons entitled to receive such shares pursuant to the CC-FS Merger Agreement.

Section 5.16 PARACHUTE PAYMENT SHAREHOLDER VOTE. To the extent any individual may receive any payment or benefit that individually or in the aggregate would be an “excess parachute payment” under Section 280G of the Internal Revenue Code in connection with LCV Transaction (either alone or in combination with any other event), then prior to the Closing, LCV shall use its commercially reasonable efforts obtain an enforceable, irrevocable written waiver from each such individual, pursuant to which the individual shall have waived his or her rights to some or all of such payments and benefits so that all remaining such payments and benefits applicable to such individual shall not constitute “excess parachute payments” (such waived payments and benefits, the “Waived 280G Benefits”). Promptly following the execution of such waivers, and in all events prior to the Closing, LCV shall solicit a vote of the Waived 280G Benefits from the stockholders of LCV in the manner provided under Section 280G(b)(5)(B) of the Code and its associated Treasury Regulations. Prior to soliciting such waivers and vote, LCV shall provide a draft of such waivers and such stockholder vote solicitation materials (together with any calculations and supporting documentation) to Subversive for Subversive’s review and approval, which shall not be unreasonably withheld. To the extent that any of the Waived 280G Benefits are not approved by the stockholders of LCV as contemplated above, prior to the Closing, such Waived 280G Benefits shall not be made or provided in any manner. Prior to the Closing, LCV shall deliver to Subversive evidence that a vote of the stockholders of LCV was solicited in accordance with the foregoing provisions of this Section 5.16 and that either (A) the requisite number of votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (B) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01    CONDITIONS TO EACH PARTY’S OBLIGATIONS. The respective obligations of each Party to effect the LCV Transaction shall be subject to the satisfaction (or waiver by the Party entitled to the benefit thereof, to the extent permitted by applicable Law) at or prior to the Closing Date of the following conditions:

(a)    LCV Resolution. The LCV Transaction Resolution shall have been approved and adopted by LCV Shareholder Approval.

(b)    Exchange Approval. The approval of the Exchange shall have been obtained by Subversive to enable the LCV Transaction and the Caliva Transaction to qualify as Subversive’s Qualifying Transaction and of the listing of the Subversive Common Shares on the Exchange after the Closing Date.

(c)    Prospectus Receipt. A final receipt for the Prospectus shall have been issued by or on behalf of the Subversive Securities Authorities.

(d)    No Orders or Proceedings. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered, other than the Federal Cannabis Laws, any Law or Order (whether temporary, preliminary or permanent) that is in effect, and no Proceeding shall be pending or overtly threatened by or before any Governmental Authority, in each case, that makes illegal, enjoins or otherwise prohibits or restrains the consummation of the Caliva Transaction or the LCV Transaction.

(e)    Conversion of Subversive Class A and Subversive Class B Shares. On or prior to the Effective Time, all of the existing Subversive Class A Shares and Subversive Class B Shares outstanding immediately prior to the Closing shall have been converted into Subversive Common Shares in accordance with the Constating Documents of Subversive.

(f)    Contemporaneous Closing. Subversive shall have closed (or be prepared to close) the Caliva Transaction in escrow, subject to the contemporaneous completion of the LCV Transaction and the Caliva Transaction.

(g)    HSR Act. If applicable, the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 6.02    CONDITIONS TO OBLIGATIONS OF SUBVERSIVE AND MERGERSUB. The obligations of Subversive and MergerSub to effect the LCV Transaction shall be subject to the satisfaction (or waiver by Subversive, to the extent permitted by applicable Law) at or prior to the Closing Date of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of LCV (other than the LCV Fundamental Representations) contained in this Agreement (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers) shall be true and correct in all respects as of the Closing Date with the same effect as if made as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct has not had a Material Adverse Effect. The LCV Fundamental Representations shall be true and correct in all material respects as of the Closing Date with the same effect as if made as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date).

(b)    Performance of Obligations of LCV. LCV shall have performed or complied in all material respects with all of its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)    Certificate. Subversive shall have received a certificate executed by the chief executive officer or chief financial officer of LCV, dated as of the Closing Date, certifying to the effect that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been duly satisfied.

(d)    No Material Adverse Effect. Since the Agreement Date, no Material Adverse Effect on the LCV Entities shall have occurred.

(e)    Consents and Approvals. LCV shall have received all consents and approvals set forth in Section 6.02(e) of the LCV Disclosure Schedules on terms satisfactory to Subversive and LCV, each acting reasonably.

(f)    U.S. Tax Certifications. Subversive shall have received from LCV (i) a duly completed and executed IRS Form W-9 and (ii) a duly completed and executed affidavit from LCV, issue pursuant to Treasury Regulations Section 1.897-2(h) and 1.1445-2(c), certifying that the LCV Shares are not United States real property interests within the meaning of Section 897(c) of the Code, together with a notice to the IRS (which shall be filed by Subversive with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations (collectively, the “FIRPTA Certificate”).

(g)    Sisu Transaction. The Sisu Merger Agreement shall be in full force and effect, and the Closing shall constitute a QA Closing (as defined in the Sisu Merger Agreement).

(h)    Other Closing Deliverables. LCV shall have delivered or caused to be delivered to Subversive each of the following documents and instruments:

(i)	the Consideration Spreadsheet contemplated by Section 2.03;

(ii)

a certificate of good standing (or applicable equivalent) from the Secretary of State (or other applicable Governmental Authority) of each LCV Entity’s jurisdiction of organization and each jurisdiction in which each LCV Entity is qualified to conduct business as a foreign corporation, in each case dated no more than thirty (30) Business Days before the Closing Date and certifying as to the good standing (or applicable equivalent) of each LCV Entity in such jurisdiction;

(iii)	written resignations in form and substance reasonably acceptable to Subversive effective as of the Closing from each officer and director of an LCV Entity set forth on Schedule 6.02(g)(iii);

(iv)	executed counterparts to the Ancillary Agreements, executed by the respective parties thereto other than Subversive; and

(v)	evidence that notices of the LCV Transaction required to be delivered under the LCV 2020 Warrants have been duly and timely delivered.

Section 6.03 CONDITIONS TO OBLIGATIONS OF LCV. The obligations of LCV to effect the LCV Transaction shall be subject to the satisfaction (or waiver by LCV, to the extent permitted by applicable Law) at or prior to the Closing Date of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Subversive (other than the Subversive Fundamental Representations) contained in this Agreement (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers) shall be true and correct in all respects as of the Closing Date with the same effect as if made as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct has not had a Material Adverse Effect. The Subversive Fundamental Representations shall be true and correct in all material respects as of the Closing Date with the same effect as if made as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date).

(b)    Performance of Obligations of Subversive. Subversive shall have performed or complied in all material respects with all its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)    Certificate. LCV shall have received a certificate executed by the chief executive officer or chief financial officer of Subversive, dated as of the Closing Date, certifying to the effect that the conditions set forth in Section 6.03(a), and Section 6.03(b), have been duly satisfied.

(d)    Pro Forma Capitalization Certificate and Balance Sheet. LCV shall have received the Pro Forma Capitalization Table and Pro Forma Balance Sheet, each certified by the chief executive officer or chief financial officer of Subversive, dated as of the Closing Date.

(e)    No Material Adverse Effect. Since the Agreement Date, no Material Adverse Effect on Subversive (provided redemptions of Subversive Class A Shares at any level shall not be considered to be a Material Adverse Effect on Subversive) shall have occurred that is continuing.

(f)    Ancillary Documents. Subversive and Sponsor, as applicable, shall have executed and delivered each of the Ancillary Agreements and each such Ancillary Agreement shall be in full force and effect.

Section 6.04     FRUSTRATION OF CLOSING CONDITIONS. Notwithstanding anything herein to the contrary, (a) LCV may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if such failure was caused by its failure to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the LCV Transaction and the other transactions contemplated hereby, including as required by Section 5.08, and (b) Subversive may not rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if such failure was caused by the failure of Subversive to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the LCV Transaction and the Caliva Transaction and the other transactions contemplated hereby, including as required by Section 5.08.

ARTICLE VII

TERM AND TERMINATION

Section 7.01 TERM.    This Agreement shall be effective from the Agreement Date until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (except if and to the extent any provisions are specifically noted herein as surviving the termination of this Agreement).

Section 7.02 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of Subversive and LCV;

(b)	by either Subversive or LCV if:

(i)

the Effective Time shall not have occurred on or before February 1, 2021 (the “Outside Date”); provided, however, that, the right to terminate this Agreement pursuant to this Section 7.02(b)(i) shall not be available to any Party if the failure of the Effective Time to occur on or before the Outside Date is caused by a failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time and such action or failure to perform constitutes a breach in any material respect of this Agreement; or

(ii)

a Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the LCV Transaction or the Caliva Transaction; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order is caused by a failure of such Party to perform or comply with any of its obligations or covenants under this Agreement; and provided, further that the Party seeking to terminate this Agreement pursuant to this Section 7.02(b)(ii) shall have complied with its obligations under Section 5.08 to prevent, oppose or remove such Order;

(c)    by Subversive if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of LCV under this Agreement occurs that would cause any condition in Section 6.02 not to be satisfied, and such breach or failure is incapable of being cured by the Outside Date, and Subversive is not then in breach of this Agreement so as to cause any condition in Section 6.03 not to be satisfied, or any condition in Section 6.02 is otherwise not able to be satisfied;

(d)    by either Subversive or LCV if the definitive agreement pursuant to which the Caliva Transaction is to be consummated is terminated by any of the parties thereto in accordance with it terms; and

(e)    by LCV if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Subversive under this Agreement occurs that would cause any condition in Section 6.03 not to be satisfied, and such breach or failure is incapable of being cured by the Outside Date, and LCV is not then in breach of this Agreement so as to cause any condition in Section 6.02 not to be satisfied, or any condition in Section 6.03 is otherwise not able to be satisfied.

Any Party terminating this Agreement pursuant to this Section 7.02 (other than Section 7.02(a)) shall give written notice of such termination to the other Party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected.

Section 7.03 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 7.02, this Agreement shall forthwith become null and void and of no effect, without any liability or obligation on the part of any Party (or any Subversive Party, LCV Party or any of their respective Representatives), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law or in equity); provided, however, that the provisions of Article I (as applicable), Section 5.03(d), this Article VII and Article VIII shall survive such termination; provided, further, that, no Party shall be relieved of liability for willful breach of any provision of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01    NONSURVIVABLE OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to or in connection with this Agreement or any covenants and obligations to be performed prior to the Effective Time shall survive the Effective Time. This Section 8.01 shall not limit any covenants and agreements of the Parties that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time, which, in each case, shall survive in accordance with their terms.

Section 8.02 EXPENSES. Except as otherwise expressly set forth herein, all fees and expenses incurred in connection with this Agreement, the LCV Transaction and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses; provided, that upon the consummation of the transaction contemplated hereunder (i) Subversive shall pay or cause to be paid any such accrued and unpaid fees and expenses of LCV, and (ii) any Cash Transaction Expenses will be included as credits in accordance with the definition of Adjustment Amount.

Section 8.03 NOTICES. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given: (a) upon actual delivery if personally delivered to the Party to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; (b) when sent if sent by email to the Party to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; provided, however, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Agreement and (ii) either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.03; or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 8.03; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; in each case to the Party to be notified at the following address:

If to Subversive, to:

Subversive Capital Acquisition Corp.

135 Grand Street, 2nd Floor

New York, NY 10013

Attention: Leland Hensch

Email: leland@subversivecapital.com

with copies (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Barry A. Brooks

Email: barrybrooks@paulhastings.com

and

Blake, Cassels & Graydon LLP

199 Bay Street

Suite 4000, Commerce Court West

Toronto ON M5L 1A9

Attention:    Jeff Glass; Norbert Knutel

Email:          jeff.glass@blakes.com

                     norbert.knutel@blakes.com

if to LCV, to:

Left Coast Ventures, Inc.

975 Corporate Center Parkway, Suite 120

Santa Rosa, CA 95407

Attention:    Brett Cummings and Judith Schvimmer

Email:          brett@leftcoastventures.us and judith@leftcoastventures.us with copies (which shall not constitute notice) to:

Cooley LLP

1700 Seventh Avenue, Suite 1900

Seattle, WA 98101-1355

Attention:    John Robertson and Laura Medina

Email:          jrobertson@cooley.com and lmedina@cooley.com

and

Cassels Brock & Blackwell LLP

Suite 2100, Scotia Plaza, 40 King St. W.

Toronto, ON M5H 3C2 Canada

Attention:    Andrea FitzGerald

Email:          afitzgerald@cassels.com

if to Shareholders’ Representative, or to the LVC Shareholders after Closing, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention:    Managing Director

Email:          deals@srsacquiom.com

Facsimile:    (303) 623-0294

Telephone:   (303) 648-4085

Cooley LLP

1700 Seventh Avenue, Suite 1900

Seattle, WA 98101-1355

Attention:    John Robertson and Laura Medina

Email:          jrobertson@cooley.com and lmedina@cooley.com

Section 8.04 ENTIRE AGREEMENT. This Agreement (including the Schedules hereto and the LCV Disclosure Schedule), together with the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement. Upon the Effective Time, the Confidentiality Agreement shall terminate.

Section 8.05     AMENDMENT; WAIVER. This Agreement may be amended, modified or waived (a) prior to the Effective Time, only by the written agreement of Subversive, MergerSub and LCV; provided, however, that after the LCV Shareholder Approval is obtained there shall be no amendment or waiver that, pursuant to Law, requires further approval of such holders, without the receipt of such further approvals, and (b) after the Effective Time, only by the written agreement of Subversive and the Shareholders’ Representative. No failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its or his obligations hereunder, no single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

Section 8.06 NO THIRD-PARTY BENEFICIARIES. Except as provided in Section 5.14, this Agreement shall inure exclusively to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns) any rights or remedies under or by reason of this Agreement.

Section 8.07 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (by operation of law or otherwise), by either of the Parties without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 8.08 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 8.09    CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. Each Party agrees that any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such courts do not have subject matter jurisdiction over such Proceeding, any state court within the state of Delaware, and each of the Parties hereby submits to the exclusive jurisdiction of such courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Proceeding. A final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party agrees not to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby except in the courts described above (other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described above), irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such court, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address (or in the case of the LCV Shareholders, the Shareholders’ Representative’s address) set forth herein shall be effective service of process for any such Proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.09.

Section 8.10 SPECIFIC PERFORMANCE; REMEDIES. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief. Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 8.11 NO RECOURSE. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the transactions contemplated hereby to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 5.14), are those solely of the persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). Except in the case of fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each party, on behalf of itself and its affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation. Notwithstanding anything in this Section 8.11 to the contrary, this Section 8.11 shall not apply to Section 8.14, which shall be enforceable by the Shareholders’ Representative in its entirety against the LVC Shareholders.

Section 8.12 SEVERABILITY. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 8.13     COUNTERPARTS; DELIVERIES. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same instrument. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission of .pdf files or other image files via email, cloud-based transfer or file transfer protocol, or use of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to any such agreement or instrument shall raise the use of electronic transmission or a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission or a facsimile machine as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

Section 8.14    SHAREHOLDERS’ REPRESENTATIVE.

(a)    By executing and delivering a Letter of Transmittal or by voting in favor of the adoption of this Agreement, the approval of the principal terms of the LCV Transaction, and by virtue of the consummation of the LCV Transaction or participating in the LCV Transaction and receiving the benefits thereof, including the right to receive consideration payable in connection with the LCV Transaction, each LCV Shareholder, each holder of the LCV 2019 Notes and each holder of the LCV 2020 Warrants shall be deemed to have approved of the designation of and appointed, and hereby irrevocably designates and appoints Shareholder Representative Services LLC as to act solely in its capacity as the true and lawful attorney-in-fact, agent and representative of the LCV Shareholders, the holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants (the “Shareholders’ Representative”) after Closing for all purposes in connection with this Agreement and the agreements ancillary hereto with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (i) authorizing payments under or pursuant to this Agreement and authorizing the disbursements thereof to the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants as contemplated by this Agreement; (ii) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants any and all consents, waivers and amendments deemed by the Shareholders’ Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; and (iv) with respect to any and all matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of each LCV Shareholder, each holder of the LCV 2019 Notes and each holder of the LCV 2020 Warrants relative to any amounts to be received by the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants under this Agreement or any agreements contemplated hereby, or any claim made by Subversive under this Agreement, (B) negotiating and compromising, on behalf of each LCV Shareholder, each holder of the LCV 2019 Notes and each holder of the LCV 2020 Warrants any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) executing, on behalf of each LCV Shareholder, each holder of the LCV 2019 Notes and each holder of the LCV 2020 Warrants any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any LCV Shareholder, any holder of the LCV 2019 Notes and any holder of the LCV 2020 Warrants on the one hand and the Shareholders’ Representative on the other hand, provided that, in each case, the Shareholders’ Representative shall not take any action adverse to any LCV Shareholder, any holder of the LCV 2019 Notes and any holder of the LCV 2020 Warrants unless such action is also taken proportionately with respect to the others.

(b)    Each LCV Shareholder, each holder of the LCV 2019 Notes and each holder of the LCV 2020 Warrants hereby agrees that: (i) in all matters in which action by the Shareholders’ Representative is required or permitted, the Shareholders’ Representative is authorized to act on behalf of such LCV Shareholder, notwithstanding any dispute or disagreement among the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants, Subversive shall be entitled to rely on any and all action taken after Closing by the Shareholders’ Representative under this Agreement without any Liability to, or obligation to inquire of, any LCV Shareholder, any holder of the LCV 2019 Notes and any holder of the LCV 2020 Warrants notwithstanding any knowledge on the part of Subversive of any such dispute or disagreement; (ii) all decisions, actions, consents and instructions by the Shareholders’ Representative after Closing shall be binding upon all of the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants and no LCV Shareholder, no holder of the LCV 2019 Notes and no holder of the LCV 2020 Warrants shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction; (iii) notice to the Shareholders’ Representative after Closing, delivered in the manner provided in Section 8.03, shall be deemed to be notice to each LCV Shareholder, each holder of the LCV 2019 Notes and each holder of the LCV 2020 Warrants for the purposes of this

Agreement; (iv) the appointment of the Shareholders’ Representative is coupled with an interest and shall be irrevocable by such LCV Shareholder, such holder of the LCV 2019 Notes and such holder of the LCV 2020 Warrants in any manner or for any reason; and (v) in the event that the person or entity serving as the Shareholders’ Representative dies, becomes incapacitated, files for bankruptcy protection or otherwise becomes unable to serve or resigns as a representative of the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants, then the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants shall appoint a new Shareholders’ Representative. The Shareholders’ Representative may resign at any time.

(c)    Each LCV Shareholder, each holder of the LCV 2019 Notes and each holder of the LCV 2020 Warrants hereby acknowledges and agrees that no Subversive Party shall have any Liability to any LCV Party with respect to, and the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants jointly and severally shall indemnify all Subversive Parties against, and agree to hold the Subversive Parties harmless from, any and all Losses incurred by such Subversive Parties arising out of any breach of this Section 8.14 by the Shareholders’ Representative or by any LCV Shareholder, any holder of the LCV 2019 Notes and any holder of the LCV 2020 Warrants or the designation, appointment or actions of the Shareholders’ Representative pursuant to the provisions hereof, including with respect to any (i) failure by the Shareholders’ Representative to deliver funds or other property received by the Shareholders’ Representative (on behalf of any LCV Shareholder, any holder of the LCV 2019 Notes and any holder of the LCV 2020 Warrants) or any other actions taken by the Shareholders’ Representative, and (ii) reliance by the Subversive Parties on, and actions taken by the Subversive Parties in reliance on, the instructions of, notice given by or any other action taken or omitted by the Shareholders’ Representative.

(d)    The Shareholders’ Representative is hereby authorized to establish an account for the purposes of holding the Expense Fund (the “Expense Account”), which shall be funded by Subversive at the Closing in the amount of the Expense Fund. The Shareholders’ Representative may use the Expense Fund to pay or be reimbursed for any fees, costs, expenses or other obligations incurred by the Shareholders’ Representative pursuant to this Agreement and the agreements ancillary hereto acting in its capacity as such. The LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants will not receive any interest or earnings on the Expenses Account and irrevocably transfer and assign to the Shareholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Shareholders’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Shareholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants at the time of Closing. The Parties agree that the Shareholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund. Without limiting the foregoing, each LCV Shareholder, each holder of the LCV 2019 Notes and each holder of the LCV 2020 Warrants shall, to the extent of its Pro Rata Share, indemnify and defend the Shareholders’ Representative and hold the Shareholders’ Representative harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Shareholders’ Representative Costs”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Shareholders’ Representative Cost is suffered or incurred; provided that, in the event that any such Shareholders’ Representative Cost is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants the amount of such indemnified Shareholders’ Representative Cost to the extent attributable to such gross negligence or willful misconduct. Any expense incurred by the Shareholders’ Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Shareholders’ Representative but shall be payable by and attributable to the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants based on their respective Pro Rata Share. If not paid directly to the Shareholders’ Representative by the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants any such Shareholders’ Representative Costs may be recovered by the Shareholders’ Representative from (i) the funds in the Expense Fund and (ii) any Contingent Merger Consideration at such time as any such amounts would otherwise be distributable to the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants; provided, that while this section allows the Shareholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants from their obligation to promptly pay such Shareholders’ Representative Costs as they are suffered or incurred, nor does it prevent the Shareholders’ Representative from seeking any remedies available to it at law or otherwise. The Shareholders’ Representative may also from time to time submit invoices to the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants covering such Shareholders’ Representative Costs, which shall be paid by the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants promptly following the receipt thereof based on their respective Pro Rata Share. Upon the request of any LCV Shareholder, any holder of the LCV 2019 Notes and any holder of the LCV 2020 Warrants subject to applicable confidentiality obligations, the Shareholders’ Representative shall provide such LCV Shareholder, such holder of the LCV 2019 Notes and such holder of the LCV 2020 Warrants with an accounting for all expenses and liabilities paid by the Shareholders’ Representative in its capacity as such. The Expense Fund shall be retained in whole or in part by the Shareholders’ Representative for such time as the Shareholders’ Representative shall determine in its sole discretion. If the Shareholders’ Representative shall determine in its sole discretion to return all or any portion of the Expense Fund to the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants such amount shall be distributed to the Paying Agent for further distribution to the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants in accordance with their respective Pro Rata Share as set forth on the Payment Schedule. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the LCV Shareholders, holders of the LCV 2019 Notes and holders of the LCV 2020 Warrants set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholders’ Representative under this Section 8.14. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement. The Shareholders’ Representative will incur no liability of any kind with respect to any action or omission by the Shareholders’ Representative in connection with the Shareholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Shareholders’ Representative’s gross negligence or willful misconduct. The Shareholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel.

Section 8.15 WAIVER OF ACCESS TO ESCROW ACCOUNT. Notwithstanding anything to the contrary in this Agreement, LCV hereby irrevocably waives and releases, and shall cause any Affiliate of LCV in connection with the LCV Transaction, to waive and release, on substantially similar terms, any and all right, title, interest, causes of action and claims of any kind, whether in tort or contract or otherwise (each, a “Claim”), in or to, and any and all right to seek payment of any amounts due to it in connection with the LCV Transaction or this Agreement, out of the Escrow Account, or from monies or other assets released from the Escrow Account that are payable to Subversive Shareholders or IPO Underwriter, and hereby irrevocably waives and releases any Claim it may have in the future, as a result of, or arising out of, this Agreement or the LCV Transaction, which Claim would reduce or encumber any monies or other assets released from the Escrow Account that are payable to Subversive Shareholders or IPO Underwriters, or to any monies or other assets in the Escrow Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Escrow Account, any monies or other assets released from the Escrow Account that are payable to Subversive Shareholders or IPO Underwriter or any monies or other assets in the Escrow Account for any reason whatsoever or to bring any proceedings against the Escrow Account or the Escrow Agent.

Section 8.16    PRIVILEGED COMMUNICATIONS.

(a)    LCV hereby irrevocably acknowledges and agrees, on behalf of itself and its controlled Affiliates, that all attorney-client communications between, on the one hand, Subversive or any officer, employee, director, or shareholder of Subversive, and, on the other hand, Paul Hastings LLP and Blake, Cassels & Graydon LLP (collectively, the “Subversive Retained Firms”), that relate to the LCV Transaction, shall be deemed privileged communications as to which the attorney-client privilege and expectation as to client confidence belongs to and may be waived only by individuals who constituted a majority of the board of directors of Subversive immediately before the Effective Time; and LCV and its Affiliates (whether purporting to act on behalf of or through Subversive or otherwise) may not claim and will not obtain or use for any purpose any such privileged communications by any means or process without the consent of individuals who constituted a majority of the Subversive Board immediately before the Effective Time; provided, however, that nothing in this Agreement shall prevent LCV and its Affiliates from obtaining or using any communications relating to the LCV Transaction as required under applicable Laws.

(b)    Subversive hereby irrevocably acknowledges and agrees, on behalf of itself and its controlled Affiliates, that all attorney-client communications between, on the one hand, LCV or any of its Subsidiaries, or any manager, member, officer, employee, director or shareholder of LCV or any Subsidiary thereof and, on the other hand, Cooley LLP and Bennett Jones LLP (collectively, the “LCV Retained Firms”), that relate to the LCV Transaction, shall be deemed privileged communications as to which the attorney-client privilege and expectation as to client confidence belongs to and may be waived only by individuals who constituted a majority of the board of directors of LCV immediately before the Effective Time; and Subversive and its Affiliates (whether purporting to act on behalf of or through LCV or otherwise) may not claim and will not obtain or use for any purpose any such privileged communications by any means or process without the consent of individuals who constituted a majority of the LCV Board immediately before the Effective Time; provided, however, that nothing in this Agreement shall prevent Subversive from obtaining or using any communications relating to the LCV Transaction as required under applicable Laws.

Section 8.17 CONFLICT WAIVER. Notwithstanding that the Company has been represented by Cooley LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement, the Company agrees that after the Closing the Firm may represent the Shareholder’s Representative, the LCV Shareholders and/or their affiliates in matters related to this Agreement and the transactions contemplated hereby, including without limitation in respect of any indemnification claims pursuant hereto. The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly auth orized , all as of the date first written above.

SUBVERSIVE CAPITAL ACQUISITION CORP.

By:	/s/ Leland Hensch
Name: Leland Rensch
Title: Chief Executive Officer

[Signature Page to LCV Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly auth orized , all as of the date first written above.

TPCO LCV MERGER SUB INC.

By:	/s/ Michael Auerbach
Name: Michael Auerbach Title: President

[Signature Page to LCV Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

LEFT COAST VENTURES, INC.

By:	/s/ Brett Cummings
Name: Brett Cummings
Title: Chief Executive Officer

[Signature Page to LCV Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS SHAREHOLDERS’ REPRESENTATIVE

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to LCV Transaction Agreement]

Schedule 2.01(f)

Directors

Michael Auerbach.

Leland Hensch.

EXHIBIT A

CERTIFICATE OF MERGER

OF

TPCO LCV MERGER SUB INC.

(a Delaware corporation)

WITH AND INTO

LEFT COAST VENTURES, INC.

(a Delaware corporation)

Left Coast Ventures, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), desiring to merge TPCO LCV Merger Sub Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”), pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:    The name and state of incorporation of each of the constituent corporations to the merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation

TPCO LCV Merger Sub Inc.	Delaware

Left Coast Ventures, Inc.	Delaware

SECOND:    A Transaction Agreement and Plan of Reorganization, dated as of November 24, 2020 (the “Transaction Agreement”), by and among each of the Constituent Corporations and Subversive Capital Acquisition Corp., a corporation existing under the laws of the Province of British Columbia, was approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL [(and by the written consent of their respective stockholders in accordance with Section 228 of the DGCL)].

THIRD:    The Corporation will continue as the corporation surviving the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be Left Coast Ventures, Inc. upon the effectiveness of the Merger in accordance with Section 251 of the DGCL and Section 103 of the DGCL (the “Effective Time”).

FOURTH:     At the Effective Time, the certificate of incorporation of the Corporation, as in effect immediately prior to the Effective Time, shall be further amended and restated in its entirety as set forth in Annex A attached hereto and, as so amended and restated, shall be the Third Amended and Restated Certificate of Incorporation of the Surviving Corporation until further amended pursuant to the DGCL.

FIFTH:    An executed copy of the Transaction Agreement is on file at the offices of the Surviving Corporation at [                    ], and a copy thereof will be furnished by the Surviving Company, on request and without cost, to any stockholder of either of the Constituent Corporations.

SIXTH:    This Certificate of Merger, and the Merger, shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be signed by its authorized officer on the             day of                , 20    .

LEFT COAST VENTURES, INC.

(a Delaware corporation)

By:
Name:
Title:

Annex A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEFT COAST VENTURES, INC.

See attached.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LEFT COAST VENTURES, INC.

ARTICLE ONE

The name of the corporation is Left Coast Ventures, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is [                        ]. The name of its registered agent at such address is [                    ].

ARTICLE THREE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share and one thousand (1,000) shares of Preferred Stock, par value $0.01 per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by law, the board of directors of the corporation is expressly authorized to adopt, amend or repeal the bylaws of the corporation; provided, however, that such authorization shall not divest the stockholders of the power or limit the power of the stockholders to adopt, amend or repeal the bylaws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or any of its stockholders for monetary damages for a breach of fiduciary duty as a director.

ARTICLE NINE

The corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

See attached.

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made as of     , 20     , by and among Subversive Capital Acquisition Corp., a special purpose acquisition corporation incorporated and existing under the laws of British Columbia (together with its successors, the “Corporation”), and each of the Persons set forth on the signature pages hereto and identified as a “Holder” hereto, each of which, together with each other person who holds Registrable Securities who may from time to time become bound hereby in accordance with the terms hereof, is referred to in this Agreement as a “Holder”.

RECITALS

WHEREAS the Corporation is party to an agreement, dated as of November 24, 2020, among the Corporation, CMG Partners, Inc., a Delaware corporation (“Caliva”), and the other parties thereto (the “Caliva Merger Agreement”), pursuant to which a wholly-owned subsidiary of the Corporation will be merged into Caliva and all outstanding shares of capital stock of Caliva will be converted into common shares of the Corporation (the “Caliva Transaction”);

WHEREAS, the Corporation is party to an agreement, dated as of November 24, 2020, among the Corporation, Left Coast Ventures, Inc., a Delaware corporation (“LCV”), and the other parties thereto (the “LCV Merger Agreement”), pursuant to which a wholly-owned subsidiary of the Corporation will be merged into LCV and all outstanding shares of capital stock of LCV will be converted into common shares of the Corporation (the “LCV Transaction”);

WHEREAS, the Corporation completed its initial public offering on July 16, 2019, its Class A Restricted Voting Shares are listed on the NEO Exchange, Inc. (the “Exchange”), and the Caliva Transaction and the LCV Transaction are collectively intended to constitute the “qualifying transaction” of the Corporation as such term is defined in the Exchange’s Listing Manual pertaining to special purpose acquisition corporations (the “Qualifying Transaction”); and

WHEREAS, the execution and delivery of this Agreement is a condition to the consummation of the Caliva Transaction and the LCV Transaction, and the parties hereto mutually desire to enter into this Agreement in order to provide, inter alia, each Holder with the registration rights specified in this Agreement with respect to the Registrable Securities (as defined herein) held by each Holder and the distribution of such Registrable Securities under applicable securities laws subsequent to the Qualifying Transaction in such manner as each Holder may designate on the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided that, for purposes of this Agreement, the Corporation and its subsidiaries shall not be considered Affiliates of any Holder and its other Affiliates and any Holder and its Affiliates shall not be considered Affiliates of the Corporation and its subsidiaries. In this Agreement, any Person will be deemed to be Affiliated with any other Person if they are Affiliates of each other.

“Affiliated Transferee” means (a) with respect to the CMG Group, any Affiliate of any member of the CMG Group or any successor entity to any member of the CMG Group or its Affiliates, (b) with respect to the LCV Group, any Affiliate of any member of the LCV Group or any successor entity to any member of the LCV Group or its Affiliates, (c) with respect to the Sponsor Group, any Affiliate of Sponsor or any successor entity to any member of the Sponsor Group or its Affiliates and (d) with respect to any other Holder, the spouse or legal equivalent, the parents and/or the lineal descendants thereof (the “Holder Related Persons”) or any trust, partnership, corporation, limited liability company or other estate or planning or investment vehicle in which no other Person has any legal, economic, beneficial or other interest other than such Holder and/or the Holder Related Persons, as applicable, and with respect to which, in the case of clause (e), a transfer to such Person does not result in any change in the effective control of such Holder’s Registrable Securities.

“Agreement” has the meaning ascribed thereto in the preamble.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which commercial banks are closed for business in Toronto, Ontario, Canada or New York, New York, United States.

“Canadian Long-Form Prospectus” means a prospectus prepared in accordance with the requirements of Canadian securities laws for an initial public offering of securities in Canada, or for any other offering of securities that is not eligible to use a Canadian Short-Form Prospectus, pursuant to National Instrument 41-101 General Prospectus Requirements of the Canadian Securities Administrators, or any successor to that instrument.

“Canadian Prospectus” means a Canadian Long-Form Prospectus or a Canadian Short- Form Prospectus.

“Canadian Shelf Prospectus” means a Canadian Short-Form Prospectus used to qualify a distribution of securities in Canada on a delayed or continuous basis, pursuant to National Instrument 44-102 Shelf Distributions of the Canadian Securities Administrators, or any successor to that instrument.

“Canadian Short-Form Prospectus” means a prospectus prepared in accordance with the requirements of Canadian securities laws pursuant to rules and procedures that permit the incorporation by reference of previously filed Canadian continuous disclosure documents, pursuant to National Instrument 44-101 Short Form Prospectus Distributions of the Canadian Securities Administrators, or any successor to that instrument.

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“Claim” means each of the following legal, equitable or other theories or sources of liability: claims, obligations, liabilities, causes of action, actions or proceedings (in each case, whether in contract or in tort, at law or in equity, or pursuant to statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, performance, or breach (whether willful, intentional, unintentional or otherwise) of this Agreement, including any representation or warranty made or alleged to be made in, in connection with, or an as inducement to, this Agreement.

“CMG Group” means, collectively, each of the Holders identified on the signature pages hereto as a “CMG Holder,” together with their respective Affiliated Transferees, in each case hereunder acting by affirmative consent of at least a majority of the Registrable Securities held by such Holders.

“Common Shares” means common shares in the capital of the Corporation, and having the terms and conditions set forth in the notice of articles and articles of the Corporation, as they may be amended or changed from time to time.

“Corporation” has the meaning ascribed thereto in the preamble.

“Damages” means any loss, damage, claim, liability (joint or several) (or any action or proceeding in respect thereof, whether commenced or threatened), costs (including costs of preparation and attorneys’ fees) and expenses (including expenses of investigation) to which a party hereto may become subject under the Securities Act, the Exchange Act or any other U.S. federal or state securities law, the securities laws of any province or territory of Canada, and any other applicable laws, insofar as such loss, damage, claim, liability (or any such action or proceeding in respect thereof), cost or expense arises out of or is based upon: (a) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement of the Corporation, including any preliminary Prospectus, form of Prospectus or final Prospectus contained therein or any amendments or supplements thereto; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or not misleading in light of the circumstances in which they were made; (c)    any violation or alleged violation by the indemnifying party (or any of its agents, representatives or Affiliates) of the Securities Act, the Exchange Act or any other U.S. federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any other U.S. federal or state securities law, the securities laws of any province or territory of Canada, or any other applicable laws; or (d) any “misrepresentation” (as defined under applicable Canadian securities laws) contained in a Canadian Prospectus.

“Demand Notice” means a written notice to the Corporation from a Holder (with the right to make such notice in accordance with Section 2.1(d) or 2.2(e)) to register Registered Securities pursuant to Section 2.1(a) or 2.2(b).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor act, and the rules and regulations thereunder.

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“Excluded Registration” means (a) a registration relating to the sale of securities to employees of the Corporation or a subsidiary pursuant to a stock option, share purchase, or similar plan; (b) a registration on Form S-4 or Form S-8, or any similar or successor registration form under the Securities Act subsequently adopted by the SEC, or a Canadian Prospectus the purpose of which is solely to qualify a distribution of securities in connection with an acquisition or business combination transaction (whether by plan of arrangement, take-over bid, amalgamation, share or asset purchase or otherwise), or for distribution to employees, directors, officers or consultants of the Corporation or its affiliates; or (c) a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered.

“Form F-10” means Form F-10 under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC used to register securities pursuant to the Canada / U.S. Multijurisdictional Disclosure System.

“Form S-1” means Form S-1 under the Securities Act as in effect on the date hereof (or, if applicable, Form F-1 or other similar form) or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-1 Registration Statement” means a registration statement on Form S-1 (or, if applicable, a registration statement on Form F-1).

“Form S-3” means Form S-3 under the Securities Act as in effect on the date hereof (or, if applicable, Form F-3 or other similar form, or Form F-10) or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Corporation with the SEC.

“Form S-3 Registration Statement” means a registration statement on Form S-3 (or, if applicable, a registration statement on Form F-3).

“Governmental Authority” means any governmental, regulatory or administrative authority or body, department, agency, commission, board, panel, tribunal or court or other lawmaking or enforcing entity having jurisdiction on behalf of any nation, or province, territory or state or other subdivision thereof or any municipality, district or other subdivision thereof.

“Holder” has the meaning ascribed thereto in the preamble.

“Initiating Holder” means a Holder or Holders who make a Demand Notice pursuant to Section 2 or 2.2(b) or who delivers a Take-Down Notice for an underwritten Shelf Offering pursuant to Section 2.2(d).

“LCV Group” means, collectively, each of the Holders identified on the signature pages hereto as a “LCV Holder,” together with their respective Affiliated Transferees, in each case hereunder acting by affirmative consent of at least a majority of the Registrable Securities held by such Holders.

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“Lock-up Agreement” means, in respect of each Holder, the lock-up agreement entered into by such Holder in connection with the Qualifying Transaction.

“Marketed Offering” means a registration or offering that includes a customary “road show” or other substantial marketing effort by the Corporation.

“Person” means any individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization or other legal entity, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” has the meaning ascribed thereto in Section 2.4.

“Proportionate Voting Shares” means the proportionate voting shares in the capital of the Corporation, and having the terms and conditions set forth in the notice of articles and articles of the Corporation, as they may be amended or changed from time to time.

“Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Qualifying Capital Date” means the date on which the Total Capital (as such term is defined under Section 2.04(b) of the Caliva Merger Agreement) of the Corporation meets or exceeds $225,000,000.

“Qualifying Transaction” has the meaning ascribed thereto in the recitals

“registration” means a registration of securities under the Securities Act, or a qualification of securities for distribution to the public pursuant to a Canadian Prospectus, or both, as the context may require.

“Registrable Securities” means any Common Shares currently held or hereafter acquired by the Holders, including any Common Shares issuable or issued upon conversion of Proportionate Voting Shares held by any Holder, and any other securities issued or issuable with respect to any such shares by way of share split, share dividend, recapitalization, merger, amalgamation, exchange, consolidation, reorganization, plan of arrangement or similar event or otherwise, but excluding any such Common Shares or any such other securities which are subject to vesting conditions, restrictions or limitations with respect to the exchange, conversion or exercise thereof or the entitlement to the economic benefits thereof are otherwise restricted by the terms thereof. As to any particular Registrable Securities, (a) if issued in the United States, or in a transaction pursuant to which they are otherwise “restricted securities” within the meaning of Rule 144 under the Securities Act, such securities shall cease to be Registrable Securities when (i) they are sold to the public either pursuant to an effective Registration Statement under the Securities Act or Rule

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144 under the Securities Act (or any similar provision then in force under the Securities Act), (ii) they are distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in force under the Securities Act), or (iii) they shall have ceased to be outstanding; and (b) if issued in Canada, or in a transaction pursuant to which they are otherwise subject to any applicable Canadian resale restrictions, such securities shall cease to be Registrable Securities when (i) they are sold to the public pursuant to a Canadian Prospectus; (ii) they are sold pursuant to the prospectus exemption afforded by Section 2.8 of National Instrument 45-102 Resale of Securities of the Canadian Securities Administrators (“NI 45-102”); (iii) they are sold pursuant to the prospectus exemption afforded by Section 2.5 or Section 2.6 of NI 45-102; or (iv) they shall have ceased to be outstanding.

“Registration Statement” means any registration statement of the Corporation under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post- effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” has the meaning ascribed thereto in Section 2.10.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts or selling commissions payable by the Holders attributable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Corporation as provided in Section 2.7.

“Selling Holder Counsel” has the meaning ascribed thereto in Section 2.7.

“Selling Holder Representations” has the meaning ascribed thereto in Section 2.3(a).

“Shareholder Group” means, as applicable, the CMG Group, LCV Group, and the Sponsor Group.

“Shelf Offering” has the meaning ascribed thereto in Section 2.2(b).

“Shelf Registration Statement” has the meaning ascribed thereto in Section 2.2.

“Sponsor Group” means Subversive Capital Sponsor, LLC (“Sponsor”) and its Affiliated Transferees, in each case hereunder acting by affirmative consent of at least a majority of the Registrable Securities held by such Holders.

“Take-Down Notice” has the meaning ascribed thereto in Section 2.2(b).

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2. Registration Rights. The Corporation covenants and agrees as follows:

2.1 Non-Shelf Demand Registration.

(a)    If at any time after the earlier of (i) 365 days after the closing date of the Qualifying Transaction and (ii) a Qualifying Capital Date (in each case, subject to the applicable provisions in the respective Lock-Up Agreement), the Corporation receives a Demand Notice from the Initiating Holders with the right to deliver a Demand Notice in accordance with Section 2.1(d) that (i) the Corporation file (or confidentially submit in anticipation of filing) (A) a Form S-1 Registration Statement, if the Corporation has previously registered an offering of securities under the Securities Act, (B) a Canadian Long-Form Prospectus in any or all of the provinces and territories of Canada, if the Corporation is then a reporting issuer in any jurisdiction of Canada, or (C) both a Form S-1 Registration Statement and a Canadian Long-Form Prospectus in any or all of the provinces and territories of Canada, if the Corporation has both previously registered an offering of securities under the Securities Act and is then a reporting issuer in any jurisdiction of Canada, or (ii) at any time when the Corporation is eligible to do so, that the Corporation file (A) a Form S-3 Registration Statement, (B) a Canadian Short-Form Prospectus in any or all of the provinces and territories of Canada or (C) both a Form S- 3 Registration Statement and a Canadian Short-Form Prospectus in any or all of the provinces and territories of Canada (provided that any request for the Corporation to file a “shelf” registration statement, including as an automatic shelf registration, shall be subject to Section 2.2(c)), then the Corporation shall (x) promptly (and no later than within five (5) days) after the date such request is given, give written notice thereof to all Holders other than the Initiating Holders and (y) as soon as practicable, and in any event within 90 days after the date the Demand Notice is delivered (in the case of a request for a Form S-1 Registration Statement or a Canadian Long-Form Prospectus) and within 30 days after the date the Demand Notice is delivered (in the case of a request for a Form S-3 Registration Statement or Canadian Short-Form Prospectus) file the applicable Registration Statement (and thereafter use its commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter, if applicable), and alternatively or additionally file the applicable Canadian Prospectus (and thereafter use its commercially reasonable efforts to obtain a final receipt for such Canadian Prospectus to be issued by the applicable Canadian securities regulatory authorities as soon as practicable thereafter) covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Corporation within 10 days after notice of such Demand Notice was given to the other Holders, and in each case, subject to the limitations of Section 2.3. The Corporation shall not be obligated to file an S-1 Registration Statement if the Corporation is eligible to use Form S-3 and the Corporation elects to file a Form S-3 Registration Statement for such Registrable Securities instead. The Corporation shall not be obligated to file a Canadian Long-Form Prospectus if the Corporation is eligible to file a Canadian Short-Form Prospectus and the Corporation elects to file a Canadian Short-Form Prospectus for such Registrable Securities instead.

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If the Initiating Holders intend to distribute the Registrable Securities covered by their Demand Notice by means of an underwritten offering, such Initiating Holders shall so advise the Corporation in the Demand Notice. If an underwritten offering, the underwriter(s) will be selected by the Initiating Holder and shall be subject to the approval of the Corporation, such approval not to be unreasonably withheld, conditioned or delayed.

(b)    Notwithstanding the obligations in Sections 2.1(a) or 2.2(b), if, within five Business Days following receipt of a Demand Notice or a Take-Down Notice, the Corporation furnishes to the Initiating Holders thereof a notice stating that, in the good faith judgment of the Corporation’s board of directors after consultation with counsel to the Corporation, it would materially adversely affect the Corporation for such Registration Statement to be filed, to become effective or to remain effective for so long as such Registration Statement otherwise would be required to remain effective, or for such Canadian Prospectus to be used for a distribution of securities, or for such distribution to continue for so long as it otherwise would continue, because such action would (i) materially interfere with a bona fide significant acquisition or other similar significant transaction involving the Corporation or (ii) require premature disclosure of material non-public information (which term, when used in this Agreement, shall include information that is or may become material facts or material changes within the meaning of Canadian securities laws and “privileged information” within the meaning of the Securities Act (Quebec)) that the Corporation has a bona fide business purpose for preserving as confidential (and such information would not otherwise be required to be publicly disclosed by the Corporation at that time in a periodic report to be filed with or furnished to the SEC under the Exchange Act, or publicly disclosed under the continuous disclosure requirements of Canadian securities laws, but for the filing of such Registration Statement or Canadian Prospectus), then the Corporation shall have the right to defer such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than 90 days after the request of the Initiating Holders is given; provided, however, that the Corporation (A) may not invoke this right, together with the right to postpone any registration or Shelf Offering pursuant to Section 2.1(c), more than twice in any 12 month period, (B) shall not register or qualify any securities for its own account or that of any other shareholder during such 90 day period other than an Excluded Registration (so long as any such Excluded Registration does not result in any of the consequences set forth in clauses (i) or (ii) of this Section 2.1(b)) and (C) will otherwise continue with the preparation of the requested registration as provided herein (unless otherwise requested by the Initiating Holder). Any deferral pursuant to this Section 2.1(b) shall expire, and the requested Registration Statement or Canadian Prospectus shall forthwith be filed, if the material non-public information pursuant to the foregoing clause (ii) is disclosed or if the acquisition or transaction pursuant to the foregoing clause (i) is terminated. Any Initiating Holder whose Demand Notice pursuant to Section 2.1(a) or 2.2(c) is deferred pursuant to this Section 2.1(b) or 2.1(c) shall have the right to withdraw such Demand Notice within 30 days after receiving notice of a deferral and, if withdrawn, the Initiating Holders shall not be responsible for any expenses with respect to any registration contemplated by such withdrawn Demand Notice.

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(c)    Subject to clause (A) of the proviso set forth in Section 2.1(b), the Corporation shall not be obligated to file any Registration Statement or Canadian Prospectus pursuant to Section 2.1(a) or any Prospectus for a Shelf Offering, or Canadian Shelf Prospectus, pursuant to Section 2.2(b) during the period that is 30 days before the Corporation’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Corporation initiated registration or Canadian Prospectus filing for an underwritten offering of Common Shares or Securities (other than an Excluded Registration); provided that (i) at the time of the delivery of the applicable Demand Notice or Take-Down Notice, the Corporation is actively engaged in preparations specifically for such offering, (ii) the Holders may include Registrable Securities in such offering pursuant to Section 2.4, (iii) the Corporation is actively employing in good faith commercially reasonable efforts to cause such Corporation initiated registration to become effective and (iv) the Corporation will otherwise continue with reasonable preparations related to the requested registration as provided herein (unless otherwise requested by the Initiating Holder). Any deferral pursuant to this Section 2.1(c) shall expire, and the requested Registration Statement or Canadian Prospectus shall forthwith be filed, if the proposed registration or Canadian Prospectus filing by the Corporation under this Section 2.1(c) is abandoned or the filing of the registration statement with respect to such proposed registration, or the filing of the Canadian Prospectus, for the Corporation’s account is delayed by more than 30 days from the time of receipt of the Demand Notice. To effect the deferral pursuant to this Section 2.1(c), the Corporation must, within five Business Days following receipt of a Demand Notice or Take-Down Notice, furnish to the Initiating Holders thereof a notice stating that the Corporation is undertaking at such time an offering as described in the first sentence of this Section 2.1(c).

(d)    Limitations on Non-Shelf Demand Notices. In addition to any rights pursuant to Sections 2.2(f) and 2.4, (x) the CMG Group shall have the right to make two (2) Demand Notices in total pursuant to this Section 2.1, (y) the Sponsor Group shall have the right to make one (1) Demand Notice in total pursuant to this Section 2.1 and (z) the LCV Group shall have the right to make one (1) Demand Notice in total pursuant to this Section 2.1; provided that, in each case, a Demand Notice may only be made by such Shareholder Group if the Registrable Securities requested to be registered by such Shareholder Group in such Demand Notice either comprise at least 20% of the Registrable Securities or are reasonably expected to result in aggregate gross cash proceeds in excess of US$75,000,000 or the foreign currency equivalent thereof (without regard to any underwriting discount or commission). No other Holder shall have the right to deliver a Demand Notice pursuant to Section 2.1(a). A Demand Notice shall not be counted as “made” for purposes of this Section 2.1(d): (i) until such time as the applicable Registration Statement has been declared effective by the SEC and remains effective for the period of time required herein or a receipt has been issued by the Canadian securities regulatory authorities for the applicable Canadian Prospectus, and such Canadian Prospectus remains available for use for the period of time required herein, (ii) if the Initiating Holder withdraws its Demand Notice and, except for withdrawn Demand Notices as specified in Section 2.1(b), elects to pay the registration expenses therefor, (iii)    the transactions contemplated by the applicable underwriting agreement fail to close (other than due to any act or omission of the Initiating Holder) or (iv) in the case of an underwritten offering, if less than 75% of the Registrable Securities initially requested by the Initiating Holder to be included are not so included pursuant to Section 2.3.

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2.2 Shelf Registrations and Take Downs.

(a)    The Corporation shall use its commercially reasonable efforts to qualify to be able to register securities on Form S-3 (provided that the foregoing shall not require the Corporation to become an SEC registrant if it has not already done so) and to become eligible to file a Canadian Short-Form Prospectus. At any time after the earlier of (i)    365 days after the closing date of the Qualifying Transaction and (ii) a Qualifying Capital Date (in each case, subject to the applicable provisions in the respective Lock-Up Agreement), at any time following the time when the Corporation is eligible to use a Form S-3 or a Canadian Short-Form Prospectus, an Initiating Holder may use its right to make a Demand Notice under Section 2.1(a) to request that the Corporation file a Registration Statement that is a “shelf” Registration Statement, including as an automatic shelf registration, or to file a Canadian Shelf Prospectus, if eligible to use a Canadian Short- Form Prospectus, providing for the offer and sale of Registrable Securities by the Holders on a delayed or continuous basis as permitted by the Securities Act (in which case the intended method of distribution may be general in nature or contemplate multiple methods of distribution) or the procedures relating to the use of a Canadian Shelf Prospectus under applicable Canadian securities laws (a “Shelf Registration Statement”) or a post-effective amendment to a Shelf Registration Statement to register additional Registrable Securities, or an amendment to a Canadian Shelf Prospectus to qualify additional Registrable Securities, and, in such case, the Corporation shall (x) promptly (and no later than within five Business Days) after the date such request is given, give written notice thereof to all Holders and (y) as soon as practicable, and in any event within 30 days after the date the Initiating Holder makes such request, file the Shelf Registration Statement (or post- effective amendment thereto) or the Canadian Shelf Prospectus (or amendment thereto) covering all Registrable Securities (including an unspecified amount of Registrable Securities) that the requesting Holder(s) requested to be registered and any additional Registrable Securities requested to be included in such registration (or post-effective amendment) by any other Holders, as specified by notice given by each such Holder to the Corporation within 15 days after notice of such request from the Initiating Holder was provided to the other Holders. From and after the initial effectiveness of the Shelf Registration Statement, the Corporation shall, automatically and without any additional request by any Holder to do so, file a new Shelf Registration Statement covering the Registrable Securities from time to time as needed to maintain the effectiveness of any Shelf Registration Statement and keep it available for resales of Registrable Securities pursuant to this Agreement.

(b)    At any time after the earlier of (i) 365 days after the closing date of the Qualifying Transaction and (ii) a Qualifying Capital Date (in each case, subject to the applicable provisions in the respective Lock-Up Agreement), at any time that such a Shelf Registration Statement covering Registrable Securities is effective, if a Holder delivers a notice to the Corporation (a “Take-Down Notice”) stating that they intend to sell all or part of their Registrable Securities included on the Shelf Registration Statement or a Canadian Shelf Prospectus (a “Shelf Offering”), then the Corporation shall amend or supplement the

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Shelf Registration Statement or Canadian Shelf Prospectus as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account, if applicable, the inclusion of Registrable Securities by any other Holders pursuant to Section 2.2(f)); provided that any such Shelf Offering shall not be (i) a Marketed Offering except in accordance with Section 2.2(c) or (ii) an underwritten Shelf Offering (other than an Marketed Offering) except in accordance with Section 2.2(d).

(c)    Only an Initiating Holder with the right to deliver a Demand Notice in accordance with Section 2.2(e) may deliver a Take-Down Notice for a Marketed Offering (whether underwritten or not) and such Take-Down Notice shall count as a Demand Notice purposes of Section 2.2(e). The underwriter(s) for such Marketed Offering will be selected by the Initiating Holder and reasonably acceptable to the Corporation, such approval not to be unreasonably withheld, conditioned or delayed.

(d)    A Holder may only deliver a Take-Down Notice for an underwritten Shelf Offering (including a block trade or bought deal transaction with one or more underwriters or other third parties but excluding any Marketed Offering) if the Registrable Securities of such Holder (and its related Shareholder Group) in such Take-Down Notice either comprise at least 20% of the Registrable Securities or are reasonably expected to result in aggregate gross cash proceeds in excess of US$75,000,000 or the foreign currency equivalent thereof (without regard to any underwriting discount or commission). For any such underwritten Shelf Offering, the underwriter(s) will be selected by the Holders of a majority of the Registrable Securities to be included in such offering and reasonably acceptable to the Corporation.

(e)    Limitations on Shelf Demand Notices. In addition to any rights pursuant to Sections 2.2(f) and 2.4, (x) the CMG Group shall have the right to make two (2) Demand Notices in total pursuant to this Section 2.2, (y) the Sponsor Group shall have the right to make one (1) Demand Notice in total pursuant to this Section 2.2 and (z) the LCV Group shall have the right to make one (1) Demand Notice in total pursuant to this Section 2.2; provided that, in each case, such Demand Notice may only be made by such Shareholder Group if the Registrable Securities included in such Demand Notice either comprise at least 20% of the Registrable Securities or are reasonably expected to result in aggregate gross cash proceeds in excess of US$75,000,000 or the foreign currency equivalent thereof (without regard to any underwriting discount or commission). No other Holder shall have the right to deliver a Demand Notice pursuant to Section 2.2(a) or a Take-Down Notice pursuant to Section 2.2(b). A Demand Notice shall not be counted as “made” for purposes of this Section 2.2(e): (i) if the Shelf Registration Statement (or Prospectus) is not effective for the period of time required for the sale of Registrable Securities covered therein or the Canadian Shelf Prospectus does not remain available for use for the period of time required for the sale of Registrable Securities covered therein, (ii)    if the Initiating Holder withdraws its Demand Notice and, except for withdrawn Demand Notices as specified in Section 2.1(b), elects to pay the registration expenses therefor, (iii) the transactions contemplated by the applicable underwriting agreement fail to close (other than as a result of any act or omission of the Initiating Holder) or (iv) in the case of an underwritten Shelf Offering, if less than 75% of the Registrable Securities initially requested by the Initiating Holder to be included are not so included pursuant to

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Section 2.3.

(f)    Piggyback Rights. If any Holder delivers a Take-Down Notice for a Shelf Offering that is underwritten or a Marketed Offering, the Corporation (or the Initiating Holder, at its election) shall also promptly deliver the Take-Down Notice to all other Holders of Registrable Securities included on such Shelf Registration Statement and permit each such other Holder to include its Registrable Securities already included on the Shelf Registration Statement in such Shelf Offering by notifying the Initiating Holder and the Corporation within 48 hours after delivery of the Take-Down Notice to such other Holder (or such shorter period as may be required (as reasonably determined by the Initiating Holders) in connection with an overnight “block trade” or similar transaction); provided that, if the managing underwriter(s) of such Shelf Offering advise the Corporation and the Initiating Holders in writing that the aggregate amount of such securities requested to be included in any offering pursuant to such Take-Down Notice exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the managing underwriter(s) may limit the number of Registrable Securities which would otherwise be included in such Shelf Offering in the manner as described in Section 2.3.

2.3    Underwritten Offerings.

(a)    Notwithstanding anything to the contrary set forth in Section 2.1 or 2.2, in the event there is an underwritten offering pursuant to Section 2.1 or 2.2, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder agreeing to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled to select the applicable underwriters and completing and executing all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Holder’s ownership of its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances created by such Holder, (ii) such Holder’s power and authority to effect such transfer, (iii) such matters pertaining to such Holder’s compliance with securities laws with respect to the Registrable Securities as may be reasonably requested, (iv) the accuracy of information provided by such Holder, (v) lack of consents or approvals required for Holder to perform its obligations, (vi) lack of association or affiliation with any member firm of FINRA and (vii) any other customary selling shareholder representations and warranties (the “Selling Holder Representations”); provided further that any obligation of such Holder to indemnify any Person pursuant to any such underwriting agreement shall be several, not joint and several, among such Holders selling Registrable Securities, and such liability shall be limited to the net amount received by such Holder from the sale of its Registrable Securities pursuant to such registration (which amounts shall include the amount of cash or the fair market value of any assets, including Common Shares, received in exchange for the sale or exchange of such Registrable Securities or that are the subject of a distribution), and the relative liability of each such Holder shall be in proportion to such net amounts; provided further still that this Section 2.3(a) shall not require any Holder of Registrable

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Securities to agree to any lock up agreement, market standoff agreement or holdback agreement other than those permitted by Section 2.10. Subject to the foregoing, all Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Corporation, as provided in Section 2.5(g)) enter into an underwriting agreement in customary form with the underwriter(s) selected for suchunderwriting.

(b)    If the managing underwriter(s) advise(s) the Corporation and the Initiating Holders in writing that the aggregate amount of such securities requested to be included in any offering pursuant to this Section 2.3 exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the Corporation shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holder, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each selling Holder (and its related Shareholder Group) or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities held by Persons (other than securities to be sold by the Corporation) that are not Holders are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Corporation or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, unless otherwise approved by the Initiating Holder, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Corporation) are first entirely excluded from the offering.

(c)    In any underwritten offering pursuant to Sections 2.1 or 2.2, the price, underwriting discounts and other financial terms for the Registrable Securities shall be determined by the Person with the right to select the underwriters for such offering (and subject to the approval of any other Person hereunder with approval rights over such selection).

2.4    Corporation Registration and Piggyback Rights.

(a)    If at any time after the earlier of (i) 365 days after the closing date of the Qualifying Transaction and (ii) a Qualifying Capital Date (in each case, subject to the applicable provisions in the respective Lock-Up Agreement), the Corporation proposes to register (including, for this purpose, a registration effected by the Corporation for shareholders other than the Holders) any of its Common Shares or other shares of the Corporation under the Securities Act in connection with the public offering of such securities (other than in an Excluded Registration), or to qualify any securities for distribution to the public pursuant to a Canadian Prospectus (other than in an Excluded Registration), the Corporation shall, at such time, at least five (5) days prior to the date a registration statement is filed with the SEC, or a Canadian Prospectus is filed with Canadian securities regulatory authorities, give each Holder notice of such registration or prospectus filing (a “Piggyback Notice”), which notice shall specify, to the extent

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known by the Corporation at such time and permissible under applicable laws: (i) the number of Common Shares and any other securities to be registered or qualified; (ii) the date that the Corporation intends to file for registration or qualification of such Common Shares or any other securities; (iii) the name of the managing underwriter(s); (iv) the means of distribution of the securities; and (v) a good faith estimate of the maximum offer price. Upon the request of any Holder given within 10 days after such Piggyback Notice is given by the Corporation, the Corporation shall, subject to the provisions of Section 2.3, cause to be registered or qualified all of the Registrable Securities that each such Holder has requested to be included in such registration or qualification. The Corporation shall have the right to terminate or withdraw any registration or qualification initiated by it under this Section 2.4 before the effective date of such registration or qualification, whether or not any Holder has elected to include Registrable Securities in such registration or qualification. Each Holder shall have the right to withdraw its request for inclusion at any time before the effective date of such registration or qualification. The expenses of such withdrawn registration or qualification shall be borne by the Corporation in accordance with Section 2.7.

(b)    If the Corporation receives a bought deal letter relating to a distribution, the Corporation shall give each Holder such notice as is practicable under the circumstances given the speed and urgency with which bought deals are currently carried out in common market practice of its rights to participate thereunder and the Holder shall have 24 hours from the time the Corporation notifies them (to provide the Piggy-Back Notice referred to in Section 2.4(a)).

(c)    The underwriter(s) in any offering pursuant to Section 2.4(a) will be selected by the Corporation. The right of any Holder to include such Holder’s Registrable Securities in such registration or qualification shall be conditioned upon such Holder agreeing to sell its Registrable Securities on the basis provided in the underwriting arrangements approved by the Corporation and completing and executing all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that no such Holder shall be required to make any representations or warranties in connection with any such registration or qualification other than the Selling Holder Representations; provided further that any obligation of such Holder to indemnify any Person pursuant to any such underwriting agreement shall be several, not joint and several, among such Holders selling Registrable Securities, and such liability shall be limited to the net amount received by such Holder from the sale of its Registrable Securities pursuant to such registration or qualification (which amounts shall include the amount of cash or the fair market value of any assets, including Common Shares, received in exchange for the sale or exchange of such Registrable Securities or that are the subject of a distribution), and the relative liability of each such Holder shall be in proportion to such net amounts; provided further still that this Section 2.4(b) shall not require any Holder of Registrable Securities to agree to any lock up agreement, market standoff agreement or holdback agreement other than those permitted by Section 2.10. Subject to the foregoing, all Holders proposing to distribute their securities through such underwriting shall (together with the Corporation) enter into an underwriting agreement (and all other ancillary documentation required pursuant thereto by a selling shareholder) in customary form with the underwriter(s) selected for such underwriting.

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(d)    Notwithstanding any other provision of this Section 2.4, if the managing underwriter(s) advise(s) the Corporation in writing that the aggregate amount of such securities requested to be included in any offering pursuant to this Section 2.4 exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the Corporation shall advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holder, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each selling Holder (and its related Shareholder Group) or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities held by Persons (other than securities sold by the Corporation) that are not Holders are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Corporation or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

2.5    Obligations of the Corporation. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Corporation shall, as expeditiously as reasonably possible:

(a)    in the case of a registration requiring the filing of a Form S-1 Registration Statement or a Form S-3 Registration Statement, prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable thereafter and keep such Registration Statement effective for a period of up to 180 days (with respect to a Registration Statement pursuant to Section 2.1) or, if earlier, until the distribution of all Registrable Securities contemplated in the Registration Statement has been completed; provided that before filing a Registration Statement or any amendments or supplements thereto, the Corporation shall furnish or otherwise make available to the holders of the Registrable Securities covered by such Registration Statement or Prospectus, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein;

(b)    in the case of a registration requiring the filing of a Canadian Prospectus, prepare and file with the applicable Canadian securities regulatory authorities a Canadian Prospectus with respect to such Registrable Securities and use its commercially reasonable efforts to cause a final receipt for such Canadian Prospectus to be issued by such Canadian securities regulatory authorities as soon as practicable

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thereafter and keep such Canadian Prospectus available for a period of up to 180 days (with respect to a Canadian Prospectus pursuant to Section 2.1) or, if earlier, until the distribution of all Registrable Securities contemplated in the Canadian Prospectus has been completed; provided that before filing a Canadian Prospectus or any amendments or supplements thereto the Corporation shall furnish or otherwise make available to the holders of the Registrable Securities covered by such Canadian Prospectus, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the Canadian securities regulatory authorities, and, if requested by such counsel, provide such counsel reasonable opportunityto participate in the preparation of such Canadian Prospectus and such other opportunities to conduct a due diligence investigation (it being recognized that selling security holders shall not have the benefit of any “due diligence” defense under Canadian securities laws if selling securities pursuant to a Canadian Prospectus), including reasonable access to the Corporation’s books and records, officers, accountants and other advisors;

(c)    in the case of a registration requiring the filing of a Form S-1 Registration Statement or a Form S-3 Registration Statement, prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such Registration Statement, and the Prospectus and prospectus supplements used in connection with such Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such Registration Statement; provided that the Corporation shall furnish to and afford Selling Holder Counsel a reasonable opportunity to review and comment on all documents (including any documents to be incorporated by reference therein and all exhibits thereto) proposed to be filed (in each case, at least three days prior to such filing);

(d)    in the case of a registration requiring the filing of a Canadian Prospectus, prepare and file with the Canadian securities regulatory authorities such amendments and supplements to such Canadian Prospectus and prospectus supplements used in connection with such Canadian Prospectus, as may be necessary to comply with the applicable requirements of Canadian securities laws in order to enable the disposition of all securities qualified by such Canadian Prospectus; provided that the Corporation shall furnish to and afford Selling Holder Counsel a reasonable opportunity to review and comment on all documents (including any documents to be incorporated by reference therein and all exhibits thereto) proposed to be filed (in each case, at least three days prior to such filing);

(e)    furnish without charge to the selling Holders such numbers of copies of a Prospectus or Canadian Prospectus, including a preliminary prospectus or a supplemental prospectus, as required by the Securities Act or the requirements of Canadian securities laws, or as reasonably requested by the Holders, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(f) use its commercially reasonable efforts to register and qualify (or

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exempt from registration or qualification) the securities covered by such Registration Statement under such other securities or blue-sky laws of such jurisdictions other than Canada as shall be reasonably requested by the selling Holders and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement and to take any other action that may be necessary or advisable to enable such holders of Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdiction; provided that the Corporation shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions (other than the States of New York and California), unless the Corporation is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(g)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form as determined by the Person with the right to select the underwriters for such offering (and subject to the approval of any other Person hereunder with approval rights over such selection, such approval not to be unreasonably withheld or delayed), including a customary “lock-up” or “market stand-off” agreement in favor of the underwriter(s) of such offering, with the selling Holders and underwriter(s) of such offering, and in connection therewith, (i) make such representations and warranties with respect to the business of the Corporation and its subsidiaries, and the Registration Statement, Prospectus, Canadian Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and confirm the same if and when requested; (ii) obtain opinions of counsel to the Corporation and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter(s)), addressed to the underwriter(s) covering the matters customarily covered in opinions requested in underwritten offerings in the United States and Canada, as applicable and such other matters as may be reasonably requested by the underwriter(s); (iii) obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Corporation (and, if necessary, any other independent certified public accountants of any subsidiary of the Corporation or of any business acquired by the Corporation for which financial statements and financial data are, or are required to be, included in the Registration Statement or Canadian Prospectus), addressed to each of the underwriter(s), such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings in the United States and Canada, as applicable; and (iv) such underwriting agreement shall contain indemnification provisions and procedures no less favorable to the selling Holders than those set forth in Section 2.8 (or such other provisions and procedures acceptable to the Initiating Holders), with respect to all parties to be indemnified pursuant to said Section (and each of the foregoing shall be done at each closing under such underwriting agreement, or as and to the extent required thereunder);

(h)    cause all such Registrable Securities covered by such Registration Statement or qualified by such Canadian Prospectus to be listed on each securities exchange and trading system (if any) on which similar securities issued by the Corporation are then listed;

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(i)    cooperate with the selling Holders and the underwriter(s) in connection with any filings required to be made with any self-regulatory organizations;

(j)    use its commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, any “cease trade” order by Canadian securities regulatory authorities with respect to securities of the Corporation, or of any order preventing or suspending the use of a prospectus or suspending the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

(k)    provide and cause to be maintained a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case, not later than the effective date of such registration;

(l)    promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent or advisor retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Corporation and its subsidiaries, and cause the Corporation’s and any of its subsidiaries’ officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement, to conduct a reasonable investigation within the meaning of the Securities Act and to otherwise conduct appropriate due diligence in connection therewith; provided that any such Person gaining access to such information regarding the Corporation pursuant to this clause shall keep such information confidential, unless (i) such Person has received advice from its counsel that it is legally compelled or required to disclose such information to comply with applicable law, rule, regulation or legal process or Governmental Authority or self- regulatory body request; (ii) such information was or becomes generally available to the public other than as a result of a breach by such Person of this Agreement or any other agreement to which it is a party, (iii) such information was or becomes available to such Person from a source other than the Corporation or its representatives (provided that such source is not known by such Person (after reasonable inquiry) to be bound by a legal, fiduciary or contractual obligation of confidentiality with respect to such information) or (iv) such information is independently developed by such Person without the use of or reference to any such information;

(m)    make generally available to its shareholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than the time prescribed under Regulation S-X (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts

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underwritten offering and (ii) if not sold to underwriter(s) in such an offering, commencing on the first day of the first fiscal quarter of the Corporation after the effectiveness of a registration statement, which statements shall cover said 12 month periods;

(n)    if requested by the managing underwriter(s) or any selling Holder to be included in such registration in connection with any sale pursuant to a Registration Statement, promptly incorporate in a Prospectus supplement or amendment, or amendment or supplement to a Canadian Prospectus, such information relating to such underwriting as the managing underwriter(s) or such selling Holder reasonably requests to be included therein; and make all required filings of such Prospectus supplement or amendment, or amendments or supplement to a Canadian Prospectus as soon as practicable after being notified of the matters incorporated therein;

(o)    in connection with any sale pursuant to a registration, cooperate with the selling Holders of Registrable Securities to be included in such registration and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates or evidence of book entry entitlements (in either case, not bearing any restrictive legends) representing securities to be sold under such registration, and enable such securities to be in such denominations and registered in such names as the managing underwriter(s), if any, or such selling Holders may request;

(p)    upon the occurrence of any event contemplated by Section 2.5(t)(iii), as promptly as practicable prepare a supplement or amendment to the Registration Statement or Canadian Prospectus, or a supplement to the related Prospectus or Canadian Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and such Canadian Prospectus will contain full, true and plain disclosure of all material facts relating to the Registrable Securities, and will not contain any “misrepresentation” within the meaning of Canadian securities laws;

(q)    enter into such agreements and take such other appropriate actions as are customary and reasonably necessary to complete the disposition of such Registrable Securities;

(r)    in connection with an underwritten offering, cause the executive officers of the Corporation to provide reasonable cooperation in any offering of Registrable Securities hereunder, including participation in “road shows,” meetings and other communications with potential investors and preparation of materials for such investors and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto to the extent determined by the underwriter(s) to be reasonably necessary;

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(s)    notify in writing each selling Holder, promptly after the Corporation receives notice thereof, of the time when such Registration Statement has been declared or has become effective or a supplement to any prospectus forming a part of such Registration Statement has been filed, and of the time when a receipt has been issued for such Canadian Prospectus by the Canadian securities regulatory authorities, or an amendment or supplement to such Canadian Prospectus has been filed;

(t)    notify in writing each selling Holder promptly (i) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, or the issuance of any “cease trade” order by any Canadian securities regulatory authority with respect to the Registrable Securities, (ii) of the receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration Statement or any of the Registrable Securities for offer or sale in any jurisdiction, and (iii) if the Corporation becomes aware of the happening of any event that makes any statement made in such Registration Statement or related prospectus, such Canadian Prospectus or any document incorporated or deemed to be incorporated therein by reference, untrue in any material respect or that requires the making of any changes in such Registration Statement, prospectus, Canadian Prospectus or documents so that, (x) in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that (y) in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and that (z) in the case of the Canadian Prospectus, it will constitute full, true and plain disclosure of all material facts relating to the Registrable Securities, and will not contain any “misrepresentation” within the meaning of Canadian securities laws; and

(u)    after such Registration Statement becomes effective or after a receipt has been issued for such Canadian Prospectus, promptly notify each selling Holder of any request by the SEC or by any Canadian securities regulatory authority that the Corporation amend or supplement such Registration Statement or prospectus, or such Canadian Prospectus.

2.6    Furnish Information. In connection with any Registration Statement or Canadian Prospectus in which a seller of Registrable Securities is participating pursuant to this Section 2, each such seller shall furnish to the Corporation such written information and affidavits regarding such seller, the Registrable Securities and the intended distribution thereof as the Corporation reasonably requests for use in connection with any such Registration Statement or prospectus, or such Canadian Prospectus, and as shall be reasonably required in connection with any registration required in connection with this Section 2.

2.7    Expenses of Registration. All fees and expenses (other than Selling Expenses) incurred by the Corporation in connection with each registration, filing, or qualification pursuant to Section 2, including all registration, filing, and qualification fees

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and expenses; fees and expenses of compliance with state securities or blue sky laws; printers’ and accounting fees (including the costs of printing certificates (if and to the extent necessary) for the Registrable Securities in a form eligible for deposit with clearing agencies, printing prospectuses, and printing or preparing any underwriting agreement, agreement among underwriters and related syndicate or selling group agreements, pricing agreements and blue sky memoranda); fees and disbursements of counsel for the Corporation; fees and disbursements of all independent certified public accountants for the Corporation and its subsidiaries (including the expenses of any (i) “cold comfort” letters required by or incident to such performance or (ii) audits incident to or required by such registration); all expenses and costs of any roadshow or investor meetings (including all travel, meals and lodging for all roadshow participants) and the fees, expenses and costs of any public relations, investor relations or other consultants retained in connection with any road show or investor meetings; printing expenses; the fees and expenses incurred in connection with the quotation or listing of the Registrable Securities on any securities exchange or automated securities quotation system; the fees and expenses associated with any offering-related liability insurance if the Corporation so obtains or if the underwriters so require; all of the Corporation’s internal expenses (including all salaries and expenses of its officers and employees performing any duties in connection with such registration or offering); the reasonable fees and disbursements of one Canadian counsel for the selling Holders selected by the Initiating Holders and one U.S. counsel for the selling Holders selected by the Initiating Holders with respect to such registration, qualification or filing (together, the “Selling Holder Counsel”); and all underwriters’ fees and expenses (excluding discounts, commissions, or fees attributable to the sale of the Registrable Securities), shall be borne and paid by the Corporation; provided, however, that the Corporation shall not be required to pay for any registration proceeding begun pursuant to a Demand Notice if the Initiating Holder thereof subsequently withdraws such Demand Notice (in which case the Initiating Holder shall bear such costs), unless (i) such withdrawal is notified to the Corporation by the Initiating Holder prior to the termination of any deferral or postponement period pursuant to Sections 2.1(b) or 2.1(c), (ii) the Initiating Holder agrees to forfeit its right to make one Demand Notice, (iii) such withdrawal is a result of the transactions contemplated by the applicable underwriting agreement failing to close (other than as a result of fault of the Initiating Holder), (iv) at the time of such withdrawal there has been a material adverse change in the condition, business, or prospects of the Corporation or a material adverse change in the financial markets generally or (v) a Demand Notice is not deemed to be counted as “made” pursuant to any section of this Agreement. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.8    Indemnification. If any Registrable Securities are included in a Registration Statement or Canadian Prospectus under this Section 2:

(a)    The Corporation shall, without limitation as to time and to the fullest extent permitted by applicable law, indemnify and hold harmless each selling Holder, any Affiliate of such Holder and their respective members, managers, officers, directors, employees, agents, shareholders, equity holders or partners; legal counsel and

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accountants for each such Holder; any underwriter (as defined in the Securities Act or as defined under Canadian securities laws, if applicable) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act; and the members, managers, officers, directors, employees, agents, shareholders, equity holders or partners of each such controlling Person (each, an “Indemnified Person”), against any Damages (including, without limitation, Damages resulting from, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, Canadian Prospectus, or any amendment or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in the light of the circumstances under which they were made) not misleading), and the Corporation will pay to each Indemnified Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any Claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement set forth in this Section 2.8 shall not apply to amounts paid in settlement of any such Claim or proceeding if such settlement is effected without the consent of the Corporation, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Corporation be liable for any Damages to the extent that they arise out of or are based upon statements or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Indemnified Person expressly for use in connection with such Registration Statement, Prospectus, Canadian Prospectus or amendment or supplement thereto (and not later rescinded, revoked or corrected by such Indemnified Person).

(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Corporation, and each of its directors, each of its officers who has signed the registration statement or a prospectus certificate contained in a Canadian Prospectus, its employees, its agents, each Person (if any) who controls the Corporation within the meaning of the Securities Act, legal counsel and accountants for the Corporation, any underwriter (as defined in the Securities Act or under Canadian securities laws, if applicable), any other Holder selling securities in such registration statement or Canadian Prospectus, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case, only to the extent that such Damages arise out of or are based upon statements or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such Registration Statement, Prospectus, Canadian Prospectus or amendment or supplement thereto (and not later rescinded, revoked, revised or corrected by such Holder); and each such selling Holder will pay to the Corporation and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement set forth in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses incurred in connection therewith by such Holder).

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(c)    Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any Claim (including any Claim by a Governmental Authority) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a Claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof; provided, however, that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been materially prejudiced by such delay or failure. The indemnifying party shall have the right to participate in such Claim and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to participate in the defense thereof and for each indemnification claim hereunder to retain one separate counsel in each relevant jurisdiction, with the fees and expenses to be paid by the indemnifying party, if (i) representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such Claim, (ii) the indemnifying party does not elect to assume the defense thereof as provided above, or (iii) a mutually satisfactory counsel is not agreed upon as provided above.

(d)    To provide for just and equitable contribution to joint liability under the Securities Act and under the provisions relating to liability for misrepresentations under Canadian securities laws, in any Claim in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is determined by a final non-appealable ruling of a court of competent jurisdiction that such indemnification may not be enforced in such case (or is otherwise insufficient to hold such party harmless), notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act or applicable Canadian securities laws may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and, in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) (i) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, or provides a lesser sum to the indemnified party than the amount hereinafter calculated in this clause (ii), in such proportion as is appropriate not only to reflect the relative fault of the indemnifying party and the indemnified party, respectively, but also the relative benefits received by the indemnifying party and the indemnified party from the offering of Registrable Securities (taking into account the portion of the proceeds of the offering realized by each such

23

party) as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder (net of any Selling Expenses incurred in connection therewith) pursuant to such Registration Statement or Canadian Prospectus, and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act or within the meaning of applicable Canadian laws) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses incurred in connection therewith by such Holder). The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.8(d) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.8(d). If indemnification is available under this Section 2.8, the indemnifying parties shall indemnify each indemnified party to the fullest extent provided in Sections 2.8 and 2.8(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.8(d) subject, in the case of the Holders, to the limits set forth in Section 2.8(b).

(e)    Unless otherwise expressly superseded by an underwriting agreement entered into in connection with an underwritten public offering, the obligations of the Corporation and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under Section 2, and otherwise shall survive the termination of this Agreement.

2.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Corporation to the public without registration or pursuant to a registration on Form S-3, the Corporation shall:

(a)    make and keep available adequate current public information, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the registration statement filed by the Corporation under the Securities Act for an initial public offering in the United States, or the registration of the Common Shares under the Exchange Act (either event, a “US Registration”);

(b)    reasonably cooperate with the Holders in any reasonable request by such Holders that the transfer agent for the Corporation register the Registrable

24

Securities in the name of Cede & Co., as nominee of the Depositary Trust Company, or in the name of the applicable nominee of The Canadian Depository for Securities Limited with book entry credits in the name of the Holder or its nominee or authorized broker;

(c)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Corporation under the Exchange Act and to file with applicable Canadian securities regulatory authorities in a timely manner all reports and other documents required of the Corporation under the continuous disclosure requirements of applicable Canadian securities laws (at any time after the Corporation has become subject to such reporting requirements);

(d)    (i) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (A) to the extent accurate, a written statement by the Corporation that it has complied with the reporting requirements of Rule 144 under the Securities Act (at any time after a US Registration), the Exchange Act (at any time after a US Registration), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Corporation so qualifies); and (B) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC or applicable Canadian securities laws that permits the selling of any such securities without registration (at any time after the Corporation has become subject to the reporting requirements under the Exchange Act), without qualification pursuant to a Canadian Prospectus (at any time after the Corporation has become a reporting issuer in any province or territory of Canada) or pursuant to Form S-3 (at any time after the Corporation so qualifies to use such form); and (ii) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith, but in any event within five days following the receipt of a lawful and contractually permitted request therefor, unlegended share certificates in connection with sales of Registrable Securities by a Holder pursuant to Rule 144 under the Securities Act, or furnish to the Corporation’s transfer agent an opinion of counsel that such unlegended share certificates may be issued.

2.10    Lock-Up Agreement. In the case of any underwritten offering (whether pursuant to a US Registration, a Demand Notice, any Shelf Offering or any Corporation initiated registration pursuant to Section 2.4), each Holder (whether or not such Holder elected to include Registrable Securities in such Registration Statement or Canadian Prospectus) hereby agrees that, if requested (pursuant to a written notice) by the managing underwriter(s) in such offering, it will not, without the prior written consent of such managing underwriter(s), during the period commencing on the date of the final prospectus (or any prospectus supplement) and, in the case of a US Registration, the date that is 180 days after the date of the final prospectus or, in the case of any other underwritten offering, the date that is 90 days after the date of the final prospectus or prospectus supplement, or, in each case, such lesser period as agreed by such managing underwriter(s), offer to sell, sell, contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Holder or any controlled affiliate of the Holder or any person in privity with the Holder or any controlled affiliate of the Holder), directly or

25

indirectly, including the public filing (or participation in the public filing) of a registration statement with the Securities and Exchange Commission, or a prospectus with any securities commission or securities regulatory authority in any province or territory of Canada, in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any shares in the capital of the Corporation or any securities convertible into, or exercisable or exchangeable for such shares (collectively, “Securities”), or publicly announce an intention to effect any such transaction (including, for certainty, engaging in any hedging or other transactions designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition of any Securities, even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of someone other than the Holder), in each case, subject to certain exceptions to the foregoing restrictions which will be set out in a “lock-up” agreement that is on substantially the same terms and conditions as the Lock-up Agreement; provided that, in the case of (a) transfers of Registrable Securities as a bona fide gift or gifts for the purpose of estate planning, (b) dispositions, transfers or distributions of Registrable Securities to Affiliated Transferees or (c) dispositions, transfers or distributions of Registrable Securities by will or intestate succession upon the death of the Holder, each donee, distributee or transferee, as applicable, complies with clause (b) of Section 3.1; and provided, further, that in the case of any registration pursuant to Section 2.4, this Section 2.10 shall be applicable to the Holders only if each other Holder and all directors and executive officers of the Corporation have also entered into substantially similar agreements (and in the case of any other registration the Corporation uses its commercially reasonable efforts to cause the directors and executive officers of the Corporation to enter into similar agreements) and a Holder shall be released from its obligations hereunder to the extent that any other Holder is released. The Initiating Holder (or, in the case of any registration under Section 2.4, the Corporation) shall be responsible for negotiating all “lock-up” agreements (to be reasonably acceptable to the Corporation, such approval not to be unreasonably withheld or delayed) with the underwriters in connection with such registration that are consistent in all material respects with this Section 2.10 or that are necessary to give further effect thereto and the Holders agree to execute the form so negotiated. The Corporation agrees to use its commercially reasonable efforts to obtain from each holder of restricted Securities or Securities subject to resale restrictions under applicable Canadian securities laws (other than the Holders and the directors and executive officers of the Corporation) its agreement not to effect any transaction prohibited by this Section 2.10 during the period set forth in this Section 2.10.

2.11    Alternative IPO Entities. In the event that the Corporation elects to effect an underwritten registered offering of equity securities of any subsidiary or parent of the Corporation (collectively, “Alternative IPO Entities”) rather than the equity securities of the Corporation, whether as a result of a reorganization of the Corporation or otherwise, the Holders and the Corporation shall cause the Alternative IPO Entity to enter into an agreement with the Holders that provides the Holders with registration rights with respect to the equity securities of the Alternative IPO Entity that are substantially the same as, and in any event no less favorable in the aggregate to, the registration rights provided to the Holders in this Agreement.

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2.12    Termination of Demand Rights. The right of any Holder to make a Demand Notice shall terminate upon the first date on which the number of Common Shares (including any Common Shares issuable upon conversion of Proportionate Voting Shares) owned by such Holder that qualifies as Registrable Securities represents less than 1% of the number of the then-outstanding Common Shares and Proportionate Voting Shares. The right of any Holder to request inclusion of Registrable Securities in any registration or Shelf Offering pursuant to Section 2 shall terminate upon the date on which such Holder ceases to beneficially own any Registrable Securities.

3. Miscellaneous

3.1    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) (x) by a Holder to a transferee of Registrable Securities that is an Affiliated Transferee or any other transferee of at least 5% of the total Registrable Securities held by such Holder as of the date hereof or (y) by a Holder to a lender acquiring or disposing of Registrable Securities pursuant to an exercise of remedies in connection with a pledge of such Registrable Securities; provided, however, that in each case (a) the Corporation is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred, (b) such transferee agrees in a written instrument substantially in the form attached as Exhibit B hereto delivered to the Corporation to be bound by and subject to the terms and conditions of this Agreement and (c) in the case of any transfer or distribution pursuant to clause (x), such transfer is permitted by or effected in conformity with the Corporation’s then-current organizational documents and any shareholders, equity holders, investor or similar agreements. In connection with any transfer by a Holder of Registrable Securities to an Affiliated Transferee or any other transferee of at least 5% of the total outstanding Registrable Securities held by such Holder as of the date hereof where such transfer is for less than the entire amount of its Registrable Securities, other than any transfer as contemplated in clause (y) of the immediately preceding sentence, such Holder of Registrable Securities may elect to continue to control the rights hereunder but shall be entitled to include such transferee in any elections it makes under Section 2. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. In the event the Corporation merges into, consolidates with, sells substantially all of its assets to or otherwise becomes an Affiliate of a Person pursuant to a transaction or series of related transactions in which the Holders receive equity securities of such Person (or of any Affiliate of such Person) in exchange for Common Shares held by such Holders, all of the rights of the Holders set forth in this Agreement shall continue in full force and effect and shall apply to the Person the equity securities of which are received by such Holders pursuant to such transaction or series of related transactions, in each case, unless otherwise agreed by the holders of a majority of the Registrable Securities. The Corporation agrees that the Corporation shall not enter into any agreement that has the effect set forth in the first clause of the preceding sentence unless such Person agrees to be bound by the foregoing provision. Nothing in this Agreement, express or implied, is

27

intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2    Rights of Third Parties. This Agreement is not intended to confer any right or remedy hereunder upon any Person other than (a) each of the parties hereto and their respective successors and permitted assigns and (b) the indemnified parties referred to in Section 2.8, all of whom are intended to be third party beneficiaries thereof.

3.3    Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL. This Agreement is governed by and will be interpreted and construed in accordance with the laws of the State of Delaware. Any action arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated hereby or any of such other documents, instruments or agreements, shall be brought only in the Court of Chancery in New Castle County, Delaware or in the United States District Court for the District of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts and agrees that venue in Delaware is proper. To the extent permitted by applicable law, final judgment against a party (a certified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of such party hereunder) in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on an unsatisfied judgment or similar proceeding. Each of the parties hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding, any defense or any Claim that it is not personally subject to the jurisdiction of the above-named Delaware courts for any reason, including claims that such party may be immune from the above-described legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise), or that such proceeding is brought in an inconvenient or otherwise improper forum or that this Agreement or any of the other aforementioned documents, instruments or agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts, or that the same are governed by the laws of a jurisdiction other than Delaware. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 3.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND SHALL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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3.4    Counterparts/Electronic Signatures. This Agreement may be executed in any number of counterparts and/or by electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

3.5    Headings. The headings and captions in this Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Agreement.

3.6    Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid mail, by electronic mail or by delivery as hereafter provided. Any such notice or other communication, if mailed by prepaid mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by electronic mail, shall be deemed to have been received when sent unless the sender receives a “bounce back” or similar indication that the email was not delivered to the recipient, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this Section 3.6. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by electronic mail and shall be deemed to have been received in accordance with this Section 3.6. Notices and other communications shall be addressed to the respective addresses set forth herein or, as applicable, to the principal office of the Corporation and to the attention of the general counsel or chief legal officer, in each case, of the Corporation.

if to Caliva, to:

CMG Partners, Inc.

1500 Leigh Ave

San Jose, CA 95125

Attention: Dennis O’Malley

Email: Dennis@gocaliva.com

with copies (which shall not constitute notice) to:

Benesch, Friedlander, Coplan & Aronoff LLP

71 South Whacker Drive

Suite 1600

29

Chicago, IL 60606

Attention: William E. Doran

Email: wdoran@beneschlaw.com

and

Bennett Jones LLP

3400 One First Canadian Place

Toronto, ON M5X 1A4

Attention:    Curtis Cusinato

Email: cusinatoc@bennettjones.com

If to Sponsor, to:

Subversive Capital Sponsor LLC

135 Grand Street, 2nd Floor

New York, NY 10013

Attention: Leland Hensch

Email: leland@subversivecapital.com

with copies (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Barry A. Brooks

Email: barrybrooks@paulhastings.com

and

Blake, Cassels & Graydon LLP

199 Bay Street

Suite 4000, Commerce Court West

Toronto ON M5L 1A9

Attention: Jeff Glass; Norbert Knutel

Email: jeff.glass@blakes.com

            norbert.knutel@blakes.com

If to LCV to:

Left Coast Ventures, Inc.

975 Corporate Center Parkway, Suite 120

Santa Rosa, CA 95407

Attention: Brett Cummings and Judith Schvimmer

Email: brett@leftcoastventures.us and judith@leftcoastventures.us

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with copies (which shall not constitute notice) to:

Cooley LLP

1700 Seventh Avenue, Suite 1900

Seattle, WA 98101-1355

Attention: John Robertson and Laura Medina

Email: jrobertson@cooley.com and lmedina@cooley.com

The failure to send or deliver a copy of a notice or other communication to the referred to counsel, as the case may be, shall not invalidate any notice given under this Section 3.6.

3.7    Amendments. This Agreement may be amended, modified, supplemented or restated, and any provisions of this Agreement may be waived, with the approval of the Corporation and the Holders holding two-thirds of the Registrable Securities then outstanding and covered hereby; provided that any such amendment, modification, supplement, restatement or waiver that by its terms adversely affects (other than in any de minimis respects) the rights of a Holder shall not be effective as to such Holder without the consent of such Holder. Except as provided in the immediately preceding sentence, any amendment, termination, or waiver effected in accordance with this Section 3.7 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. The Corporation shall send to each Holder a copy of any amendment, modification, supplement, restatement or waiver to this Agreement.

3.8    Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so more narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

3.9    Aggregation of Securities. All shares of Registrable Securities held or acquired by Affiliated Transferees or any other member of the applicable Shareholder Group of a Holder shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

3.10    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties related to such matters. There are no

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representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The parties have not relied and are not relying on any other information, discussion or understanding in entering into this Agreement.

3.11    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.12    No Conflicting or Preferential Rights. The Corporation shall not (a) grant any other Person (i) any registration rights that conflict with or are equal to or more favorable in any respect than the registration rights provided herein to the Initiating Holders or (ii) any piggy-back registration rights that provide for a right to include in any registration or offering any Common Shares or other Securities other than after all Registrable Securities being sold by the Holders, in each case, unless otherwise agreed by the Corporation and Holders holding two-thirds of the Registrable Securities then outstanding or (b) enter into any registration rights agreement with any prospective holder of any Securities which does not expressly provide that the Initiating Holders in this Agreement have priority over such new holders of Securities in any subsequent registration statement. Without limiting the foregoing, if, after the date hereof, the Corporation grants to any such Person any type of registration rights, the Corporation shall cause such Person to comply with the restrictions under Section 2.10 as if such Person was a Holder hereunder.

3.13    Specific Performance. The parties hereto recognize and agree that money damages would be insufficient to compensate the Holders of any Registrable Securities for breaches by the Corporation of the terms hereof and, consequently, that the equitable remedy of specific performance of the terms hereof will be available in the event of any such breach.

3.14    Actions and Approvals by the Groups. Whenever this Agreement requires the approval or consent of the CMG Group, the Sponsor Group, or the LCV Group, such requirement shall be deemed to be satisfied if the approval or consent of the Shareholders Representative under the Caliva Agreement, the Sponsor, or the Shareholders Representative under the LCV Agreement, respectively, shall have been obtained (or by such substitute Person notified by such Shareholder to the Corporations in accordance with the terms hereof).

3.15    Exchange Rate. For all purposes under this Agreement, the rate of exchange for conversion of U.S. dollars into foreign currency shall be based on the daily average exchange rate published by the Bank of Canada.

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* * * * *

IN WITNESS WHEREOF, the parties have executed and delivered this Registration Rights Agreement on the date specified above.

CORPORATION:

SUBVERSIVE CAPITAL ACQUISITION CORP.

By:
Name:
Title:

33

HOLDERS:
[ ]

By:
Name:
Title:

34

EXHIBIT C

SPONSOR LOCK-UP AND FORFEITURE AGREEMENT

See attached.

This LOCKUP AND FORFEITURE AGREEMENT (this “Agreement”) is entered into as of [                    ], 2020, by and between Subversive Capital Acquisition Corp. (the “Corporation”), Subversive Capital Sponsor LLC (the “Sponsor”), Michael Auerbach and Leland Hensch (the “Individual Founders”), CMG Partners Inc. (“Caliva”), and Left Coast Ventures Inc. (“LCV”).

WHEREAS the Individual Founders through the Sponsor, collectively own a number of Class B Shares of the Corporation which, following the closing of a Qualifying Transaction (as defined below) would correspond to a number of common shares of the Corporation (the “Common Share”) equal to 11,926,548 Common Shares (such shares, whether in the form of Class B Shares, Proportionate Voting Shares or Common Shares, the “Founders’ Shares”);

WHEREAS, the Sponsor owns warrants (each, a “Warrant” and collectively, the “Sponsor Warrants” and together with the Founders’ Shares, the “Subject Shares”) to purchase 7,087,500 Class A restricted voting shares of the Corporation (each, a “Class A Restricted Voting Share”);

WHEREAS, the Corporation has entered into definitive agreements with each of Caliva (the “Caliva Agreement”) and LCV (the “LCV Agreement”, and together with the Caliva Agreement, the “Transaction Agreements”) pursuant to which the Corporation shall acquire, directly or indirectly, all of the equity of Caliva and LCV;

WHEREAS, the acquisition of Caliva and LCV will constitute the “qualifying transaction” of the Corporation (the “Qualifying Transaction”) as more fully described in the Prospectus (as defined below);

WHEREAS, in connection with the consummation of the Qualifying Transaction, all Class B Shares shall be converted into Proportionate Voting Shares and all Warrants shall become exercisable for Common Shares rather than Class A Restricted Voting Shares; and

WHEREAS, Sponsor and the Individual Founders have agreed to the restrictions set forth in this Agreement for the benefit of Caliva and LCV.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for good and valuable consideration, the sufficiency of which is acknowledged and agreed, the parties to this Agreement hereby agree as follows.

1.	Certain Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

(a)	“Exchange” means the Neo Exchange Inc., or any successor, assign or replacement exchange on which any of the Corporation’s securities are listed from time to time.

(b)	“Person” includes any individual, corporation, company, partnership, association, joint venture, trust, unincorporated association, governing or governmental authority.

(c)

“PIPE Transaction” means any treasury offering of subscription receipts of the Corporation on a brokered or non-brokered private placement basis, whereby each such subscription receipt will entitle the holder thereof to ultimately receive one Common Share on or around the closing date of the Qualifying Transaction.

(d)

“PIPE Transferred Shares” means the number of Common Shares that corresponds or are otherwise equivalent to the number of the Founders’ Shares transferred by the Sponsor for no consideration to any non-affiliated purchaser participant in the PIPE Transaction.

(e)	“Prospectus” means the non-offering prospectus of the Corporation dated November [ ], 2020, of the Corporation.

(f)	“Proportionate Voting Shares” means the proportionate voting shares of the Corporation, as further described in the Prospectus.

(g)	“Trading Price Measurement Period” means the period beginning on the closing date of the Qualifying Transactions and ending on the third anniversary of the closing date of the Qualifying Transactions.

(h)

“Transfer” means, in respect of securities, (i) the sale, offer to sell, contract or agreement to sell, gifting, assignment, hypothecation, pledge, granting any option to purchase or otherwise disposing of or agreeing to dispose of, directly or indirectly, filing (or participate in the filing of) a registration statement with any Governmental Authority or establishing or increasing a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to any securities or any beneficial interest therein, or (ii) the entering into of any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities or any beneficial interest therein.

(i)

“VWAP” means, as of any date of determination, the volume weighted average price per share of the Common Shares on the Exchange for the period of the twenty (20) consecutive trading days prior to such date of determination, as reported by Bloomberg Financial L.P.

Capitalized terms used herein but not defined have the meanings ascribed thereto in the Prospectus. Unless otherwise specified, all dollar amounts are expressed in United States dollars and references to “$” are to United States dollars.

2.

Transfer Restrictions. The Sponsor and each of the Individual Founders hereby undertakes and agrees not to Transfer any of the Subject Shares (or any Proportionate Voting Shares or Common Shares into which such Subject Shares may hereafter be converted or exchanged), for a period of 6 months following the closing date of the Qualifying Transaction (the “Lock-up Period”). Notwithstanding the provisions set forth in this Section 2, the Sponsor and the Individual Founders may Transfer Subject Shares (or any Proportionate Voting Shares or Common Shares into which such Subject Shares may hereafter be converted or exchanged) during the Lock-up Period (a) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (b) in the case of an individual, by will, other testamentary document or virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; (d) in the case of an entity, to any partner, member, or affiliate of the Sponsor or Individual Founder; or (e) where such Common Shares were acquired in open market transactions following the closing date of the Qualifying Transaction (as defined in the Transaction Agreements); provided, however, that in the case of clauses (a) through (d) these permitted transferees (“Permitted Transferees”) must first enter into a written agreement with the Company agreeing to be bound by the transfer and forfeiture restrictions in this Section 2, Section 3 and Section 4.

3.	Founders’ Shares Vesting and Forfeiture.

(a)

In addition to Section 2, the Sponsor (and any Permitted Transferee) agrees not to (and the Individual Founders agree not to cause or permit Sponsor or any Permitted Transferees to) Transfer Founders’ Shares that correspond or are otherwise equivalent to a number of Common Shares equal to (i) 5,750,020 Common Shares less (ii) fifty (50%) of the PIPE Transferred Shares (such Founders’ Shares, the “Vesting Shares”), other than pursuant to any of the exceptions set forth in Section 2, following the closing date of the Qualifying Transaction unless and until such shares become vested in accordance with the following vesting schedule:

(i)

One-third of the Vesting Shares shall become vested and no longer subject to the restrictions on Transfer in this Section 3 upon the VWAP equaling or exceeding $13.00 during the Trading Price Measurement Period;

(ii)

One-third of the Vesting Shares shall become vested and no longer subject to the restrictions on Transfer in this Section 3 upon the VWAP equaling or exceeding $17.00 during the Trading Price Measurement Period; and

(iii)

One-third of the Vesting Shares shall become vested and no longer subject to the restrictions on Transfer in this Section 3 upon the VWAP equaling or exceeding $21.00 during the Trading Price Measurement Period.

(b)

In the event any of the Vesting Shares have not vested in accordance with the vesting schedule set forth in Section 3(a) by the end of the Trading Price Measurement Period, such shares shall be forfeited to the Corporation.

4.

Sponsor Shares Transaction Agreement Forfeiture. In addition to Section 2, the Sponsor (and any Permitted Transferee) agrees not to (and the Individual Founders agree not to cause or permit Sponsor or any Permitted Transferee to) Transfer Founders’ Shares that correspond or are otherwise equivalent to a number of Common Shares equal to (i) 3,929,327 Common Shares, less (ii) thirty five (35%) of the PIPE Transferred Shares (such Founders’ Shares, the “Financing Shares”), other than pursuant to any of the exceptions set forth in Section 2, following the closing date of the Qualifying Transaction unless and until none of the Maximum Earnout Shares (as defined in the Caliva Agreement) are subject to potential issuance pursuant to Section 2.04(b) of the Caliva Agreement. The Sponsor shall forfeit to the Corporation without consideration, a number of Financing Shares that correspond or are otherwise equivalent to a number of Common

Shares equal to the Earnout Consideration (as defined in the Caliva Agreement) issued to Caliva shareholders pursuant to Section 2.04(b)(iii) of the Caliva Agreement. Such forfeiture shall occur contemporaneously with the issuance of such Earnout Consideration pursuant to Section 2.04(b)(iii) of the Caliva Agreement. Upon final determination of the amount of Earnout Consideration, if any, pursuant to Section 2.04 of the Caliva Agreement, the remaining Financing Shares, if any, not forfeited to the Corporation pursuant hereto shall be released from the restrictions of this Section 4. For the avoidance of doubt, the Financing Shares subject to this Section 4 and the Vesting Shares subject to Section 3 shall be without duplication.

5.

Sponsor SC Reductions Forfeiture. Upon the closing of the Qualifying Transaction, the Sponsor shall forfeit to the Corporation without consideration, a number of Founders’ Shares that correspond or are otherwise equivalent to a number of Common Shares equal to 563,203 Common Shares.

6.	Representations and Warranties. Sponsor, with respect to itself, and the Individual Founders jointly and severally with respect to Sponsor, represents and warrants as follows:

(a)

Organization; Due Authorization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company or organizational powers and have been duly authorized by all necessary limited liability company actions on the part of Sponsor. Each such Individual Founder has full legal capacity, right and authority to execute and deliver this Agreement, to perform his respective obligations hereunder and to cause the Sponsor to perform its obligations hereunder. This Agreement has been duly executed and delivered by Sponsor and each Individual Founder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of Sponsor and each Individual Founder, enforceable against Sponsor and each Individual Founder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)

Ownership. Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Shares and in each case there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Shares (other than transfer restrictions under the Securities Act) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Transaction Agreement or (iii) any applicable securities Laws. Except for the Sponsor Warrants to acquire Common Shares, the Founders’ Shares are the only equity securities in the Corporation owned beneficially by each Individual Founder on the date of this Agreement, and none of the Founders’ Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the

Founders’ Shares, except as provided hereunder. Except for the Sponsor Warrants to acquire Common Shares, such Individual Founder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Corporation or any equity securities convertible into, or which can be exchanged for, equity securities of the Corporation.

(c)

No Conflicts. The execution and delivery of this Agreement by an Individual Founder and the Sponsor does not, and the performance by such Individual Founder or Sponsor of his or its obligations hereunder will not, (i) in the case of Sponsor, conflict with or result in a violation of the organizational documents of Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or the Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by any Individual Founder or Sponsor of its, his or her obligations under this Agreement.

7.

Successors and Assigns. This Agreement shall become binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

8.

Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.

Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

10.

Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

11.	CONSENT JURISDICTION, VENUE AND SERVICE OF PROCESS.

(a)

THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT

DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED HEREIN.

(b)

WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.

Counterparts. This Agreement may be executed in any number of counterparts (including counterparts by facsimile), and all such counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SUBVERSIVE CAPITAL ACQUISITION CORP.

By:
Name:
Title:

SUBVERSIVE CAPITAL SPONSOR LLC

By:
Name:
Title:

CMG PARTNERS INC.

By:
Name:
Title:

LEFT COAST VENTURES INC.

By:
Name:
Title:

Michael Auerbach, an individual

Leland Hensch, an individual

EXHIBIT D-1

FORM OF SUBVERSIVE NOTE

See attached.

THIS NOTE IS NOT MEANT TO BE CONSTRUED AS A SECURITY. ACCORDINGLY, THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND NO SECURITIES ARE BEING OFFERED AND/OR SOLD IN RELIANCE ON EXCLUSIONS OR EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS. THIS NOTE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

US$	Issuance Date , 2020

FOR VALUE RECEIVED, the undersigned, Subversive Capital Acquisition Corp., a corporation existing under the laws of the Province of British Columbia (“Maker”), hereby, promises to pay to the order of                     , or any subsequent holder or holders (“Holder”) of this Promissory Note (this “Note”), the principal sum of US$                      or so much thereof as from time to time shall remain unpaid (“Principal Amount”), together with all accrued interest on such outstanding and unpaid balance (such balance plus any interest, the “Note Balance”), in accordance with the terms and provisions of this Note. This Note is being issued as part of a series of similar convertible notes of comparable terms by Maker on or about the date hereof in an aggregate principal amount of up to $[            ] (collectively, and together with this Note, the “Transaction Notes”).

Section 1. Interest Payments. Interest on the Principal Amount shall accrue from and after the Issuance Date at the rate per annum equal to: (a) twelve percent (12%) from (and including) the Issuance Date to (but excluding) the nine (9) month anniversary of the Issuance Date, and (b) fifteen percent (15%) from (and including) the nine (9) month anniversary of the Issuance Date until payment in full of the outstanding Principal Amount. Payments of interest hereunder shall be payable in cash, be in lawful money of the United States of America, on the earlier of (i) the Maturity Date and (ii) the Termination Date.

Section 2. Principal Repayment. The outstanding Principal Amount of this Note, together with all interest accrued and unpaid thereon and all other charges provided for herein, shall be due and payable in full on the date that is the thirteen month (13) month anniversary of the Issuance Date (or if such date is not a Business Day, the preceding Business Day, the “Maturity Date”). “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Toronto, Ontario, Canada, Vancouver, British Columbia, Canada or in the State of California, United States of America.

Section 3. Payments. Notwithstanding anything to the contrary herein, Maker or its designee may prepay this Note at any time without penalty or premium, provided that prior to prepayment the Maker provides Holder with ten (10) Business Days’ notice to permit Holder to convert the Note pursuant to Section 5 hereof and, if not so converted, all amounts paid toward the satisfaction of this Note shall be applied first to the payment of accrued but unpaid interest and then to the retirement of the Principal Amount. All payments on the Transaction Notes shall be made pari passu and pro rata among all the Transaction Notes based upon the outstanding principal amount of each such Transaction Note with respect to the total outstanding principal and accrued interest amount of all Transaction Notes.

Section 4. Waiver Regarding Notice. Maker waives presentment, demand and presentation for payment, protest and notice of protest, and, except as otherwise specifically provided herein, any other notices of whatever kind or nature, bringing of suit and diligence in taking any action to collect any sums owing hereunder. From time to time, without in any way affecting the obligation of Maker to pay the outstanding principal balance of this Note and any interest accrued thereon and fully to observe and perform the covenants and obligations of Maker under this Note, without affecting any other duties and obligations of Maker under this Note, without giving notice to, or obtaining the consent of, Maker, and without any liability whatsoever on the part of Holder, Holder may, at its option, extend the time for payment of interest hereon and/or principal of this Note, reduce the payments hereunder, release anyone liable on this Note, accept a renewal of this Note, join in any extension or subordination, or exercise any right or election hereunder. No one or more of such actions shall constitute a novation or operate to release any party liable for or under this Note, either as Maker or otherwise.

Section 5. Optional Conversion. At any time prior to the earlier date to occur of (a) the Maturity Date and the (b) Termination Date:

(a)    Holder may convert all or any portion of the then outstanding Note Balance into fully paid common shares in the capital of Maker (“Common Shares”), based on a conversion price of US$10.00 per Common Share (the “Conversion Price”). Before Holder shall be entitled to convert this Note into Common Shares, it shall surrender this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to Maker whereby Holder agrees to indemnify Maker from any loss incurred by it in connection with this Note) and give written notice to Maker at its principal corporate office of the election to convert the same pursuant to this Section 5, and shall state therein the amount of the outstanding Note Balance of this Note to be converted. The date on which Holder satisfies the foregoing requirements is the “Conversion Date.” As soon as practicable after the Conversion Date and in any event within five (5) Business Days thereof, Maker shall deliver to Holder a certificate for or a book-entry notation of the number of whole Common Shares issuable upon the conversion.

(b)    Holder shall be deemed to be a shareholder of record on the Conversion Date; provided that no surrender of this Note on any date when the share transfer books of Maker shall be closed shall be effective to constitute the person entitled to receive the Common Shares upon such conversion as the record holder of such Common Shares on such date, but such surrender shall be effective to constitute the person entitled to receive such Common Shares as the record holder thereof for all purposes at the close of business on the next succeeding day on which such share transfer books are open (subject to the other provisions of this Section 5).

(c)    Upon surrender of this Note if converted in part, Maker shall execute and deliver to Holder a new Note equal in principal amount to the unconverted portion of the Note surrendered.

(d)    All Common Shares delivered upon conversion of this Note shall be duly and validly issued and fully paid, shall be free from preemptive rights and free of any lien or adverse claim, and shall have the same rights as all of the other outstanding shares of Maker’s Common Shares. Maker will endeavor promptly to comply with all applicable securities laws regulating the offer and delivery of Common Shares upon conversion of this Note, if any.

(e)    If any of the following shall occur:

(i)	any reclassification or change of outstanding Common Shares;

2

(ii)

any consolidation, combination, merger or share exchange to which Maker is a party other than a merger in which Maker is the continuing corporation and which does not result in any reclassification of, or change in, outstanding Common Shares; or

(iii)	any sale or conveyance of all or substantially all of the assets or property of Maker;

then Holder shall have the right to convert this Note into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, share exchange, sale or conveyance by a holder of the number of Common Shares deliverable upon conversion of this Note immediately prior to such reclassification, change, consolidation, merger, share exchange, sale or conveyance.

Section 6. Events of Default. Each of the following shall constitute an event of default hereunder (each an “Event of Default”):

(a)    Maker’s failure to make any required payment of principal or interest under this Note, or any other amount due and payable under this Note on or before the date on which such payment is due under this Note;

(b)    Maker’s failure to perform any other obligation required under this Note, and the continuation of such failure for a period of thirty (30) days after Holder gives Maker written notice of such failure to perform; and

(c)    Maker’s general assignment for the benefit of creditors, or the commencement by or against Maker of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of Maker’s debts or similar action under any law relating to bankruptcy, or reorganization, relief of debtors or similar law, or seeking appointment of a receiver, trustee, custodian, or other similar official for Maker or for all or any substantial part of Maker’s assets.

Section 7. Acceleration. Upon the occurrence of an Event of Default pursuant to Section 6(c), the outstanding Note Balance owed by Maker to Holder, shall become and be immediately due and payable without any declaration or other act on the part of Holder. Upon the occurrence of an Event of Default pursuant to Section 6 (other than Section 6(c)), Holder may take any or all of the following actions at the same or different time: (a) declare the outstanding Note Balance owed by Maker to Holder to be immediately due and payable in whole or in part, in which case the Note Balance not so declared to be due and payable may thereafter be declared to be due and payable (if declared due in “in whole” or an Event of Default pursuant to Section 6(c), such date, the “Termination Date”) and (c) exercise any other rights and remedies, including remedies pursuant to Section 8.

Section 8. Remedies.

(a)    General. Upon the occurrence of an Event of Default, Holder may avail itself of any legal or equitable rights which Holder may have at law or in equity or under this Note, including, but not limited to, the right to accelerate the indebtedness due under this Note as described in the preceding Section. The remedies of Holder as provided herein shall be distinct and cumulative, and may be pursued singly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise. Failure to exercise any of the foregoing options upon the occurrence of an Event of Default shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other Event of Default, and no single or partial exercise of

3

any right or remedy shall preclude other or further exercise of the same or any other right or remedy. Holder shall have no duty to exercise any or all of the rights and remedies herein provided or contemplated. Upon the occurrence of an Event of Default, Maker shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

Section 9. Covenant. For so long as any principal and interest remains outstanding under the Transaction Notes, without the prior written consent of holders of at least fifty percent (50%) of the then outstanding principal and accrued interest amount under all the Transaction Notes (the “Requisite Holders”), Maker shall not create, incur, assume or guaranty, or agree to create, incur, assume or guaranty any indebtedness for borrowed money that is senior to, or pari passu, with the payment obligations of Maker under the Transaction Notes, nor shall Maker grant any security interest, lien or encumbrance, or permit to exist any security interest, lien or encumbrance over the assets (tangible or intangible) of Maker, in each case that secures any indebtedness for borrowed money; provided, that the consent of the Requisite Holders shall not be required if all outstanding principal amounts under the Transaction Notes (including any accrued but unpaid interest thereon) are paid in full prior to or substantially concurrent with the incurrence of such indebtedness or such security interest, lien or encumbrance.

Section 10. Representations and Warranties. Maker hereby represents and warrants on the Issuance Date that:

(a)    the execution, delivery and performance by Maker of this Note are within Maker’s corporate powers, have been duly authorized by all necessary corporate action, require no authorization, approval or other action by, and no notice to or filing with, any governmental or regulatory body, agency or official, and do not contravene, or constitute a default under, any provision of law or regulation applicable to Maker or of its organizational documents, or of any agreement under which debt may be incurred or any other material agreement, judgment, injunction, order, decree or other instrument binding upon Maker or result in the creation or imposition of any lien on any asset of Maker; and

(b)    this Note constitutes a valid and binding obligation of Maker, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally from time to time in effect and (ii) equitable principles of general applicability.

Section 11. Successors and Assigns. This Note shall be binding upon the parties hereto and their respective successors and assigns including all persons who become bound as a Maker to this Note. No Holder shall, without the prior written consent of Maker, assign any right, duty or obligation hereunder.

Section 12. Governing Law. The provisions of this Note shall be governed and construed according to the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

Section 13. JURISDICTION; WAIVER OF JURY TRIAL. ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY IN NEW CASTLE COUNTY, AND THE PARTIES HERETO HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY

4

SUCH SUIT, ACTION OR PROCEEDING IN SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON MAKER OR HOLDER ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF SUCH COURT. MAKER AND HOLDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14. No Waiver. Neither any course of dealing by Holder nor any failure or delay on its part to exercise any right, power or privilege hereunder shall operate as a waiver of any right or remedy of Holder hereunder unless said waiver is in writing and signed by Holder, and then only to the extent specifically set forth in said writing. A waiver as to one event shall not be construed as a continuing waiver by Holder or as a bar to or waiver of any right or remedy by Holder as to any subsequent event. This Note cannot be changed, modified, discharged or terminated by oral agreement.

Section 15. Notices.

(a)    All notices hereunder shall be in writing and shall either be hand delivered, with receipt therefor, or sent by Federal Express or similar courier, with receipt therefor, or by certified or registered mail, postage prepaid, return receipt requested, as follows:

If to Maker:	Subversive Capital Acquisition Corp. 135 Grand Street, 2nd Floor New York, NY 10013 Attention: Leland Hensch Email: leland@subversivecapital.com
With copy to:	Paul Hastings LLP 200 Park Avenue New York, NY 10166 Attention: Barry A. Brooks Email: barrybrooks@paulhastings.com
If to Holder:	Attention: [ ] Email: [ ]
With copy to:	Attention: [ ] Email: [ ]

5

Notices shall be effective when received; provided, however, that if any notice sent by courier or by certified or registered mail is returned as undeliverable, such notice shall be deemed effective when mailed or given to such courier.

(b)    Any of the foregoing persons may change the address to which notices are to be delivered to it hereunder by giving written notice to the others as provided in this Section 15.

Section 16. Severability. In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, (a) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 17. Amendments. This Note may be amended or modified, and any term or provision hereof may be waived or departure therefrom consented or approved (either generally or in a particular instance and either retroactively or prospectively), only upon the written consent of Maker and the Requisite Holders; provided, however, that no such amendment, waiver or consent shall (i) reduce the Principal Amount of this Note, (ii) reduce the rate of interest of this Note or (iii) modify the Conversion Price of this Note, in each case without Holder’s written consent.

Section 18. No Lock-Up. The Common Shares issuable upon conversion of this Note shall be exempt from the provisions of Section 1.10 of that certain Shareholder Support Agreement, dated as of November [    ], 2020, by and among Maker, the persons set forth on Schedule I thereto and Left Coast Ventures, Inc.

Section 19. Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Execution Page Follows]

6

IN WITNESS WHEREOF, Maker and Holder have executed this Note on this          day of                     , 2020.

MAKER:
SUBVERSIVE CAPITAL
ACQUISITION CORP.

By:
Name:
Title:

HOLDER:
[ ]

By:
Name:
Title:

EXHIBIT D-2

FORM OF SUBVERSIVE-SISU NOTE

See attached.

THIS NOTE IS NOT MEANT TO BE CONSTRUED AS A SECURITY. ACCORDINGLY, THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND NO SECURITIES ARE BEING OFFERED AND/OR SOLD IN RELIANCE ON EXCLUSIONS OR EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS. THIS NOTE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

US$7,500,000.00	Issuance Date: [●], 20[20/21]

FOR VALUE RECEIVED, the undersigned, Subversive Capital Acquisition Corp., a corporation existing under the laws of the Province of British Columbia (“Maker”), hereby, promises to pay to the order of John Figueiredo, in his capacity as the Representative under the Merger Agreement referenced below for the benefit of the Company Members and his permitted assignees (“Holder”) of this Promissory Note (this “Note”) the principal sum of US$7,500,000.00 or so much thereof as from time to time shall remain unpaid (“Principal Amount”), together with all accrued interest on such outstanding and unpaid balance (such balance plus any interest, the “Note Balance”), in accordance with the terms and provisions of this Note.

This Note is being issued to the Holder pursuant to that certain Agreement and Plan of Merger, made and entered into as of November 24, 2020 (the “Merger Agreement”), by and among Left Coast Ventures, Inc., a Delaware corporation, LCV Holdings 710, LLC, a California limited liability company and an indirect wholly owned subsidiary of Parent, Sisu Extraction, LLC, a California limited liability company, and John Figueiredo, an individual, as representative of the Company Members. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement. This Note is being initially issued by Maker to Holder in reliance upon the appointment of Holder by the Company Members as the Representative as provided in Section 10.14 thereof (this Note, together with all promissory notes issued to the Company Members pursuant to the assignment of this Note as provided by Section 11 hereof (the “Member Notes”). This Note is being issued as part of a series of similar convertible notes of comparable terms all being issued by Maker on or about the date hereof in an aggregate principal amount of up to $[         ] (collectively, and together with this Note and the Member Notes, the “Transaction Notes”).

Section 1. Interest Payments. Interest on the Principal Amount shall accrue from and after the Issuance Date at the rate per annum equal to: (a) twelve percent (12%) from (and including) the Issuance Date to (but excluding) the nine (9) month anniversary of the Issuance Date, and (b) fifteen percent (15%) from (and including) the nine (9) month anniversary of the Issuance Date until payment in full of the outstanding Principal Amount. Payments of interest hereunder shall be payable in cash, be in lawful money of the United States of America, on the earlier of (i) the Maturity Date and (ii) the Termination Date.

Section 2. Principal Repayment. The outstanding Principal Amount of this Note, together with all interest accrued and unpaid thereon and all other charges provided for herein, shall be due and payable in full on the date that is the thirteen month (13) month anniversary of the Issuance Date (or if such date is not a Business Day, the preceding Business Day, the “Maturity Date”). “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Toronto, Ontario, Canada, Vancouver, British Columbia, Canada or in the State of California, United States of America.

Section 3. Payments. Notwithstanding anything to the contrary herein, Maker or its designee may prepay this Note at any time without penalty or premium, provided that prior to prepayment the Maker provides Holder with ten (10) Business Days’ prior notice to permit Holder to convert the Note pursuant to Section 5 hereof and, if not so converted, all amounts paid toward the satisfaction of this Note shall be applied first to the payment of accrued but unpaid interest and then to the retirement of the Principal Amount. All payments of accrued but unpaid interest and Principal Amount of this Note shall be made to [such Company Members, in such manner and in such amounts as directed by]1 the Holder. All payments on the Transaction Notes shall be made pari passu and pro rata among all the Transaction Notes based upon the outstanding principal amount of each such Transaction Note with respect to the total outstanding principal and accrued interest amount of all Transaction Notes.

Section 4. Waiver Regarding Notice. Maker waives presentment, demand and presentation for payment, protest and notice of protest, and, except as otherwise specifically provided herein, any other notices of whatever kind or nature, bringing of suit and diligence in taking any action to collect any sums owing hereunder. From time to time, without in any way affecting the obligation of Maker to pay the outstanding principal balance of this Note and any interest accrued thereon and fully to observe and perform the covenants and obligations of Maker under this Note, without affecting any other duties and obligations of Maker under this Note, without giving notice to, or obtaining the consent of, Maker, and without any liability whatsoever on the part of Holder, Holder may, at its option, extend the time for payment of interest hereon and/or principal of this Note, reduce the payments hereunder, release anyone liable on this Note, accept a renewal of this Note, join in any extension or subordination, or exercise any right or election hereunder. No one or more of such actions shall constitute a novation or operate to release any party liable for or under this Note, either as Maker or otherwise.

Section 5. Optional Conversion. At any time prior to the earlier date to occur of (a) the Maturity Date and the (b) Termination Date:

(a)    Holder may[, on behalf of one or more Company Members,]2 convert all or any portion the then outstanding Note Balance into fully paid common shares in the capital of Maker (“Common Shares”), based on a conversion price of US$10.00 per Common Share, as adjusted as set forth herein (the “Conversion Price”). Before Holder shall be entitled to convert this Note into Common Shares, it shall surrender this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to Maker whereby Holder agrees to indemnify Maker from any loss incurred by it in connection with this Note) and give written notice to Maker at its principal corporate office of the election to convert the same pursuant to this Section 5, and shall state therein the amount of the outstanding Note Balance of this Note to be converted[ and the Company Member or Company Members to whom such Common Shares should be issued]3 (the “Converting Company Member(s)”). The date on which Holder satisfies the foregoing requirements is the “Conversion Date.” As soon as practicable after the Conversion Date and in any event within five (5) Business Days thereof, Maker shall deliver to each such Converting Company Member a certificate for or a book-entry notation of the number of whole Common Shares issuable upon the conversion.

[1]	NTD: To be deleted if Note is assigned pro rata to Company Members.
[2]	NTD: To be deleted if Note is assigned pro rata to Company Members.
[3]	NTD: To be deleted if Note is assigned pro rata to Company Members.

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(b)    Each Converting Company Member shall be deemed to be a shareholder of record on the Conversion Date; provided that no surrender of this Note on any date when the share transfer books of Maker shall be closed shall be effective to constitute the person entitled to receive the Common Shares upon such conversion as the record holder of such Common Shares on such date, but such surrender shall be effective to constitute the person entitled to receive such Common Shares as the record holder thereof for all purposes at the close of business on the next succeeding day on which such share transfer books are open (subject to the other provisions of this Section 5).

(c)    Upon surrender of this Note if converted in part, Maker shall execute and deliver to Holder a new Note equal in principal amount to the unconverted portion of the Note surrendered.

(d)    All Common Shares delivered upon conversion of this Note shall be duly and validly issued and fully paid, shall be free from preemptive rights and free of any lien or adverse claim, and shall have the same rights as all of the other outstanding shares of Maker’s Common Shares. Maker will endeavor promptly to comply with all applicable securities laws regulating the offer and delivery of Common Shares upon conversion of this Note, if any.

(e)    If any of the following shall occur:

(i)	any reclassification or change of outstanding Common Shares;

(ii)

any consolidation, combination, merger or share exchange to which Maker is a party other than a merger in which Maker is the continuing corporation and which does not result in any reclassification of, or change in, outstanding Common Shares; or

(iii)	any sale or conveyance of all or substantially all of the assets or property of Maker;

then Holder[, on behalf of the Company Members,]4 shall have the right to convert this Note into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, share exchange, sale or conveyance by a holder of the number of Common Shares deliverable upon conversion of this Note immediately prior to such reclassification, change, consolidation, merger, share exchange, sale or conveyance.

(f)    If, while this Note remains outstanding, the Maker shall split, subdivide or combine the securities as to which conversion rights under this Note exist into a different number of securities of the same class, the Conversion Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

[4]	NTD: To be deleted if Note is assigned pro rata to Company Members.

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Section 6. Covenant. For so long as any principal and interest remains outstanding under the Transaction Notes, without the prior written consent of holders of at least fifty percent (50%) of the then outstanding principal and accrued interest amount under all the Transaction Notes (the “Requisite Holders”), Maker shall not create, incur, assume or guaranty, or agree to create, incur, assume or guaranty, any indebtedness for borrowed money that is senior to, or pari passu, with the payment obligations of Maker under the Transaction Notes, nor shall Maker grant any security interest, lien or encumbrance, or permit to exist any security interest, lien or encumbrance over the assets (tangible or intangible) of the Maker, in each case that secures any indebtedness for borrowed money; provided, that such consent of the Requisite Holders shall not be required if all outstanding principal amounts under the Transaction Notes (including accrued but unpaid interest thereon) are paid in full prior to or substantially concurrent with the incurrence of such indebtedness or such security interest, lien or encumbrance.

Section 7. Events of Default. Each of the following shall constitute an event of default hereunder (each an “Event of Default”):

(a)    Maker’s failure to make any required payment of principal or interest under this Note, or any other amount due and payable under this Note on or before the date on which such payment is due under this Note;

(b)    Maker’s failure to perform any other obligation required under this Note, and the continuation of such failure for a period of thirty (30) days after Holder gives Maker written notice of such failure to perform; and

(c)    Maker’s general assignment for the benefit of creditors, or the commencement by or against Maker of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of Maker’s debts or similar action under any law relating to bankruptcy, or reorganization, relief of debtors or similar law, or seeking appointment of a receiver, trustee, custodian, or other similar official for Maker or for all or any substantial part of Maker’s assets.

Section 8. Acceleration. Upon the occurrence of an Event of Default pursuant to Section 7(c), the outstanding Note Balance owed by Maker to Holder, shall become and be immediately due and payable without any declaration or other act on the part of Holder. Upon the occurrence of an Event of Default pursuant to Section 7 (other than Section 7(c)), Holder may take any or all of the following actions at the same or different time: (a) declare the outstanding Note Balance owed by Maker to Holder to be immediately due and payable in whole or in part, in which case the Note Balance not so declared to be due and payable may thereafter be declared to be due and payable (if declared due in “in whole” or an Event of Default pursuant to Section 7(c), such date, the “Termination Date”) and (c) exercise any other rights and remedies, including remedies pursuant to Section 9.

Section 9. Remedies.

(a)    General. Upon the occurrence of an Event of Default, Holder may avail itself of any legal or equitable rights which Holder may have at law or in equity or under this Note, including, but not limited to, the right to accelerate the indebtedness due under this Note as described in the preceding Section. The remedies of Holder as provided herein shall be distinct and cumulative, and may be pursued singly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise. Failure to exercise any of the foregoing options upon the occurrence of an Event of Default shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other Event of Default, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy. Holder shall have no duty to exercise any or all of the rights and remedies herein provided or contemplated. Upon the occurrence of an Event of Default, Maker shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

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Section 10. Representations and Warranties. Maker hereby represents and warrants on the Issuance Date that:

(a)    the execution, delivery and performance by Maker of this Note are within Maker’s corporate powers, have been duly authorized by all necessary corporate action, require no authorization, approval or other action by, and no notice to or filing with, any governmental or regulatory body, agency or official, and do not contravene, or constitute a default under, any provision of law or regulation applicable to Maker or of its organizational documents, or of any agreement under which debt may be incurred or any other material agreement, judgment, injunction, order, decree or other instrument binding upon Maker or result in the creation or imposition of any lien on any asset of Maker; and

(b)    this Note constitutes a valid and binding obligation of Maker, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally from time to time in effect and (ii) equitable principles of general applicability.

Section 11. Successors and Assigns. This Note shall be binding upon the parties hereto and their respective successors and assigns including all persons who become bound as a Maker to this Note. No Holder shall, without the prior written consent of Maker, assign any right, duty or obligation hereunder; provided, however, that Representative as the initial Holder of this Note may, upon written notice to Maker, assign to each Company Member his, her or its pro rata interest in the Note Balance in such Note as directed by the Representative, and upon such assignment the Maker shall, upon surrender of this Note, issue to each Company Member a new Note of identical tenor with a Principal Amount equal to such Company Member’s pro rata interest of the Note Balance.

Section 12. Governing Law. The provisions of this Note shall be governed and construed according to the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

Section 13. JURISDICTION; WAIVER OF JURY TRIAL. ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY IN NEW CASTLE COUNTY, AND THE PARTIES HERETO HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON MAKER OR HOLDER ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF SUCH COURT. MAKER AND HOLDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 14. No Waiver. Neither any course of dealing by Holder nor any failure or delay on its part to exercise any right, power or privilege hereunder shall operate as a waiver of any right or remedy of Holder hereunder unless said waiver is in writing and signed by Holder, and then only to the extent specifically set forth in said writing. A waiver as to one event shall not be construed as a continuing waiver by Holder or as a bar to or waiver of any right or remedy by Holder as to any subsequent event.

This Note cannot be changed, modified, discharged or terminated by oral agreement.

Section 15. Notices.

(a)    All notices hereunder shall be in writing and shall either be hand delivered, with receipt therefor, or sent by Federal Express or similar courier, with receipt therefor, or by certified or registered mail, postage prepaid, return receipt requested, as follows:

If to Maker:	Subversive Capital Acquisition Corp. 135 Grand Street, 2nd Floor New York, NY 10013 Attention: Leland Hensch Email: leland@subversivecapital.com
With copy to:	Paul Hastings LLP 200 Park Avenue New York, NY 10166 Attention: Barry A. Brooks Email: barrybrooks@paulhastings.com
If to Holder:	John Figueiredo, Representative 112 W 3rd Street, Suite F Eureka, CA 95501 Email: john@johnfirueiredo.com
With copy to:	Law Offices of Jason R. Wisniewski 2372 Morse Avenue, #946 Irvine, CA 92614 Attn: Jason R. Wisniewski E-mail: jason@jrwlawoffices.com

Notices shall be effective when received; provided, however, that if any notice sent by courier or by certified or registered mail is returned as undeliverable, such notice shall be deemed effective when mailed or given to such courier.

(b)    Any of the foregoing persons may change the address to which notices are to be delivered to it hereunder by giving written notice to the others as provided in this Section 15.

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Section 16. Severability. In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, (a) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 17. Amendments. This Note may be amended or modified, and any term or provision hereof may be waived or departure therefrom consented or approved (either generally or in a particular instance and either retroactively or prospectively), only upon the written consent of Maker and the Requisite Holders; provided, however, that no such amendment, waiver or consent shall (i) reduce the Principal Amount of this Note, (ii) reduce the rate of interest of this Note or (iii) modify the Conversion Price, in each case without Holder’s written consent.

Section 18. No Lock-Up. The Common Shares issuable upon conversion of this Note shall be exempt from the provisions of Section 7.2 of the Merger Agreement.

Section 19. Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Execution Page Follows]

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IN WITNESS WHEREOF, Maker and Holder have executed this Note on this          day of                     , 2020.

MAKER:
SUBVERSIVE CAPITAL
ACQUISITION CORP.

By:
Name:
Title:

HOLDER:
JOHN FIGUEIREDO, AS REPRESENTATIVE

John Figueiredo